UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.   )

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The Clorox Company

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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THE CLOROX COMPANY

Notice of 2003 Annual Meeting
Proxy Statement
and
Annual Financial Statements

Annual Meeting of
Stockholders

November 19, 2003

THE CLOROX COMPANY

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON NOVEMBER 19, 2003

The Annual Meeting of Stockholders of The Clorox Company, a Delaware corporation (the “Company”), will be held at 9:00 a.m. on Wednesday, November 19, 2003, at the offices of the Company, 1221 Broadway, Oakland, California 94612-1888, for the following purposes:

1.	To elect a board of twelve directors to hold office until the next annual election of directors;

2.	To approve The Clorox Company Independent Directors’ Stock-Based Compensation Plan;

3.	To ratify the selection of Ernst & Young LLP, certified public accountants, for the fiscal year ending June 30, 2004; and

4.	To transact such other business as may properly come before the meeting or any adjournment thereof.

The board of directors has fixed the close of business on September 22, 2003 as the record date for determining the stockholders entitled to notice of, and to vote at, the meeting and any adjournment thereof. A list of such stockholders will be available at the time and place of the meeting and, during the ten days prior to the meeting, at the office of the Secretary of the Company at 1221 Broadway, Oakland, California.

Only stockholders and persons holding proxies from stockholders may attend the meeting. If your shares are registered in your name, you should bring a form of identification to the meeting. If your shares are held in the name of a broker, trust, bank or other nominee, you will need to bring a proxy or letter from that broker, trust, bank or nominee that confirms you are the beneficial owner of those shares.

A copy of the Company’s annual report for the fiscal year ended June 30, 2003 is included with this mailing.

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THIS MEETING. EVEN IF YOU PLAN TO ATTEND THE MEETING, WE HOPE THAT YOU WILL READ THE ENCLOSED PROXY STATEMENT AND THE VOTING INSTRUCTIONS ON THE ENCLOSED PROXY CARD, AND THEN VOTE (1) BY COMPLETING, SIGNING, DATING AND MAILING THE PROXY CARD IN THE ENCLOSED POSTAGE PRE-PAID ENVELOPE, OR (2) BY CALLING THE TOLL-FREE NUMBER LISTED ON THE PROXY CARD, OR (3) VIA THE INTERNET AS INDICATED ON THE PROXY CARD. THIS WILL NOT LIMIT YOUR RIGHT TO ATTEND OR VOTE AT THE MEETING.

By Order of the Board of Directors

Peter D. Bewley,
Senior Vice President — General Counsel
and Secretary

October 6, 2003

THE CLOROX COMPANY
1221 Broadway
Oakland, California 94612

PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation of proxies by the board of directors of The Clorox Company, a Delaware corporation (the “Company”), for use at the Annual Meeting of Stockholders of the Company, to be held at 9:00 a.m. on November 19, 2003 at the above offices of the Company (the “Annual Meeting”).

This proxy statement and the accompanying proxy are first being sent or given to stockholders on or about October 6, 2003. The costs of this proxy solicitation are borne by the Company.

THE PROXY

A stockholder giving the enclosed proxy may revoke it at any time before it is used by giving written notice of revocation to the Secretary of the Company or by voting in person at the Annual Meeting.

VOTING AT THE ANNUAL MEETING

The only voting securities of the Company are its shares of Common Stock, of which 211,701,321 shares were outstanding and entitled to vote at the close of business on September 22, 2003. Only stockholders of record at the close of business on September 22, 2003 are entitled to vote at the Annual Meeting. The holders of the Common Stock are entitled to one vote per share on each matter submitted to a vote of stockholders.

The holders of a majority of the issued and outstanding Common Stock, present in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting or any adjournment thereof. Abstentions and broker non-votes are counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Abstentions are not counted as votes cast on the proposed election of directors but will have the same legal effect as a vote against the proposed approval of The Clorox Company Directors’ Stock-Based Compensation Plan and the ratification of the appointment of independent auditors. Broker non-votes are not counted as votes cast on any matter to which they relate.

PROPOSAL NO. 1:
NOMINEES FOR ELECTION AS DIRECTORS

At the Annual Meeting, twelve persons will be elected as members of the board of directors, each for a one-year term. The Nominating and Governance Committee of the board of directors has nominated the twelve persons listed below for election at the Annual Meeting. All of such nominees were elected at the Company’s Annual Meeting of Stockholders held on November 20, 2002, except for Mr. Johnston, who was elected a director effective July 1, 2003. The proxies given to the proxyholders will be voted or not voted as directed and, if no direction is given, will be voted FOR these twelve nominees. The board of directors knows of no reason why any of these nominees should be unable or unwilling to serve. However, if for any reason any nominee should be unable or unwilling to serve, the proxies will be voted for the election of such other person to the office of director as the board of directors may nominate in the place of such nominee. Directors will be elected by a plurality of the shares represented and voting at the meeting.

Certain information with respect to each nominee appears on the following pages, including age, period or periods served as a director, position (if any) with the Company, business experience during at least the past five years and directorships of other publicly-owned corporations. Ages are as of July 31, 2003.

Name, Principal Occupation And Other Information	Director Since

DANIEL BOGGAN, JR. Retired Senior Vice President, the National Collegiate Athletic Association.	1990

Mr. Boggan served as senior vice president of the National Collegiate Athletic Association from 1996 through his retirement in August 2003, after having been group executive director for education services for the National Collegiate Athletic Association since November 1994. Previously, he had been vice chancellor for business and administrative services at the University of California at Berkeley since 1986. Prior to that, he served several cities and two counties as a senior manager. Mr. Boggan is a director of Payless Shoesource, Inc. and serves on various local boards. Age: 57.

TULLY M. FRIEDMAN Chairman and Chief Executive Officer, Friedman Fleischer & Lowe LLC.	1997

Mr. Friedman is the chairman and chief executive officer of Friedman Fleischer & Lowe LLC (a private investment firm). Prior to forming Friedman Fleischer & Lowe, Mr. Friedman was a founding partner of Hellman & Friedman (a private investment firm) and a managing director of Salomon Brothers, Inc. He is a director of Advanced Career Technologies, Inc., Archimedes Technology Group, Brand Farm, Inc., CapitalSource, LLC, Mattel, Inc., and Tempur World Inc.. He is also a member of the executive committee, a trustee, and the treasurer of the American Enterprise Institute. Age: 61.

CHRISTOPH HENKEL Vice-Chairman of the Shareholders’ Committee, Henkel KGaA.	2000
Mr. Henkel is a vice-chairman of the shareholders’ committee of Henkel KGaA, Düsseldorf, Germany (a manufacturer of household products, cosmetics/toiletries, adhesives and surface technologies products). He is currently general partner of Dunton LLC and Page One LLC, both real estate development firms. His business experience includes general management positions at Interpublic Company, Nestle S.A. and Henkel KGaA. He is a member of the Henkel family, which controls Henkel KGaA, and is nominated pursuant to an understanding between the Company and Henkel KGaA (see Certain Relationships and Transactions, page 8 below). Age: 45.

Name, Principal Occupation And Other Information	Director Since

WILLIAM R. JOHNSON Chairman, President and Chief Executive Officer, H.J. Heinz Company.	2001

Mr. Johnson is chairman, president and chief executive officer of H.J. Heinz Company (a leading food processor). Mr. Johnson was named president and CEO of Heinz in April 1998 and assumed the additional role of chairman in September 2000. Mr. Johnson serves as a director of Grocery Manufacturers of America. Age: 54.

GERALD E. JOHNSTON President and Chief Executive Officer of the Company.	2003

G. E. Johnston was elected president and chief executive officer effective July 2003. He joined the Company in July 1981 as regional sales manager — special markets. He was vice president — corporate development from June 1992 through November 1993, vice president — Kingsford Products from November 1993 through June 1996, group vice president from July 1996 through January 1999 and president and chief operating officer from January 1999 through June 2003. Mr. Johnston is a director of Del Monte Foods Company. Age: 56.

ROBERT W. MATSCHULLAT Former Vice Chairman and Chief Financial Officer of The Seagram Company Ltd.	1999

Mr. Matschullat was the vice chairman and chief financial officer of The Seagram Company Ltd. (a global company engaging in two business segments: entertainment and spirits and wine) until his relinquishment of his position as chief financial officer in December 1999 and retirement from his position as vice chairman in June 2000. Prior to joining The Seagram Company Ltd. in 1995, Mr. Matschullat served as head of worldwide investment banking for Morgan Stanley & Co. Incorporated, and was one of six management members of the Morgan Stanley Group board of directors. He is a director of The Walt Disney Company and McKesson Incorporated. Age: 55.

Name, Principal Occupation And Other Information	Director Since

GARY G. MICHAEL Retired Chairman of the Board and Chief Executive Officer of Albertson’s, Inc.	2001

Mr. Michael was the chairman of the board and chief executive officer of Albertson’s, Inc. (a leading grocery retailer) from 1991 until his retirement in April 2001. He is a director of Questar, Inc., Boise Cascade Corporation, Harrah’s Entertainment, Inc. and Idacorp. He is the interim president of the University of Idaho. Age: 63.

KLAUS MORWIND Executive Vice President, Personally Liable Associate, and Member of Management Board, Henkel KGaA.	1995

Dr. Morwind is executive vice president, personally liable associate and a member of the management board of Henkel KGaA, Düsseldorf, Germany (a manufacturer of household products, cosmetics/toiletries, adhesives and surface technologies products). He joined Henkel KGaA in 1969 and held several management positions before assuming his current responsibility. Dr. Morwind is nominated pursuant to an understanding between the Company and Henkel KGaA (see Certain Relationships and Transactions, page 8 below). Age: 60.

JAN L. MURLEY Former Group Vice President — Marketing, Hallmark Cards, Inc.	2001

Ms. Murley became group vice president — marketing of Hallmark Cards, Inc. (a publisher of greeting cards and related gifts) in September 1999 and resigned from that position in September 2002. Prior to that, she was employed by Procter & Gamble for over 20 years, most recently as vice president for skin care and personal cleansing products. Age: 52.

Name, Principal Occupation And Other Information	Director Since

LARY R. SCOTT Retired Executive Vice President, Arkansas Best Corporation.	1989
Mr. Scott was executive vice president of Arkansas Best Corporation (a holding company with a multi-industry composition) from January 1996 until his retirement in February 2002. Previously, he had been chairman and chief executive officer of WorldWay Corporation from May 1993 until January 1996. Prior to that, Mr. Scott was president and chief executive officer of Consolidated Freightways, Inc. (a worldwide transportation company). Age: 67.

MICHAEL E. SHANNON President MEShannon & Associates, Inc.	2001
Mr. Shannon is president of MEShannon & Associates, Inc. (a private firm specializing in corporate finance and investment). Previously, he had been the chairman of the board and chief financial and administrative officer of Ecolab, Inc. (a Fortune 500 specialty chemical company) from 1996 until his retirement in January 2000. Prior to that, Mr. Shannon held senior management positions with Ecolab, Inc., Republic Steel and Gulf Oil Corp. Mr. Shannon serves as a director of CenterPoint Energy, Inc., Apogee Enterprises, Retriever Payment Systems, Pressure Systems, Inc., and NACCO Industries, Inc. Mr. Shannon is nominated pursuant to an understanding between the Company and Henkel KGaA (see Certain Relationships and Transactions, page 8 below). Age: 66.

G. CRAIG SULLIVAN Chairman of the Board of the Company.	1992
Mr. Sullivan has been chairman of the board and chief executive officer of the Company since July 1, 1992. Previously, he was vice chairman and chief executive officer (May–June, 1992); group vice president (1989–1992); vice president — household products (1984–1989); and vice president — food service products (1981–1984). He joined the Company in 1971. Mr. Sullivan is a director of Levi Strauss & Co. and Mattel, Inc. Age: 63.

ORGANIZATION OF THE BOARD OF DIRECTORS

The board of directors has established five standing committees: the Executive Committee, the Finance Committee, the Audit Committee, the Nominating and Governance Committee and the Employee Benefits and Management Compensation Committee. The Finance, Audit, Nominating and Governance, and Employee Benefits and Management Compensation Committees consist only of non-management, independent directors.

Executive Committee.  The Executive Committee, consisting of directors Friedman, Henkel, Matschullat, Michael, Shannon and Sullivan, is delegated all of the powers of the board of directors except certain powers reserved by law to the full board. In addition to being available to meet between regular board meetings on occasions when board action is required but the convening of a full board is impracticable, the Executive Committee is authorized to handle special assignments as requested from time to time by the board. The Executive Committee held no meetings during fiscal year 2003.

Finance Committee.  The Finance Committee consists of directors Boggan, Friedman, Matschullat, Morwind, Murley and Shannon and, working with the Company’s finance and operating personnel, considers and recommends to the board major financial policies and actions of the Company. The Finance Committee held 4 meetings during fiscal year 2003.

Audit Committee.  The Audit Committee, composed of directors Johnson, Matschullat, Michael, and Scott, is the principal link between the board and the Company’s independent public accountants. The Audit Committee operates in accordance with a charter under which it makes recommendations to the board regarding selection and employment of the Company’s independent auditors and, working with the Company’s internal and external auditors, monitors internal audit and control procedures. The Audit Committee held 10 meetings during fiscal year 2003. The Charter of the Audit Committee is attached as Appendix A to this proxy statement.

Nominating and Governance Committee.  Directors Boggan, Henkel, Michael, and Murley are members of the Nominating and Governance Committee. The Nominating and Governance Committee identifies and recommends to the board of directors prospective candidates to be considered as nominees for election to the board. The Nominating and Governance Committee will consider board nominee recommendations by stockholders which are submitted in writing to the Company’s secretary, together with biographical and business experience information regarding the nominee and other information that is required by Article I, Section 11 of the Company’s bylaws. The Nominating and Governance Committee is also responsible for reviewing and recommending to the board changes in the Company’s corporate governance principles. The Nominating and Governance Committee held 2 meetings during fiscal year 2003. The Charter of the Nominating and Governance Committee is attached as Appendix B to the proxy statement.

Compensation Committee.  The Employee Benefits and Management Compensation Committee (the “Compensation Committee”) consists of directors Friedman, Henkel, Johnson, and Scott. The Compensation Committee establishes and monitors the policies under which compensation is paid or awarded to the Company’s executive officers, determines executive compensation, grants stock options, restricted stock, performance units and other cash or stock awards under the Company’s executive incentive compensation and stock incentive plans, and reviews pension and other retirement plans for adequacy and compliance with applicable regulations. The Compensation Committee held 1 meeting during fiscal year 2003.

The board of directors held 7 meetings during fiscal year 2003. All directors attended at least 75 percent of the meetings of the board and committees of which they were members during fiscal year 2003.

Non-management directors receive an annual fee of $50,000. The chairperson of the Nominating and Governance and Finance committees each receives an additional $5,000 annual fee and the chairperson of the Audit and Employee Benefit and Management Compensation committees each receives an additional $15,000 annual fee. In addition, each non-management director is entitled to receive $2,500 per day for any special assignment requested of any such director by the board. Special assignment fees were paid to Johnson ($6,000), Matschullat ($35,000), Michael ($5,000) and Shannon ($5,500) in fiscal year 2003. Management directors receive no extra compensation for their service as directors.

Under the Company’s Independent Directors’ Stock-Based Compensation Plan (the “Directors’ Stock-Based Compensation Plan”), a director may annually elect to receive all or a portion of his or her annual retainer and fees in the form of cash, Common Stock, deferred cash or deferred stock units. In addition, each non-management director also receives an annual grant of $10,000 of deferred stock units. Interest accrues on deferred cash amounts at an annual interest rate equal to Wells Fargo Bank’s prime lending rate in effect on January 1 of each year (4.25 percent at January 1, 2003). Each deferred stock unit represents a hypothetical share of Common Stock, and a participant’s deferred stock unit account is increased by Common Stock dividends paid by the Company. Upon termination of service as a director, the amounts accrued for the director under the Directors’ Stock-Based Compensation Plan are paid out in cash and/or Common Stock in five annual installments or, at the director’s election, in one lump sum payment of cash and/or Common Stock.

Pursuant to the Company’s 1993 Directors’ Stock Option Plan (the “Directors’ Stock Option Plan”), each non-management director who was a member of the board of directors on July 1, 2002, received a grant of stock options covering 2,000 shares of Common Stock during fiscal year 2003. Each non-management director will receive a grant covering 3,000 shares of Common Stock in subsequent fiscal years for which she or he continues to serve as a director. Stock options under the Directors’ Stock Option Plan vest in two equal installments on each of the first two anniversary dates of the grant date and have an exercise price equal to the fair market value on the grant date.

Other than the non-management director fees, the deferred stock unit grants under the Directors’ Stock-Based Compensation Plan and the stock option grants under the Directors’ Stock Option Plan, directors who are not employees of the Company do not receive any additional form of direct compensation, nor do they participate in any of the Company’s employee benefit plans, except the Company’s higher education matching gifts program, under which the Company will match up to $5,000 annually in gifts to a two-year or four-year institution of higher learning.

BENEFICIAL OWNERSHIP OF VOTING SECURITIES  The following table shows, as of July 31, 2003, the holdings of Common Stock by (i) any entity or person known to the Company to be the beneficial owner of more than 5 percent of the Common Stock, (ii) each director and nominee for director and each of the five individuals named in the Summary Compensation Table on page 15 (the “Named Officers”), and (iii) all directors and executive officers of the Company as a group:

Name of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership (2)	Percent of Class (3)
HC Investments, Inc. (4)	62,845,700	29.4%
Daniel Boggan, Jr.	14,446	*
Richard T. Conti	287,545	*
Tully M. Friedman	50,600	*
Christoph Henkel	12,000	*
Gerald E. Johnston (5)	572,111	*
William R. Johnson	11,103	*
Robert W. Matschullat	15,648	*
Gary Michael	7,896	*
Klaus Morwind	21,200	*
Jan L. Murley	5,580	*
Lawrence S. Peiros	264,417	*
Karen M. Rose	274,248	*
Lary R. Scott	32,080	*
Michael E. Shannon	11,000	*
G. Craig Sullivan	1,963,186	*
All directors and executive officers as a group (28 persons) (6)	4,721,254	2.2%

Notes:

*	Does not exceed 1 percent of the outstanding shares.

(1)	Correspondence to all executive officers and directors of the Company may be mailed c/o the Company to 1221 Broadway, Oakland, California 94612. The address of HC Investments, Inc. is 1105 North Market Street, Suite 1300, Wilmington, Delaware 19801.

(2)	Each beneficial owner listed has sole voting and dispositive power (or shares such power with his or her spouse) concerning the shares indicated. These totals include the following number of shares of Common Stock which such persons have the right to acquire through stock options exercisable within 60 days of July 31, 2003: Mr. Sullivan — 1,759,581; Mr. Johnston — 450,856; Mr. Peiros — 247,245; Mr. Conti — 247,489; Ms. Rose — 243,637; Mr. Boggan — 13,000; Mr. Friedman — 17,000; Mr. Henkel — 11,000; Mr. Johnson — 9,000; Mr. Matschullat — 13,000; Mr. Michael — 5,000; Dr. Morwind — 21,000; Ms. Murley — 5,000; Mr. Scott — 25,000; Mr. Shannon — 9,000; and all directors and executive officers as a group — 4,136,622. The numbers in the table above do not include the following number of shares of Common Stock which the executive officers have the right to acquire upon the termination of their service as employees pursuant to vested performance units granted between April 1996 and June 1998: Mr. Sullivan — 47,768; and all executive officers as a group — 55,568. The numbers in the table above do not include the following numbers of shares of Common Stock which the executive officers have the right to acquire upon the termination of their service as employees pursuant to deferred stock units granted in December 1995 in exchange for the cancellation of certain restricted stock, and through deferred stock unit dividends thereon: Mr. Sullivan — 83,116; Mr. Johnston — 17,359; Mr. Peiros — 11,841; Mr. Conti — 7,332; Ms. Rose — 10,596; and all executive officers as a group — 142,963. The numbers in the table above do not include the following number of shares of Common Stock which the non-management directors have the right to acquire upon the termination of their service as directors pursuant to deferred stock units granted under the Directors’ Stock-Based Compensation Plan: Mr. Boggan — 9,744; Mr. Friedman — 8,519; Mr. Henkel — 4,053; Mr. Johnson — 2,610; Mr. Matschullat — 6,169; Mr. Michael — 234; Dr. Morwind — 11,816; Ms. Murley — 234; Mr. Scott — 13,264; and Mr. Shannon — 1,117.

(3)	On July 31, 2003, there were 213,889,287 shares of Common Stock outstanding.

(4)	Indirect wholly-owned U.S. subsidiary of Henkel KGaA of Düsseldorf, Germany (a manufacturer of household products, cosmetics/toiletries, adhesives and surface technologies products).

(5)	Mr. Johnston became a director on July 1, 2003.

(6)	Pursuant to Rule 3b-7 under the Securities Exchange Act of 1934, executive officers include the Company’s CEO, president and all vice presidents in charge of a principal business unit, division or function.

CERTAIN RELATIONSHIPS AND TRANSACTIONS

The Company and Henkel KGaA are parties to a June 1981 letter agreement (as amended in July 1986 and March 1987, the “Letter Agreement”), relating to ownership by Henkel KGaA of Common Stock and representation on the Company’s board of directors. The Letter Agreement assures Henkel KGaA of the right to nominate for election to the board a minimum of two representatives so long as Henkel KGaA beneficially owns at least 5 percent of the outstanding shares of Common Stock. Under the Letter Agreement, Henkel KGaA’s maximum permitted ownership of Common Stock without consultation with the Company is limited to 30 percent, and Henkel KGaA has affirmed that it considers its investment in the Company as long term and its role in the Company as that of a significant minority stockholder without an active role in the management of the Company. Mr. Henkel is a member of the Henkel family, which controls Henkel KGaA.

The Company and Henkel KGaA have entered into certain joint manufacturing, marketing and product development arrangements in the United States and internationally, either directly or through affiliates or joint venture collaboration. No such arrangements, either individually or in the aggregate, were material to the Company or Henkel KGaA during fiscal year 2003.

In July 2003, the Company entered into an agreement HC Investments Inc. (“HCI”), an indirect wholly-owned U.S. subsidiary of Henkel KGaA, that authorizes the Company to repurchase up to $255 million in shares of Common Stock from HCI during fiscal years 2004 and 2005. Under the terms of the agreement, HCI and the Company will periodically establish price ranges for the repurchases. HCI currently holds 29.4 percent of the outstanding Common Stock. HCI’s participation in the share repurchase program allows the Company to continue the program while maintaining HCI’s stake in the Company at approximately its current level.

During fiscal year 2002, in connection with joining the Company, Mark J. Richenderfer, Vice President — Supply Chain, received a 5-year $200,000 mortgage loan without interest from the Company, which remained outstanding at the end of fiscal year 2003. During fiscal year 2000, in connection with joining the Company, Wayne L. Delker, Vice President — Research and Development, received a 5-year $150,000 mortgage loan without interest from the Company, which he repaid in full in November, 2002.

AUDIT COMMITTEE REPORT

The Audit Committee assists the board of directors in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and reporting practices of the Company. The Audit Committee operates in accordance with a written charter, which was adopted by the board. A copy of that charter is attached as Appendix A to the proxy statement of which this report is a part. Each member of the Audit Committee is “independent,” as required by the applicable listing standards of the New York Stock Exchange.

The Audit Committee reported last year that, because of a consulting engagement between the Company and Deloitte Consulting, the engagement of Deloitte & Touche LLP as the Company’s auditors would be terminated unless Deloitte & Touche LLP and Deloitte Consulting separated from each other before December 31, 2002. The proposed split between the two Deloitte organizations did not occur. The Audit Committee, therefore, dismissed Deloitte & Touche LLP on February 15, 2003, after the review of the Company’s financial statements for the quarter ended December 31, 2002 had been completed.

Deloitte & Touche LLP’s report on the Company’s consolidated financial statements as of and for the fiscal years ended June 30, 2002 and 2001 did not contain an adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles.

The decision to change accountants was made by the Audit Committee of the board of directors of the Company.

During the Company’s fiscal years ended June 30, 2001 and 2002 and the subsequent period through February 15, 2003, there were no disagreements (as that term is used in Item 304(a)(1)(iv) of Regulation S-K) between the Company and Deloitte & Touche LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement(s), if not resolved to the satisfaction of Deloitte & Touche LLP, would have caused it to make reference to the subject matter of the disagreement(s) in connection with its reports.

There have been no “reportable events” (as that term is used in Item 304(a)(1)(v) of Regulation S-K) during the Company’s fiscal years ended June 30, 2001 and 2002 and the subsequent period through February 15, 2003.

The Audit Committee, after reviewing proposals from those accounting firms without prohibited conflicts and conducting interviews with those firms, on February 15, 2003, engaged Ernst & Young LLP as the Company’s auditors for fiscal year 2003.

As part of fulfilling its oversight responsibility, the Audit Committee reviewed and discussed the audited financial statements of the Company for the fiscal year ended June 30, 2003 with management. In addition, the Audit Committee discussed with the Company’s independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees.”

The Audit Committee obtained from the independent auditors a formal written statement describing all relationships between the auditors and the Company that might bear on the auditors’ independence, consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and discussed with the auditors any relationship that may impact their objectivity and independence.

Based upon the review and discussions referred to above, the Audit Committee recommended to the board that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2003, for filing with the Securities and Exchange Commission.

The Company incurred the following fees for services performed by Deloitte & Touche LLP and Ernst & Young LLP in fiscal years 2002 and 2003:

Audit Fees

Aggregate fees billed or expected to be billed by Deloitte & Touche LLP and Ernst & Young LLP for professional services rendered for the audit of the Company’s annual financial statements for each of the fiscal years ended June 30, 2002 and June 30, 2003 and for review of the financial statements included in the Company’s Quarterly Reports on Form 10-Q for each of those fiscal years were:

	Deloitte & Touche LLP	Ernst & Young LLP
2002	$1,740,000	$0
2003	$627,868	$2,126,000

Audit-Related Fees

Aggregate fees billed or expected to be billed by Deloitte & Touche LLP and Ernst & Young LLP for assurance and related services reasonably related to the performance of the audit or review of the Company’s financial statements for each of the fiscal years ended June 30, 2002 and June 30, 2003, and not included in the audit fees listed above are set forth in the table below. These services comprised, in the case of Deloitte & Touche LLP, primarily audits of the Company’s benefit plans and consultations regarding financial accounting matters and, in the case of Ernst & Young LLP, audits of the Company’s employee benefit plans.

	Deloitte & Touche LLP	Ernst & Young LLP
2002	$272,000	$0
2003	$0	$22,300

Tax Fees

Aggregate fees billed or expected to be billed by Deloitte & Touche LLP and Ernst & Young LLP for tax compliance, tax advice, and tax planning for each of the fiscal years ended June 30, 2002 and June 30, 2003 are set forth in the table below. These services comprised, in the case of Deloitte & Touche LLP, consultation regarding taxes and tax planning and, in the case of Ernst & Young LLP, consultation regarding international, United States federal, state and local taxes and individual tax return services.

	Deloitte & Touche LLP	Ernst & Young LLP
2002	$1,490,250	$159,000
2003	$430,860	$23,000

All Other Fees

Aggregate fees billed or expected to be billed by Deloitte & Touche LLP and Ernst & Young LLP for all other services not included in the three categories set forth above for each of the fiscal years ended June 30, 2002 and June 30, 2003 are set forth in the table below. These services comprised, in the case of Deloitte & Touche LLP, in fiscal year 2002, financial information systems design and implementation, internal audit, litigation support and vendor selection services and, in fiscal year 2003, financial information systems design and implementation services and, in the case of Ernst & Young LLP, in fiscal year 2002, consultation on acquisitions and divestitures.

	Deloitte & Touche LLP	Ernst & Young LLP
2002	$25,705,750	$4,000
2003	$49,035,725	$0

During fiscal year 2003, the Audit Committee established a policy to require that it approve all services provided by its independent auditors before the independent auditor provides those services. The Audit Committee has pre-approved the engagement of the independent auditors for certain audit services, audit-related services and tax services within defined limits. The Audit Committee has not pre-approved engagement of the independent auditors for any other non-audit services. The percentage of the fees paid for non-audit services to Ernst & Young LLP for services that were approved by the Audit Committee in accordance with its policy is 100 percent with respect to fiscal year 2003 and 0 percent with respect to fiscal year 2002. The percentage of the fees paid to Deloitte & Touche LLP for services in each category that were approved by the Audit Committee prior to engagement of Deloitte & Touche LLP to perform those services was 0 percent with respect to audit-related and tax services and 100 percent with respect to all other services.

The Audit Committee has considered whether the non-audit services provided by Deloitte & Touche LLP and Ernst & Young LLP were compatible with maintaining the auditors’ independence from the Company for the applicable periods.

Robert W. Matschullat, Chair William R. Johnson	Gary G. Michael Lary R. Scott

(Members of the Audit Committee)

EMPLOYEE BENEFITS AND MANAGEMENT COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The membership of the Compensation Committee consists entirely of independent directors who have never been employees of the Company (see pages 6 and 7).

COMPENSATION PHILOSOPHY

The Compensation Committee determines executive compensation levels and policies designed to:

•	Motivate each executive toward the achievement of the Company’s short- and long-term goals, as reflected in its strategic business plans.

•	Be competitive with comparable organizations.

•	Ensure that a significant proportion of each executive’s total compensation be at-risk incentive compensation in order to emphasize the relationship between pay and performance, both Company performance and the individual’s contributions to the Company’s results.

•	Align the interests of executives with those of stockholders through the use of equity-based incentive awards.

COMPENSATION OF EXECUTIVE OFFICERS.  The key components of the executive compensation program are base annual salary, annual short-term incentive awards in the form of stock or cash under the Company’s Executive Incentive Compensation Plan (the “EIC Plan”) and Management Incentive Compensation Plan (the “MIC Plan”), and long-term incentive awards in the form of stock options and performance units under the Company’s 1996 Stock Incentive Plan. The Compensation Committee regularly compares executive compensation to a compensation comparator group, as described below. The compensation guidelines are determined by the Compensation Committee based upon competitive data collected from the compensation comparator group and internal performance assessment of the executive officer group. General targeted competitive levels for base annual salary and annual short-term incentive awards are at the 50th percentile of the compensation comparator group. General targeted competitive levels for long-term compensation are also at the 50th percentile with opportunities at the 75th percentile of the compensation comparator group for superior financial performance. Executive officers may earn more than the targeted levels if the Company’s performance exceeds the goals discussed in this report and less when performance falls below the established levels.

BASE ANNUAL SALARY.  Base annual salaries for executive officers are determined by the following factors: (1) parity to market; (2) the individual’s performance; (3) promotions resulting in increases in responsibility; and (4) equity in relationship to other executive positions within the Company. With the assistance of an independent compensation consulting firm retained by the Compensation Committee, surveys are conducted of benchmark positions in the compensation comparator group, consisting of similar-sized branded consumer products companies, most of which compete with the Company in one or more of its primary businesses or compete with the Company for management talent. The Committee considers the competitiveness of the total compensation package of the

Company’s executive officers compared to the compensation comparator group as well as each individual component of pay. The Compensation Committee regularly reviews the composition of the compensation comparator group and updates the group periodically. For fiscal year 2003, the Compensation Committee established salaries for executive officers that approximated the 50th percentile or median level of the compensation comparator group benchmark positions. An individual officer’s actual salary versus the market benchmark depends upon factors including the executive officer’s time in position and organization impact and performance, as judged by his or her immediate superior and the chief executive officer. The chief executive officer’s salary and performance is determined by the Compensation Committee. The salary and performance of the other five executive officers who serve as members of the management executive committee is determined by the Compensation Committee based on recommendations by the chief executive officer.

SHORT-TERM COMPENSATION.  Executive officers are eligible for short-term compensation under both the EIC Plan and the MIC Plan. For fiscal year 2003, the EIC Plan, as it applied to executive officers, established a linkage between the plan awards and the Company’s performance, and the MIC Plan established a linkage between the plan awards and the performance of the executive officers. The Compensation Committee believes that awards under the EIC and MIC Plans should reward for superior performance and have adverse consequences for poor financial results, including no EIC Plan award funding unless the Company achieves corporate financial performance levels established by the Compensation Committee at the beginning of the fiscal year.

For the short-term incentive awards, the Compensation Committee divided the executive officer group into two subcategories: the executive officers who serve as members of the management executive committee and the other executive officers. As of June 30, 2003, the six executive officers serving as members of the management executive committee were G. Craig Sullivan, Chairman of the Board and Chief Executive Officer, Gerald E. Johnston, President and Chief Operating Officer, Lawrence S. Peiros, Group Vice President, Richard T. Conti, Group Vice President, Karen M. Rose, Group Vice President — Chief Financial Officer, and Peter D. Bewley, Senior Vice President — General Counsel and Secretary. For the management executive committee officers, 75 percent of the total short-term compensation award was made under the EIC Plan and was determined by corporate financial performance based on a computation consisting of targeted operating margin level, return on invested capital (ROIC) and net sales growth. Sales, operating margin and ROIC increased versus prior year, and the Company exceeded the financial goals that were established at the beginning of fiscal year. Thus, the EIC payout was 136 percent of target.

The remaining 25 percent of the short-term compensation award was made under the MIC Plan and was based on achieving pre-established individual objectives related to goals that may not be measured by traditional accounting metrics. These objectives related to driving growth, cost cutting and customer focus and execution. Individual objectives and the weight given each individual objective were the same for all members of the management executive committee.

The target total short-term compensation award for the management executive committee members ranged from 60 percent to 85 percent of base annual salary at June 30, 2003 (110 percent for the chief executive officer) if the corporate financial performance and individual objectives were achieved. The maximum award was 120 percent to 170 percent of base annual salary at June 30, 2003 (220 percent for the chief executive officer) if the goals were substantially exceeded, and the minimum award was 0 percent if the results were substantially lower than the target performance goals. All EIC and MIC Plan awards for executive officers are determined based on recommendations from the chief executive officer to the Compensation Committee or, in the chief executive officer’s case, by the Compensation Committee. The MIC payout for the management executive committee members was 120 percent of target.

The short term compensation awards to members of the executive officer group, other than the management executive committee members, were determined based on (i) the same corporate financial performance measures; and (ii) achieving individual objectives, including, for operating division officers, operating division financial performance measures and other individual objectives, and for staff executive officers, individual objectives, such as the achievement of selected strategic goals. Fifty percent (50 percent) of the award was determined under the EIC Plan by the corporate financial performance and 50 percent was determined under the MIC Plan by individual objectives. The EIC payout was 136 percent of target. Individual objectives and the weight given each individual objective varied from person to person depending on job responsibilities. The target short-term compensation award for these other members of the executive officer group was 40 percent to 60 percent of base annual salary at June 30, 2003 if goals were achieved up to a maximum of 80 percent to 120 percent if the goals were substantially exceeded and down to a minimum of 0 percent if the results were substantially lower than the goals.

LONG-TERM COMPENSATION.  A major goal of the Compensation Committee is to create strong alignment between the executive officers and stockholders. This alignment is achieved through the design of stock-based incentive plans and through actual stock ownership. Long-term incentives for executive officers consist of annual stock option grants and performance units. Together these plans focus and reward the executive team on stock price appreciation and delivering total shareholder returns to stockholders that are superior to other leading consumer products companies. In fiscal year 2003, equity grant guidelines were established to be competitive between the median and 75th percentile of the compensation comparator group. Officers received both stock options and performance shares. The vesting of the performance shares is based on a 3-year cumulative Clorox total shareholder return performance relative to the Company’s financial peer group. Individual grants were adjusted for job responsibility, impact, and performance.

On June 30, 2003, performance units that had been granted to officers in 1999 partially vested. These awards compared Clorox’s total shareholder return to that of its financial peer group and the S&P 500. Based on pre-established criteria, the awards vested at 50%.

The Compensation Committee has endorsed target stock ownership levels by executive officers to be achieved within five years of becoming an executive officer. The levels are the equivalent of four times base annual salary for the chief executive officer and chief operating officer, three times base annual salary for the other executive officers who serve as members of the management executive committee, and two times base annual salary for other executive officers. No stock options are counted in determining ownership levels, which are based on shares of Common Stock held, including restricted stock, performance shares, performance units and shares held via The Clorox Company Employee Retirement Investment Plan, a profit sharing plan with 401(k) features. All members of the executive committee, including the chief executive officer, have achieved target ownership levels.

BENEFITS.  The Company provides various employee benefit programs to its executive officers, including medical and life insurance benefits, retirement benefits, an employee stock purchase plan and The Clorox Company Employee Retirement Investment Plan. Except for the Supplemental Executive Retirement Plan, the Nonqualified Deferred Compensation Plan described on page 20, an allowance for personal use of company transportation (for the chief executive officer only) and some non-material perquisites provided to executive officers, these benefit programs are generally available to all employees of the Company.

CHIEF EXECUTIVE OFFICER COMPENSATION.  The Compensation Committee increased Mr. Sullivan’s base annual salary on October 1, 2002 from $1,000,000 to $1,100,000. In determining the amount of Mr. Sullivan’s salary increase for fiscal year 2003, the Compensation Committee took into consideration the Company’s overall performance for fiscal year 2002. This included evaluating specific financial measures such as volume and sales growth, margin improvement, earnings per share and asset utilization.

Mr. Sullivan’s short-term compensation award for fiscal year 2003 was based upon the weighted corporate financial performance measures (75 percent) and individual objectives (25 percent) established by the Compensation Committee at the beginning of the year. The individual measures included performance against the company’s key initiatives for the fiscal year including driving growth, leading cost-cutting efforts, getting more customer-focused and out-executing the competition, including the successful implementation of the Company’s SAP system.

Based on performance results against these measures and objectives, Mr. Sullivan’s short-term performance award was $1,597,200.

The Compensation Committee did not treat Mr. Sullivan’s EIC Plan or MIC Plan awards differently from other members of the management executive committee. Mr. Sullivan did not receive any long-term awards as his employment contract was renegotiated the prior fiscal year, and he was granted stock options and restricted stock at that time.

Effective July 1, 2003, Gerald E. Johnston was named chief executive officer and elected to the Company’s board of directors. Mr. Sullivan will continue to serve as the Company’s chairman until his December 31, 2003 retirement.

ONGOING REVIEW OF COMPENSATION.  The Compensation Committee’s independent compensation consulting firm conducts an ongoing review of the Company’s existing executive compensation programs for the Compensation Committee to continue to ensure the programs support the future direction of the Company and the principles on which executive compensation is based. The Compensation Committee has the responsibility to select and meet independently with any consultant at its discretion. The Compensation Committee has access to and reviews independent compensation data relating to executive compensation at other companies. The Compensation Committee’s policy with respect to Section 162(m) of the Internal Revenue Code of 1986, as amended, seeks to balance the interests of the Company in maintaining flexible incentive plans and how the Company benefits from the compensation package paid to any executive officer against the possible loss of a tax deduction when taxable compensation for any of the five highest paid executive officers exceeds $1 million per year. The Company’s EIC Plan and Stock-Based Incentive Plan are designed to comply with the Section 162(m) requirements.

William R. Johnson, Chair Tully M. Friedman	Christoph Henkel Lary R. Scott

(Members of the Compensation Committee)

COMPENSATION INTERLOCKS AND INSIDER PARTICIPATION

The members of the Compensation Committee for the prior fiscal year were directors Friedman, Henkel, Johnson, and Scott. None of these persons is or has been an officer or employee of the Company or any of its subsidiaries. In addition, there are no Compensation Committee interlocks between the Company and other entities involving the Company’s executive officers and board members who serve as executive officers of such entities.

SUMMARY COMPENSATION TABLE

The following table sets forth the compensation for each of the last three fiscal years earned by or paid or awarded to the chief executive officer of the Company and the four other most highly compensated executive officers of the Company (the “Named Officers”).

					Long-Term Compensation
					Awards
	Annual Compensation						Payouts
Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Other Annual Compensation ($)(2)	Restricted Stock Award(s) ($)(3)(4)	Securities Underlying Options/ SARs (#)(1)(4)	LTIP Payouts ($)(4)(5)	All Other Compensation ($)(6)
G. Craig Sullivan	2003	$1,080,000	$1,597,200	$194,020	$0	0	$2,490,068	$385,756
Chairman of the Board	2002	$1,000,000	$2,007,500	$200,120	$3,748,000	1,100,001	$198,311	$221,244
	2001	$987,500	$500,000	$178,494	$0	325,000	$198,311	$30,714

Gerald E. Johnston	2003	$687,500	$785,400	$15,081	$0	88,000	$1,139,520	$207,898
President and Chief	2002	$637,500	$1,008,313	$14,114	$0	150,000	$41,664	$129,882
Executive Officer	2001	$606,250	$250,000	$13,802	$0	132,000	$41,664	$19,545

Lawrence S. Peiros	2003	$416,250	$392,700	$10,287	$0	40,000	$496,530	$110,465
Group Vice President	2002	$382,500	$498,225	$9,627	$0	60,000	$18,144	$72,070
	2001	$363,750	$121,875	$9,414	$0	56,001	$18,144	$12,132

Richard T. Conti	2003	$375,000	$351,120	$0	$0	35,000	$497,477	$104,870
Group Vice President	2002	$345,000	$459,900	$0	$0	45,000	$24,135	$64,695
	2001	$330,000	$110,500	$0	$0	56,001	$24,135	$10,806

Karen M. Rose	2003	$391,250	$369,600	$0	$0	35,000	$450,684	$103,274
Group Vice President —	2002	$352,500	$466,288	$0	$0	60,000	$25,029	$64,312
Chief Financial Officer	2001	$331,250	$102,000	$0	$0	55,001	$25,029	$10,919

(1)	Amounts include awards earned for the years indicated.

(2)	Perquisites and other personal benefits did not exceed the lesser of either $50,000 or 10 percent of the total of annual salary and bonus reported for any Named Officer with the exception of Mr. Sullivan. He received perquisites with a value of $194,020, including use of corporate transportation ($176,002). The amounts for Messrs. Johnston and Peiros reflect dividends earned on deferred stock units received in December 1995, reinvested at the election of the Named Officer.

(3)	As of June 30, 2003, none of the Named Officers held any restricted stock awards, except for Mr. Sullivan. Mr. Sullivan was awarded 100,000 shares of restricted stock in fiscal year 2002, all of which will vest on December 31, 2003. The value of this award was $4,265,000 based on the fair market value of $42.65 on June 30, 2003. Dividends will be paid on the restricted stock award commencing from the date of grant. Mr. Sullivan holds no other restricted stock in the Company.

(4)	In the event of a “change of control,” “business combination,” or complete liquidation or dissolution of the Company, all restrictions on restricted stock and performance units end and all stock options become exercisable. A change of control generally will be deemed to occur if any person or entity becomes the beneficial owner, directly or indirectly, of a specified percentage of the then outstanding shares of Common Stock or has, directly or indirectly, a specified percentage of the combined voting power of the then outstanding securities entitled to vote for directors. For all persons or entities other than Henkel KGaA, the specified percentage is 20 percent. For Henkel KGaA, the specified percentage is that agreed to between the Company and Henkel KGaA pursuant to the Letter Agreement, which currently is 30 percent. See “Certain Relationships and Transactions” on page 9. A business combination generally will be deemed to occur in the event of a reorganization, merger or sale of substantially all of the assets of the Company, subject to certain exceptions. A feature of the Company’s stock incentive plan is the stock withholding election, pursuant to which a recipient may elect to have the Company withhold shares of Common Stock to pay any withholding tax liability that arises when the restrictions on the restricted stock are released or when non-qualified stock options are exercised, respectively. In both cases, the value of shares which may be withheld is based on the per share price of the Common Stock on the Composite Transactions Report for the New York Stock Exchange on the last business day before the withholding is made.

(5)	The amounts reflect dividends received from performance units granted between May and September 1999 and during September 2002. In addition, the amounts for fiscal year 2003 include the value of performance units granted between May and September 1999, which vested at fifty percent on June 30, 2003. Based on their value on the earliest settlement date of July 31, 2003, the number and value of the vested performance units granted between May and September 1999 were as follows: 52,600 units ($2,282,314) for Mr. Sullivan; 24,800 units ($1,076,072) for Mr. Johnston, 10,700 units ($464,273) for Mr. Conti; 10,800 units ($468,612) for Mr. Peiros and 9,600 units ($416,544) for Ms. Rose.

(6)	Except for amounts received under the Nonqualified Deferred Compensation Plan, the amounts shown in the column are pursuant to programs provided to salaried employees generally. The balance of the amounts shown in the column represent actual Company contributions under the Company’s Employee Retirement Investment Plan, the Nonqualified Deferred Compensation Plan, certain value sharing plan payments taken as cash, and term life insurance premiums paid by the Company for the benefit of each Named Officer, respectively, in the following amounts: for fiscal year 2003, $19,000, $288,250, $77,063 and $1,443 for Mr. Sullivan; $15,000, $191,977, $0 and $921 for Mr. Johnston; $15,000, $94,901, $0 and $564 for Mr. Peiros; $20,000, $63,490, $20,873 and $507 for Mr. Conti; and $15,000, $87,746, $0 and $528 for Ms. Rose; for fiscal year 2002, $11,900, $133,000, $75,000 and $1,344 for Mr. Sullivan; $12,900, $116,125, $0 and $857 for Mr. Johnston; $12,900, $58,656, $0 and $514 for Mr. Peiros; $12,900, $28,550, $22,775 and $470 for Mr. Conti; and $12,900, $50,938, $0 and $474 for Ms. Rose; for fiscal year 2001, $0, $29,250, $0 and $1,464 for Mr. Sullivan; $1000, $17,625, $0 and $920 for Mr. Johnston; $1,000, $10,575, $0 and $557 for Mr. Peiros; $1,000, $9,300, $0 and $506 for Mr. Conti; and $1,000, $9,413, $0 and $506 for Ms. Rose.

OPTIONS AND STOCK APPRECIATION RIGHTS

The following tables show options and stock appreciation rights (“SARs”) granted or exercised during fiscal year 2003 to or by the Named Officers, and the value of the options and SARs held by the Named Officers at the end of fiscal year 2003.

	Options/SAR Grants in Last Fiscal Year
	Individual Grants
					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (3)
Name	Number of Securities Underlying Options/SARs Granted (#)(1)	% of Total Options/SARs Granted to Employees in Fiscal Year (2)	Exercise or Base Price ($/Share) (1)	Expiration Date (1)	5% (4)	10% (4)
G. Craig Sullivan	0	0	0		$0	$0
Gerald E. Johnston	88,000	4.47%	$41.98	9/18/12	$2,323,288	$5,887,667
Lawrence S. Peiros	40,000	2.03%	$41.98	9/18/12	$1,056,040	$2,676,212
Richard T. Conti	35,000	1.78%	$41.98	9/18/12	$924,035	$2,341,686
Karen M. Rose	35,000	1.78%	$41.98	9/18/12	$924,035	$2,341,686

(1)	The stock options awarded to the Named Officers in fiscal year 2003 had ten-year lives and an exercise price equal to the fair market value on the date of grant. For the options that expire on September 18, 2012, one-third of the number of option shares will vest on each of September 30, 2003, 2004, and 2005. In the event of a “change of control,” “business combination,” or complete liquidation or dissolution of the Company (as described in footnote (4) to the Summary Compensation Table on page 15), all stock options become exercisable. The Company has no stock appreciation rights outstanding.

(2)	The total number of Options/SARs granted to employees of the Company in fiscal year 2003 represented 1,967,828 shares of Common Stock. This does not include Options/SARs representing 24,000 shares of Common Stock granted to non-employee directors during fiscal year 2003.

(3)	The 5 percent and 10 percent assumed rates of appreciation are shown in response to requirements of the rules of the Securities and Exchange Commission. There can be no assurance that the market value of the Common Stock will appreciate in the assumed manner. The column reflecting no appreciation in market value is intended for illustrative purposes only. The market value of the Common Stock on September 18, 2002, the date of grant of the above options, was $41.98 per share.

(4)	Based on the fair market value of $42.65 of the outstanding shares of Common Stock on June 30, 2003, and not including dividends, the potential realizable value at assumed annual rates of Common Stock appreciation of 5 percent and 10 percent for a ten-year period for all stockholders would be $5,731,311,622 and $14,524,268,924, respectively. The potential realizable value at assumed annual rates of appreciation of 5 percent and 10 percent on the options of the Named Officers from the date of grant to the end of the ten-year option terms would be $5,227,398 and $13,247,251, respectively. Thus, the Named Officers’ potential realizable value as a percentage of all stockholders’ gain would be 0.09 percent in the event of a 5 percent assumed annual rate of appreciation and 0.09 percent in the event of a 10 percent assumed annual rate of appreciation. Further, the potential realizable value of all employee options as a percentage of all stockholders’ gain would be 0.88 percent in the event of a 5 percent assumed annual rate of appreciation and 0.88 percent in the event of a 10 percent assumed annual rate of appreciation over the ten-year option terms.

Aggregated Option/SAR Exercises in Last Fiscal Year
and FY-End Option/SAR Values

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options/SARs at FY-End (#) Exercisable/ Unexercisable (1)	Value of Unexercised In-the-Money Options/SARs at FY-End ($) Exercisable/ Unexercisable (1)(2)
G. Craig Sullivan	528,078	$13,750,391	1,659,581/833,334	$24,385,014/$6,132,172
Gerald E. Johnston	27,656	$750,169	410,856/228,000	$5,550,771/$1,140,360
Lawrence S. Peiros	18,884	$549,996	230,578/96,667	$3,594,903/$465,352
Richard T. Conti	54,776	$1,633,653	230,822/81,667	$3,707,070/$382,302
Karen M. Rose	36,540	$1,062,011	226,970/91,667	$3,410,769/$460,502

(1)	The number of shares covered and the value of the unexercisable options listed relate to stock options granted under the 1987 Long Term Compensation Program or the 1996 Stock Incentive Plan. In the event of a “change of control,” “business combination” or complete liquidation or dissolution of the Company (as described in footnote (4) to the Summary Compensation Table on page 15), all stock options become exercisable. The Company has no stock appreciation rights outstanding.

(2)	The value of the unexercised options was determined by multiplying the number of shares subject to unexercised options on the fiscal year end by $42.65, the fair market value of the Common Stock on June 30, 2003, minus the exercise price of each unexercised option.

LONG-TERM INCENTIVE PLANS — AWARDS IN LAST FISCAL YEAR

The table below reflects performance unit awards to the Named Officers during fiscal year 2003 under The Clorox Company 1996 Stock Incentive Plan. If conditions are met, such awards are redeemable in shares of Common Stock.

(a)	(b)	(c)
Name	Number of Shares, Units or Other Rights (#)(1)	Performance or Other Period Until Maturation or Payment (2)
G. Craig Sullivan	0	—
Gerald E. Johnston	30,000	9/30/05	or Forfeited
Lawrence S. Peiros	13,500	9/30/05	or Forfeited
Richard T. Conti	12,000	9/30/05	or Forfeited
Karen M. Rose	12,000	9/30/05	or Forfeited

(1)	To continue its objective of focusing the executive officers on creation of stockholder value, the Compensation Committee approved a new 3-year grant of performance units to all executive officers in September 2002. The September 2002 grants could vest on September 30, 2005 based on the relative total stockholder return (stock price appreciation plus dividends paid) (“TSR”) for the period October 1, 2002 to September 30, 2005 of the Common Stock measured against the TSR of an index of the common stocks of a financial comparator group consisting of a peer group of companies used by the Company for financial analysis purposes. If, on September 30, 2005, the Company’s 3-year cumulative TSR is at or above the 75th percentile relative to that of the comparator group, the performance units will vest at the 125th percentile; if the Company’s 3-year TSR is at or above the 50th percentile, the performance units will vest at the 100th percentile; if the Company’s 3-year TSR is at or above the 45th percentile, the performance units will vest at the 75th percentile; if the Company’s 3-year TSR is at or above the 40th percentile, the performance units will vest at the 50th percentile; if the Company’s 3-year TSR is below the 40th percentile, the performance units will be forfeited. If the performance units vest, they are payable in Common Stock. See the first paragraph of the section of the Compensation Committee report entitled “Long Term Compensation” on page 13 above for further information.

(2)	In the event of a “change of control” (as described in footnote (4) to the Summary Compensation Table on page 15), all performance units become exercisable.

COMPARATIVE STOCK PERFORMANCE

The graph below compares the cumulative total stockholder return of the Common Stock for the last five fiscal years with the cumulative total return of the Standard & Poor’s 500 Stock Index and a composite index composed of the Standard & Poor’s Household Products Index and the Standard & Poor’s Housewares Index for a five-year period ending June 30, 2002. The composite index is weighted based on market capitalization as of the end of each quarter during each of the last five years. The graph lines merely connect the prices on the dates indicated and do not reflect fluctuations between those dates.

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN*
AMONG THE CLOROX COMPANY, THE S&P 500 INDEX
AND A COMPOSITE OF PEER GROUP INDICES

*	$100 INVESTED ON 6/30/98 IN STOCK OR INDICES — INCLUDING REINVESTMENT OF DIVIDENDS. FISCAL YEAR ENDING JUNE 30.

	6/98	6/99	6/00	6/01	6/02	6/03
THE CLOROX COMPANY	$100.00	$113.22	$96.75	$74.79	$93.96	$98.41
S & P 500	$100.00	$122.76	$131.60	$112.00	$91.96	$92.19
PEER GROUP	$100.00	$106.02	$82.90	$88.54	$110.79	$111.12

PENSION BENEFITS

Pension benefits are paid to executive officers under three different plans: The Clorox Company Pension Plan, the Nonqualified Deferred Compensation Plan and the Supplemental Executive Retirement Plan (“SERP”).

The Company’s Pension Plan is a noncontributory “cash balance” defined benefit plan qualified under pertinent income tax laws. Essentially all salaried employees, as well as nonunion hourly employees with at least one year of service, participate in the Pension Plan. Prior to July 1, 1996, benefits were calculated based on career average compensation. Effective July 1, 1996, participants in the plan accrue benefits equal to 3 percent of qualified earnings each year. Qualified earnings include base annual salary and bonus. Participants’ benefits are adjusted each quarter by an interest factor. Participants meeting certain age and years of service levels will receive the greater of the benefits calculated under the career average compensation formula and the cash balance formula. Except for Mr. Peiros and Mr. Conti, who will receive benefits calculated under the cash balance formula, each of the Named Officers met the age and years of service levels and will receive the greater of the benefits under the current and prior formulas. A participant is fully vested in his or her benefit after 5 years of service.

The Nonqualified Deferred Compensation Plan provides additional benefits equal to the employer-provided benefits that plan participants do not receive under the Pension Plan because of Internal Revenue Code limits. This plan has the same five-year vesting provision as the Pension Plan.

The purpose of the SERP is to provide executive officers a fixed objective of 55 percent of the average annual compensation for the three consecutive years of highest compensation (except bonuses need not be consecutive). Compensation consists of base annual salary and the EIC Plan and the MIC Plan bonuses. For the Named Officers, those amounts are shown in the salary and bonus columns of the Summary Compensation Table on page 16. There is a minimum service requirement of ten years. SERP benefits are offset by the annuity value of amounts received from primary social security, the Pension Plan and Company contributions to the Employee Retirement Investment Plan and Nonqualified Deferred Compensation Plan.

Pension benefits are subject to actual market returns, therefore, the ultimate benefit payable could exceed the SERP objective of 55 percent of average compensation. Assuming retirement at age 65, fiscal year 2003 annual base salary and bonus and no future increase in such compensation and an interest rate of 8 percent, the total pension benefit for the Named Officers is not expected to exceed 55 percent of their average compensation. The retirement benefits shown in the table below are based on the SERP, calculated for an unmarried person, on a straight line annuity basis, based on retirement at age 65 with 15 or more years of service with the Company. They would be proportionately reduced for early retirement or for shorter years of service to a minimum of 10 years. Thus, the table below shows what would be received by the Named Officers under the three plans for pension benefits, taken collectively.

Compensation (1)	15 or more Years of Service
$400,000	$220,000
$600,000	$330,000
$800,000	$440,000
$1,000,000	$550,000
$1,200,000	$660,000
$1,400,000	$770,000
$1,600,000	$880,000
$1,800,000	$990,000
$2,000,000	$1,100,000
$2,200,000	$1,210,000
$2,400,000	$1,320,000
$2,600,000	$1,430,000
$2,800,000	$1,540,000
$3,000,000	$1,650,000

Compensation (1)	15 or more Years of Service
$3,200,000	$1,760,000
$3,400,000	$1,870,000
$3,600,000	$1,980,000
$3,800,000	$2,090,000
$4,000,000	$2,200,000
$4,200,000	$2,310,000
$4,400,000	$2,420,000
$4,600,000	$2,530,000

(1)	The number of years of credited service for each of the Named Officers are: Mr. Sullivan, 32; Mr. Johnston, 22; Mr. Peiros, 23; Mr. Conti, 22; and Ms. Rose, 25.

EMPLOYMENT AGREEMENTS AND OTHER ARRANGEMENTS

The Company has entered into employment agreements with each of the Named Officers named in the Summary Compensation Table on page 15 above.

Upon termination of his current employment agreement on December 31, 2003, Mr. Sullivan is entitled to receive (i) a payment equal to his EIC and MIC Plan awards for fiscal year 2004 prorated to the date of termination, payable after the end of the fiscal year, when award payments are made for employed executive officers, (ii) immediate vesting of the option and restricted stock rights granted in fiscal year 2002, and (iii) continued participation in the Company’s medical and dental insurance programs similar to other employees terminated at age 55 or older with 10 or more years of service. In addition, in the event of such a termination, Mr. Sullivan is entitled to the following benefits, grossed up to eliminate the impact of federal and state income taxation: (iv) access to the Company plane or similar aircraft for 3 years, up to a value of $50,000 per year calculated in the manner most favorable to Mr. Sullivan consistent with Internal Revenue Service regulations, (v) an office and part-time secretarial support for 5 years, and (vi) financial planning services for 3 years with an aggregate value of up to $45,000. In the event of an “at will” termination of his employment by the Company prior to December 31, 2003, Mr. Sullivan is entitled to receive items (iii), (iv), (v) and (vi) above, plus (vii) continuation of salary for 2 years at a monthly rate equal to his highest monthly base salary rate in effect during the 12 month period preceding the termination; (viii) a payment equal to 100 percent of his target EIC and MIC Plan awards for the fiscal year preceding the year in which the termination occurs, prorated to the date of termination; (ix) bonus continuation payments for 2 years at a monthly rate equal to one twelfth of 100 percent of his target EIC and MIC Plan awards for the fiscal year preceding the year in which the termination occurs and (x) continued benefit credits and service accruals under the SERP described above for 2 years.

With respect to Messrs. Johnston, Peiros, and Conti and Ms. Rose, their employment agreement terms are “evergreen” in that they maintain a 3-year term, unless either party gives 3-years’ notice of termination. The employment agreements are also terminable at any time by the Company for “Cause,” as that term is defined in them, or “at will” by either the officer or the Company. In the case of an “at will” termination by the Company, an officer is entitled to receive annual severance benefits of his then current base salary, plus 75 percent of his target EIC and MIC Plan awards for the previous fiscal year, for the length of the remaining term of his employment agreement, subject to offset for other earned income. The employee agreements provide that the officer is entitled to continue to participate in the Company’s medical and dental insurance programs for the same period. In addition, the officer would receive pro-rated EIC and MIC Plan awards for the year in which termination occurs.

The Company has entered into change of control agreements with each of the Named Officers. Within a 3-year period of a “change of control,” “business combination” or complete dissolution or liquidation of the Company (as described in footnote (4) to the Summary Compensation Table on page 15), an officer may terminate his employment in the event of a reduction or elimination in rank, responsibilities, compensation or benefits, and he may also terminate his employment absent such reasons within a 30-day period following the first anniversary of the change of control. In the event of such termination, the officer will receive a lump sum amount equal to his then current base salary, plus 100 percent of his target EIC and MIC Plan awards for the then current fiscal year, multiplied by the change of control benefit multiple under the change of control agreements. For the Named Officers, such multiple is three. In addition, an officer is entitled to continue to participate in the Company’s medical and dental insurance programs for the remaining term of his change of control agreement. The officer would also receive pro-rated EIC and MIC Plan awards for the year in which termination occurs. If payments received under the change of control agreements are subject to tax under Section 4999 of the Internal Revenue Code of 1986, as amended (which deals with certain payments contingent on a change of control), the Company will make an additional payment to the officer in respect of such tax.

The Company has also entered into employment agreements and change of control agreements on similar terms with each of the other executive officers of the Company. The termination notice periods for these agreements range from three years to one year depending upon the executive officer’s level in the organization and his or her tenure as an executive officer.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 and Securities and Exchange Commission regulations require the Company’s directors, certain officers and greater than ten percent stockholders to file reports of ownership on Form 3 and changes in ownership on Forms 4 or 5 with the Securities and Exchange Commission. The Company undertakes to file such forms on behalf of the reporting directors or officers pursuant to a power of attorney given to certain attorneys-in-fact. The reporting officers, directors and ten percent stockholders are also required by Securities and Exchange Commission rules to furnish the Company with copies of all Section 16(a) reports they file.

Based solely on its review of copies of such reports received or written representations from such executive officers, directors and ten percent stockholders, the Company believes that all Section 16(a) filing requirements applicable to its directors, executive officers and ten percent stockholders were complied with during fiscal year 2003, except the following: G. Craig Sullivan filed a Form 4 which included November 26, 2002 transactions, which was due on November 29 but not received by the Securities and Exchange Commission until December 3 due to mail pick up and delivery interruptions during the Thanksgiving holiday; Mr. Sullivan also filed a Form 4 in August 2003 to report timely transactions, but which also included the acquisition of 34 shares of Common Stock (pre-August 1999 split) acquired in 1999 in connection with the First Brands merger; Richard T. Conti filed a Form 4 in July 2003 to disclose a stock option exercise in June 2003; and Mark J. Richenderfer filed a Form 5 in August 2003 which included the disposition in June 2003 of Company shares in a stock withholding arrangement in connection with the release of restricted stock.

PROPOSAL NO. 2:
APPROVAL OF THE CLOROX COMPANY’S INDEPENDENT DIRECTORS’ STOCK-BASED COMPENSATION PLAN

In 1996, the board of directors adopted The Clorox Company Independent Directors’ Stock-Based Compensation Plan (the “Plan”) to replace the existing Directors’ Deferred Compensation Plan and the Directors’ Retirement Plan. The Plan is designed to give independent directors a long-term stake in the Company, aligned with the interests of stockholders, by requiring that directors take a portion of their compensation in stock units that cannot be sold until after they leave the board. In addition, directors are permitted to convert all or a portion of their current fees to stock units, which also may not be sold until the director leaves the board.

On June 30, 2003, the United States Securities and Exchange Commission approved New York Stock Exchange (“NYSE”) rules that require NYSE-listed companies to obtain stockholder approval of such plans. On September 17, 2003, the board of directors amended the Plan to conform to the new NYSE rules and directed that the Plan, as amended, be submitted to stockholders for approval. A copy of the Plan is attached to this proxy statement as Appendix C.

Plan Summary

The following description is a summary of the Plan. Please refer to the full Plan attached as Appendix C for the actual Plan provisions.

1.	Purposes of the Plan. The purposes of the Plan are to enhance the Company’s ability to attract and retain independent directors whose training, experience and ability will promote the interests of the Company and to directly align the interests of such independent directors with the interests of the Company’s stockholders by providing deferred compensation based on the value of the Company’s stock.

2.	Term of the Plan. The Plan will terminate on September 16, 2006 or ten years after its most recent approval by stockholders, whichever is later. Termination will not affect benefits accrued to participants prior to the termination date.

3.	Contributions to the Plan. Contributions to the Plan are made in four ways.

a.	Retirement Plan Conversion. When the Plan was first adopted, each independent director who was then participating in the Plan received a credit to the Plan of deferred stock units equal in value to the then current value of accrued benefits under the Directors’ Retirement Plan.

b.	Deferred Compensation Plan Conversion. When the Plan was first adopted, each participating director was offered the opportunity to convert his/her existing balance in the Directors’ Deferred Compensation Plan to deferred stock units or a deferred cash account in the Plan.

c.	Automatic Credits. Each independent director is credited on December 31 of each year with $10,000 in deferred stock units. Each deferred stock unit has a value equal to the average of the closing price of the Common Stock on the last five (5) trading days of the month of December.

d.	Elective Credits. Each independent director may choose to defer all or a portion of his/her director’s fees into the Plan, in either a deferred cash account or a deferred stock unit account. The value of the deferred stock units is equal to the closing price of a share of the Common Stock on the last trading day of the quarter during which the fees were earned.

4.	Deferred Stock Units. A participant’s deferred stock unit account does not contain shares of Common Stock, but is treated as if it were invested in shares of Common Stock equal to the number of the deferred stock units credited to the account.

a.	Dividends. Credits are added to the account on dividend payment dates in the same amount for each stock unit as dividends paid on a share of Common Stock and the number of deferred stock units in the account is increased by a number equal to the value of the credits added divided by the closing price of the Common Stock on the dividend payment date.

b.	Valuation of Deferred Stock Units. The value of a deferred stock unit in an account on any date is the closing price of a share of Common Stock on that date.

c.	Recapitalization. In the event that a transaction or event occurs that affects the Common Stock, the board of directors may make any adjustment in the deferred stock unit accounts necessary to prevent dilution or enlargement of the benefits under the Plan.

d.	Hypothetical Nature of Stock Unit Accounts. The deferred stock unit accounts are maintained for bookkeeping purposes only and do not hold any assets. They do not entitle the holder to acquire the Common Stock and do not carry any voting or dividend rights.

5.	Deferred Cash Accounts. Deferred cash accounts are credited with interest at the prime rate published by Wells Fargo Bank on January 1 of each year, compounded quarterly.

6.	Payment. The right of any person to receive payments from a Plan account is an unsecured claim against the Company’s assets. Amounts credited to a deferred cash account shall be paid in cash and amounts credited to a deferred stock unit account shall be paid in Common Stock. Payments will be made beginning on the first business day of the calendar year following the year in which a director’s board service terminates. Payments will be made in five annual installments unless the director chooses, before leaving the board, to receive his/her payment in a lump sum.

7.	Administration. The Plan is administered by the board, which has the authority to interpret the Plan and decide all matters arising under the Plan.

8.	Amendment and Termination. The board may amend or terminate the Plan, but no amendment may reduce the benefit previously accrued to a participant without that person’s consent or increase the benefits payable under the Plan without stockholder approval.

9.	Change of Control. In the event of a change of control of the Company, as defined in the Plan, the value of a participant’s account shall be paid to the participant in a lump sum cash distribution within five (5) days of the change of control. The employee members of the board prior to the change of control shall adjust the account as may be appropriate to reflect interest and dividends to the date of the change of control, and other factors that they deem appropriate. For purposes of determining the amount of the payment for deferred stock units held in the account, the value of deferred stock units will be the closing price of the Common Stock on or nearest the date of the change of control or the highest price per share of Common Stock actually paid in connection with the change of control, whichever is higher.

Other Information

The Plan is available only to non-employee directors of the Company. There are currently ten (10) non-employee directors. The benefits to be received by Plan beneficiaries in the future are not determinable. The following table describes the benefits that were received by Plan beneficiaries during the Company’s most recent fiscal year.

PLAN BENEFITS

The Clorox Company Independent Directors’ Stock-Based Compensation Plan

Name	Dollar Value ($)(1)(3)	Number of Units (2)(3)
Non-executive director group	$115,000	2,658.28

(1)	Amounts in this column are the amounts of automatic grants under the Plan and do not include $60,065.94 in dividend equivalents paid on previously issued deferred stock units and $361,250 in voluntarily deferred directors’ fees.

(2)	Amounts in this column are the number of deferred stock units automatically granted under the Plan and do not include 1,395.83 units accrued with respect to dividend equivalents paid on previously issued deferred stock units and 8,545.09 deferred stock units accrued in voluntarily deferred directors’ fees.

(3)	The total dollar value at June 30, 2003 of all deferred stock units accrued under the Plan was $3,104,377.90 and the total number of deferred stock units accrued on June 30, 2003 was 72,787.29.

The board of directors recommends the adoption of the following resolution, which will be presented at the Annual Meeting:

RESOLVED, that the stockholders of The Clorox Company hereby approve and adopt The Clorox Company Independent Directors’ Stock-Based Compensation Plan attached as Appendix C to the proxy statement for this meeting.

The persons designated in the enclosed proxy will vote your shares FOR ratification unless you include instructions to the contrary. The affirmative vote of a majority of the shares of Common Stock represented and entitled to vote at the Annual Meeting is required to approve the plan.

PROPOSAL NO. 3:
RATIFICATION OF CERTIFIED PUBLIC ACCOUNTANTS

The Audit Committee of the board of directors has recommended, and the board of directors has selected, Ernst & Young LLP, certified public accountants, for the fiscal year ending June 30, 2004. Ernst & Young LLP has been so engaged since February 15, 2003. Additional information concerning the engagement of Ernst & Young LLP and the dismissal of the Company’s previous certified public accountants, Deloitte & Touche LLP may be found in the Audit Committee Report on pages 9 to 11 above.

Ratification of the selection of Ernst & Young LLP by stockholders is not required by law. However, as a matter of policy, such selection is being submitted to the stockholders for ratification at the Annual Meeting (and it is the present intention of the board of directors to continue this policy). The board of directors recommends the adoption of the following resolution, which will be presented at the Annual Meeting:

RESOLVED, that the stockholders of The Clorox Company hereby ratify the selection of Ernst & Young LLP, certified public accountants, for the fiscal year ending June 30, 2004.

The persons designated in the enclosed proxy will vote your shares FOR ratification unless you include instructions to the contrary. If the stockholders fail to ratify the selection of this firm, the board of directors will reconsider the matter. The affirmative vote of a majority of the shares of Common Stock represented and voted at the Annual Meeting is required to ratify the selection of Ernst & Young LLP.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting to respond to appropriate questions and to make a statement should they desire to do so.

OTHER BUSINESS

The board of directors is not aware of any other matters to come before the Annual Meeting. If any matter not mentioned herein is properly brought before the Annual Meeting, the persons named in the enclosed proxy will have discretionary authority to vote all proxies with respect thereto in accordance with their judgment and Rule 14a-4 under the Securities Exchange Act of 1934.

OTHER INFORMATION

Consolidated financial statements for the Company are attached as Appendix D to this proxy statement and are included in the Annual Report on Form 10-K for the fiscal year ended June 30, 2003 filed with the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. A copy of the 2003 Form 10-K (excluding exhibits) may be obtained, without charge, by calling Clorox Shareholder Direct at 1-888-CLX-NYSE (259-6973) toll-free, 24 hours a day, seven days a week or by writing to the secretary at the address shown on the top of the notice accompanying this proxy statement.

SOLICITATION OF PROXIES

The Company does not plan to retain an outside firm in connection with the solicitation of the enclosed proxy. However, it may do so if it believes it is necessary. In addition, executive officers, directors and regular employees of the Company, who will receive no extra compensation for their services, may solicit proxies by telephone, facsimile, personal call or via online methods.

STOCKHOLDER PROPOSALS FOR 2004 ANNUAL MEETING

Under the rules of the Securities and Exchange Commission, if a stockholder wishes to submit a proposal for inclusion in the Company’s proxy statement for consideration at next year’s annual meeting, the proposal must be received in writing by the secretary at the address shown on the top of the notice accompanying this proxy statement not later than June 8, 2004. If a stockholder wishes to submit a proposal for consideration at next year’s annual meeting, the proposal must be received in writing by the secretary by September 10, 2004. Any other proposal submitted with respect to the Company’s 2004 Annual Meeting of Stockholders will be considered untimely for purposes of Rules 14a-4, 14a-5 and 14a-6 under the Securities Exchange Act of 1934.

By Order of the Board of Directors

Peter D. Bewley,
Senior Vice President — General Counsel
and Secretary

October 6, 2003

APPENDIX A

AUDIT COMMITTEE CHARTER

PURPOSE AND AUTHORITY

The Audit Committee is established by the Board of Directors (“Board”) for the purposes of:

1.	assisting the Board in overseeing the:

•	integrity of the Company’s financial statements,

•	independent auditor’s qualifications and independence,

•	performance of the Company’s internal audit function and independent auditor,

•	Company’s system of disclosure controls and system of internal controls regarding finance, accounting, legal compliance and ethics that management and the Board have established,

•	Company’s compliance with legal and regulatory requirements; and

2.	preparing the report required by the Securities and Exchange Commission (“SEC”) proxy rules to be included in the Company’s annual proxy statement.

The Audit Committee will report regularly to the Board regarding its execution of its duties and responsibilities.

The Audit Committee is empowered to obtain advice and assistance from outside legal, accounting or other advisors, and to fully investigate any matter brought to its attention, as deemed appropriate to perform its duties and responsibilities. The Company shall provide appropriate funding, as determined by the Audit Committee, for the Audit Committee’s administrative expenses, and for compensation to the independent auditor and to any advisors that the Audit Committee chooses to engage.

This charter shall be reviewed and updated annually. Additionally, the Audit Committee will perform an annual assessment of its performance relative to the purpose, duties and responsibilities outlined herein.

COMPOSITION AND MEETINGS

The membership of the Audit Committee shall consist of at least three directors, as determined by the Board, who are generally knowledgeable in financial and auditing matters. Each member shall be an independent director (as defined by all applicable rules and regulations), and free of any relationship that, in the opinion of the Board, would interfere with his or her individual exercise of independent judgement. The Board should determine whether at least one member of the Committee qualifies as an “Audit Committee financial expert” in compliance with the criteria established by the SEC for purposes of making appropriate disclosures in periodic filings as required by the SEC.

The Committee will meet at least four times annually. As part such meetings, the Committee will meet, at least annually, with management, the Vice President of Internal Audit and the independent auditors in private executive sessions. Additionally, the Committee will meet quarterly with the independent auditors and management to discuss the annual and quarterly financial statements, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, quality of earnings, reserves and accruals, suitability of accounting principles, highly judgmental areas, audit adjustments, whether or not recorded, and such other areas of inquiry as may be appropriate, and to recommend to the Board whether the audited financial statements should be included in the Annual Report on Form 10-K.

Responsibilities

The Audit Committee’s primary responsibilities include:

■	Information Released to the Public: Discuss with management and the independent auditors the general nature of information to be disclosed and the type of presentation to be made in earnings press releases, and in financial information and earnings guidance provided to analysts and rating agencies.

■	Independent Auditors:

•	Appoint, retain, compensate and oversee the work performed by the independent auditor for the purpose of preparing or issuing an audit report or related work. The independent auditor shall report directly to the Audit Committee, and the Committee has the ultimate authority and responsibility to evaluate the performance of the independent auditor and, where appropriate, terminate the independent auditor. The Audit Committee has responsibility for resolution of disagreements between management and the independent auditors in the event that they arise. The Audit Committee will consider and approve, in advance, any audit and permissible non-audit services to be performed by the independent auditor (other than those de minimus exceptions permitted by the Sarbanes-Oxley Act of 2002), with applicable reporting in periodic reports required by Section 13(a) of the Securities Exchange Act of 1934.

•	At least annually, obtain and review a report by the independent auditor describing: the firm’s internal quality control procedures; any material issues raised by the most recent internal quality control review, peer review, or any inquiry or investigation by any governmental or professional authorities within the last 5 years, and the firm’s actions to address such issues; the qualifications of the audit team members performing the work; and all relationships between the independent auditor and the Company, including the auditor’s written affirmation that the auditor is in fact independent.

•	Hold timely discussions with the independent auditor regarding:

♦	any problems or difficulties encountered during the audit and management’s response, including any restrictions on the scope of the independent auditor’s activities or on access to requested information and any significant disagreements with management;

♦	critical accounting policies and practices, including alternative treatments within generally accepted accounting principles, ramifications of using such alternative treatments, and the auditor’s conclusions about the treatment selected by the Company;

♦	other reports of the independent auditor, including the auditor’s attestation on management’s internal control report, management letter and schedule of unadjusted audit differences.

•	Set hiring policies for employees or former employees of the independent auditors.

■	Internal Audit: Oversee the internal audit function, including:

•	Reviewing and advising management on the selection and retention of the vice president of internal audit.

•	Review internal audit activities, including budget, staffing, scope and results of work performed.

■	Financial Reporting Processes: In consultation with the independent auditor and internal auditors, review:

•	The Company’s financial reporting processes and internal control structure.

•	Analysis prepared by management regarding significant financial reporting issues, accounting principles, judgments and estimates, off-balance sheet structures and taxation matters.

•	Significant related party transactions.

•	The effect of pending and newly implemented regulatory and accounting initiatives related to the Company’s financial statements.

■	Compliance and Risk Management: Review management’s practices to identify, manage and monitor compliance with applicable government and regulatory requirements, including:

•	Discussion with management of the status of pending litigation, taxation matters, environmental issues and other areas of oversight to the legal and compliance area as may be appropriate.

•	Oversight of compliance with the Company’s Code of Business Conduct, including periodically reviewing and updating the Code, and evaluating management’s activities to monitor compliance with the Code.

•	Discussion of policies with respect to risk assessment and risk management.

■	Anonymous Reporting: Establish and maintain procedures for the confidential, anonymous submission by Company employees regarding questionable accounting or auditing matters. Maintain procedures to receive, retain and address complaints regarding accounting, internal controls or auditing matters.

■	Qualified Legal Compliance Committee: Act as the Company’s Qualified Legal Compliance Committee, to review matters raised by the Company’s attorneys with respect to material violations of federal or state securities law, fiduciary duties or similar federal or state law (as defined in Title 17, Chapter 2 of the Code of the Federal Regulations, Part 205.2 (k)) by the Company, its officers, directors, employees or agents, with the appropriate authority and responsibility as set forth in the regulations:

•	To receive, retain and consider any report of evidence of a material violation under the regulations, and to inform the Company’s general counsel and chief executive officer of any such reports, as required;

•	To determine whether an investigation is necessary and, if so, to notify the Board of Directors and initiate an investigation, with retention of additional expert personnel as deemed necessary; and

•	At the conclusion of any such investigation, to inform the general counsel, chief executive officer and the Board of Directors of the Committee’s recommended Company response to address the evidence noted, along with any other recommended actions (as determined by a majority vote of the Committee), including the authority to notify the SEC in the event that the Company fails, in any material respect, to implement an appropriate response that the Committee has recommended the Company to take.

■	Other Responsibilities: Perform other activities consistent with this Charter, the Company’s bylaws and governing law, as the Committee or the Board deems necessary or appropriate.

APPENDIX B
NOMINATING AND GOVERNANCE COMMITTEE CHARTER

Purpose and Authority

The Nominating and Governance Committee (the “Committee”) is established by the Board of Directors (the “Board”) for the purposes of:

1.	Identifying and recruiting individuals qualified to become Board members;

2.	Recommending to the Board individuals to be selected as director nominees for the next annual meeting of stockholders; and

3.	Reviewing and recommending to the Board changes in the corporate governance principles applicable to the corporation, including the Board of Directors Plan of Organization.

The Committee will report regularly to the Board regarding its execution of its duties and responsibilities.

The Committee shall have the sole authority to retain and terminate any search firm to be used to identify director candidates, including sole authority to approve the search firm’s fees and other retention terms, and to retain and terminate counsel and other consultants that it deems necessary to carry out its duties.

This Charter shall be reviewed and updated as necessary annually. The Committee shall also perform an annual evaluation of its performance relative to the purpose, duties and responsibilities described herein. The Committee may delegate any of its duties and responsibilities to subcommittees

Composition and Meetings

The Committee shall consist of at least three directors who are determined by the Board to be independent as that term is defined by the New York Stock Exchange.

The Board shall select Committee members at the first Board meeting following the annual meeting of stockholders. The Board, by majority vote, may remove a member of the Committee without cause at any duly noticed meeting of the Board.

The Committee shall meet at least three times annually, and additional times as necessary.

Duties and Responsibilities

The Committee shall:

1.	Oversee the operation of the Board of Directors Plan Of Organization and the evaluation of the overall performance of the Board, its committees and management and make recommendations to the Board to make appropriate changes in its Plan of Organization and governance principles as necessary.

2.	Establish criteria for membership on the Board.

3.	Recommend annually to the Board the slate of Director candidates to be proposed for election to the Board. The Committee seeks candidates with diverse backgrounds and experiences who are expected to be able to contribute in a meaningful way to the Board’s deliberations respecting the Company’s business strategies, financial and operational performance and corporate governance practices.

4.	Recommend to the Board criteria regarding the composition of the Board, total size and proportion of Management to Independent Directors.

5.	Recommend to the Board criteria related to tenure as a Director, such as the retirement policy for Directors.

6.	Oversee Director orientation and continuing education.

7.	Make recommendations to the Board with respect to Director independence determinations.

B-1

8.	Review, at least every two years, Board compensation and recommend to the Board any changes that seem appropriate.

9.	Recommend to the Board the general criteria regarding the structure, function and composition of Board committees and, each year, specific Board assignments of individual Directors to these committees, including the selection of committee chairs.

10.	Consider stockholder nominations for Board membership.

11.	Nominate individuals for election to the Board between annual stockholders meetings.

12.	Review and make recommendations regarding stockholders proposals related to governance.

B-2

APPENDIX C
THE CLOROX COMPANY INDEPENDENT DIRECTORS’ STOCK-BASED COMPENSATION PLAN

ARTICLE I
ESTABLISHMENT AND PURPOSES OF PLAN

1.01    Establishment of Plan

The Company hereby establishes the Clorox Company Independent Directors’ Stock-Based Compensation Plan, a nonqualified deferred compensation plan for the Independent Directors of the Company. The Plan shall be an unfunded plan within the meaning of the Internal Revenue Code of 1986, as amended. It is intended that the Plan not cover employees and therefore not be subject to the Employee Retirement Income Security Act of 1974, as amended.

1.02    Purpose of Plan

The purpose of the Plan is to enhance the Company’s ability to attract and retain Independent Directors whose training, experience and ability will promote the interests of the Company and to directly align the interests of such Independent Directors with the interests of the Company’s shareowners by providing compensation based on the value of Clorox Common Stock. The Plan is designed to permit such Independent Directors to defer the receipt of all or a portion of the cash compensation otherwise payable to them for services to the Company as members of the Board. This Plan replaces the Company’s Directors’ Deferred Compensation Plan and the Directors’ Retirement Plan with respect to persons who are the Independent Directors of the Company on July 1, 1996, or who become such after that date.

1.03    Effective Date of Plan

Except as otherwise provided by Section 3.01, the Plan shall apply only to a Participant’s Director’s Fees with respect to service on and after July 1, 1996.

ARTICLE II
DEFINITIONS

Unless the context clearly indicates otherwise, the following terms, when used in capitalized form in the Plan, shall have the meanings set forth below:

Account shall mean a bookkeeping account established for a Participant under Section 4.01.

Article shall mean an article of the Plan.

Beneficiary shall mean a Participant’s beneficiary, designated in writing and in a form and manner satisfactory to the Board, or if a Participant fails to designate a beneficiary, or if the Participant’s designated Beneficiary predeceases the Participant, the Participant’s estate.

Board shall mean the Board of Directors of the Company.

Clorox Common Stock shall mean the common stock of the Company.

Closing Price shall mean, with respect to any date specified by the Plan, the closing price of a share of Clorox Common Stock on the composite tape of New York Stock Exchange issues (or if there was no reported sale of Clorox Common Stock on such date, on the next preceding day on which there was such a reported sale).

Company shall mean The Clorox Company.

Deferred Stock Unit shall mean a hypothetical share of Clorox Common Stock as described in Section 4.02.

Director’s Fees shall mean the annual retainer, special assignment and meeting fees payable to a Participant for services to the Company as an Independent Director. Director’s Fees do not include amounts credited to a Participant under Section 3.01 or Section 3.02 hereof.

Exchange Act means the Securities Exchange Act of 1934, as amended.

Independent Director means any individual who serves as a member of the Board of Directors of the Company and who is not an employee of the Company or any of its subsidiaries.

Participant means an Independent Director who is participating in the Plan.

Payment Anniversary Date shall mean an anniversary of the Payment Commencement Date.

Payment Commencement Date shall mean the first business day of the Plan Year immediately following the Plan Year in which the Participant terminates service as a member of the Board.

Plan shall mean this Clorox Company Independent Directors’ Stock-Based Compensation Plan, as set forth herein and as amended from time to time.

Plan Year shall mean the calendar year.

Section shall mean a section of the Plan.

ARTICLE III
CREDITS

3.01    Transition Credits

(a)  Retirement Plan Credits. As soon as practicable on or after July 1, 1996, the Company shall credit to the Account of each Participant a number of Deferred Stock Units determined in accordance with the schedule set forth in Appendix I to the Plan. The credits set forth in Appendix I shall be provided in lieu of any benefits to which the Participant otherwise would have been entitled under The Clorox Company Directors’ Retirement Plan as of its termination on June 30, 1996.

(b)  Deferred Compensation Plan Credits.

(1)  Each Participant who has a balance standing to his or her credit in the Directors’ Deferred Compensation Plan as of July 1, 1996, shall be permitted a one-time election, on or before December 31, 1996, to convert all or a portion of the balance standing to his or her credit in the Directors’ Deferred Compensation Plan to Deferred Stock Units as of December 31, 1996. A Participant who elects to convert all or a portion of his or her account in the Directors’ Deferred Compensation Plan to Deferred Stock Units shall be credited with the number of Deferred Stock Units determined by dividing the portion of his or her account in the Directors’ Deferred Compensation Plan on December 31, 1996, for which such election is made by the average of the daily Closing Price for the month of December 1996.

(2)  A Participant who does not elect to convert all of the balance standing to his or her credit in the Directors’ Deferred Compensation Plan to Deferred Stock Units shall have the balance not converted transferred to a Deferred Cash Account which, thereafter, shall be administered under the terms of this Plan.

3.02    Automatic Credits

As of the last day of each Plan Year, the Company shall credit Deferred Stock Units to each Participant’s Deferred Stock Unit Account equal to the number of Deferred Stock Units determined by dividing Ten Thousand Dollars ($10,000) by the average of the Closing Prices for the last five (5) trading days in the month of December. In the case of a Participant whose service as an Independent Director terminates during the Plan Year, the applicable dollar amount shall be determined by multiplying Ten Thousand Dollars ($10,000) by a fraction, the numerator of which shall be the number of full calendar quarters of service as an Independent Director completed by the Participant during the Plan Year and the denominator of which shall be four.

3.03    Elective Credits

(a)  Subject to the provisions of this Section 3.03, a Participant may make an irrevocable election, with respect to each Plan Year, to receive all or a portion of his or her Director’s Fees for the year in the form of cash, shares of Clorox Common Stock, deferred cash or Deferred Stock Units, provided that an individual who becomes a

Participant on the Effective Date may elect to receive Director’s Fees for the first quarter of the Company’s fiscal year 1997 only in the form of cash or shares of Clorox Common Stock. An election under this Section 3.03 shall be made in a form and manner satisfactory to the Board and shall be effective for a Plan Year only if made before the beginning of the Plan Year; provided that (i) an individual who becomes a Participant on the Effective Date may make an election to receive Director’s Fees in the form of cash, shares of Clorox Common Stock, deferred cash or Deferred Stock Units for the second quarter of the Company’s fiscal year 1997 on or before September 30, 1997, and (ii) any other individual who becomes a Participant after the first day of a Plan Year may make the election for that Plan Year within 30 days of becoming a Participant. A Participant who does not file a timely election for a Plan Year shall receive his or her Director’s Fees in cash.

(b)  A Participant who elects to receive his or her Director’s Fees in the form of shares of Clorox Common Stock, deferred cash, and/or Deferred Stock Units shall specify the percentage of such Director’s Fees (in multiples of 10%, with an aggregate minimum of 50%) to be paid in the form of shares of Clorox Common Stock, deferred cash or Deferred Stock Units.

(c)  A Participant who elects to receive shares of Clorox Common Stock shall be distributed shares of Clorox Common Stock as of the last day of each calendar quarter equal to his or her accrued Director’s Fees for the quarter, multiplied by the percentage of such Director’s Fees previously selected by the Participant to be applied to the purchase of shares of Clorox Common Stock, and divided by the Closing Price as of the last trading day in such calendar quarter. Cash shall be distributed in lieu of fractional shares of Clorox Common Stock.

(d)  A Participant who elects to receive deferred cash shall have credited to his or her Deferred Cash Account as of the last day of each calendar quarter an amount determined by multiplying his or her accrued Director’s Fees for the quarter by the percentage of such Director’s Fees previously selected by the Participant to be received as deferred cash.

(e)  A Participant who elects to receive Deferred Stock Units shall have credited to his or her Deferred Stock Unit Account as of the last day of each calendar quarter the number of Deferred Stock Units determined by multiplying his or her accrued Director’s Fees for the quarter by the percentage of such Director’s Fees previously selected by the Participant to be applied to the purchase of Deferred Stock Units, and dividing the product thereof by the Closing Price as of the last trading day in such calendar quarter.

ARTICLE IV
ACCOUNTS AND INVESTMENTS

4.01    Accounts

A separate Account under the Plan shall be established for each Participant. Such Account shall be (a) credited with the amounts credited in accordance with Article III, (b) credited (or charged, as the case may be) with the investment results determined in accordance with Sections 4.02, and 4.03, and (c) charged with the amounts paid by the Plan to or on behalf of the Participant in accordance with Article V. Within each Participant’s Account, separate subaccounts (including, as necessary, a Deferred Stock Unit Account and a Deferred Cash Account) shall be maintained to the extent the Board determines them to be necessary or useful in the administration of the Plan.

4.02    Deferred Stock Units

(a)  Deemed Investment in Clorox Common Stock. Except as provided in subsection (b), below, a Participant’s Deferred Stock Unit Account shall be treated as if it were invested in Deferred Stock Units that are equivalent in value to the fair market value of shares of Clorox Common Stock in accordance with the following rules:

(1)  Deemed Reinvestment of Dividends. The number of Deferred Stock Units credited to a Participant’s Deferred Stock Unit Account shall be increased on each date on which a dividend is paid on Clorox Common Stock. The number of additional Deferred Stock Units credited to a Participant’s Deferred Stock Unit Account as a result of such increase shall be determined by (i) multiplying the total number of Deferred Stock Units (excluding fractional Deferred Stock Units) credited to the Participant’s Deferred Stock Unit Account immediately before such increase by the amount of the dividend paid per share of Clorox Common Stock on the dividend payment date, and (ii) dividing the product so determined by the Closing Price on the dividend payment date.

(2)  Conversion Out of Deferred Stock Units. The dollar value of the Deferred Stock Units credited to a Participant’s Deferred Stock Unit Account on any date shall be determined by multiplying the number of Deferred Stock Units (including fractional Deferred Stock Units) credited to the Participant’s Deferred Stock Unit Account by the Closing Price on that date.

(3)  Effect of Recapitalization. In the event of a transaction or event described in this paragraph (3), the number of Deferred Stock Units credited to a Participant’s Deferred Stock Unit Account shall be adjusted in such manner as the Board, in its sole discretion, deems equitable. A transaction or event is described in this paragraph (3) if (i) it is a dividend (other than regular quarterly dividends) or other distribution (whether in the form of cash, shares, other securities, or other property), extraordinary cash dividend, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, repurchase, or exchange of shares or other securities, the issuance or exercisability of stock purchase rights, the issuance of warrants or other rights to purchase shares or other securities, or other similar corporate transaction or event and (ii) the Board determines that such transaction or event affects the shares of Clorox Common Stock, such that an adjustment pursuant to this paragraph (3) is appropriate to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan.

(b)  Change in Deemed Investment Election. A Participant who elects to receive distribution of his or her Accounts in annual installments will continue to have his or her Deferred Stock Unit Account credited with Deferred Stock Units during the installment period.

4.03    Deferred Cash Accounts

Deferred Cash Accounts shall be credited with interest at an annual rate for each Plan Year equal to the Prime Lending Rate of Wells Fargo Bank as in effect on January 1 of such year. Interest shall be accrued to the date of the actual payment and shall be compounded on a calendar quarter basis.

4.04    Hypothetical Nature of Accounts and Investments

Each Account established under this Article IV shall be maintained for bookkeeping purposes only. Neither the Plan nor any of the Accounts established under the Plan shall hold any actual funds or assets. The Deferred Stock Units established hereunder shall be used solely to determine the amounts to be paid hereunder, shall not be or represent an equity security of the Company, shall not be convertible into or otherwise entitle a Participant to acquire an equity security of the Company and shall not carry any voting or dividend rights.

ARTICLE V
PAYMENTS

5.01    Entitlement to Payment

(a)  Credits to a Participant’s Account under Section 3.03 shall be in lieu of payment to the Participant of the related Director’s Fees. Any payment under the Plan with respect to an Account shall be made as provided in this Article V. The right of any person to receive one or more payments under the Plan shall be an unsecured claim against the general assets of the Company.

(b)  Amounts credited to a Participant’s Deferred Cash Account shall be paid in cash and amounts credited to a Participant’s Deferred Stock Unit Account shall be paid in shares of Clorox Common Stock, except that a cash payment will be made with any final installment for any fraction of a Deferred Stock Unit remaining in the Participant’s Account. Such fractional Deferred Stock Unit shall be valued at the Closing Price on the date of settlement.

5.02    Payment Commencement Date

Payments to a Participant with respect to the Participant’s Account shall begin as of the Participant’s Payment Commencement Date; provided that if a Participant dies before the Participant’s Payment Commencement Date, payment of the entire value of the Participant’s Account shall be made to the Participant’s Beneficiary in accordance with the provisions of Section 5.03 after the Board receives all documents and other information that it requests in connection with the payment.

5.03    Form and Amount of Payment

(a)  Five Annual Installments. A Participant shall receive his or her Account in five annual installments unless the Participant elects to receive his or her benefits under the Plan in the form of a lump-sum payment in accordance with subsection (b), below. Annual installments shall be payable to the Participant beginning as of the Payment Commencement Date and continuing as of each Payment Anniversary Date thereafter until all installments have been paid. The first annual installment shall equal one-fifth (1/5th) of the value of the Participant’s Account(s), determined as of the Payment Commencement Date. Each successive annual installment shall equal the value of the Participant’s Account(s), determined as of the Payment Anniversary Date, multiplied by a fraction, the numerator of which is one, and the denominator of which is the excess of five over the number of installment payments previously made (i.e., 1/4th, 1/3rd, etc.). If the Participant dies before the Participant’s Payment Commencement Date, or after the Participant’s Payment Commencement Date but before all five installments have been paid, the remaining installments shall be paid to the Participant’s Beneficiary in accordance with the schedule in this subsection (a).

(b)  Lump Sum. A Participant may elect to receive his or her Account under the Plan in the form of a lump-sum payment in lieu of the five installment payments determined under subsection (a) above. The lump sum shall be payable to the Participant in cash and shares of Clorox Common Stock on the Payment Commencement Date. An election under this subsection (b) shall be made in a form and manner satisfactory to the Board and shall be effective as to the Participant only if made prior to termination of service with the Board of Directors. If the Participant dies before his or her Payment Commencement Date having elected to receive benefits in the form of a lump sum, a lump sum payment shall be made to the Participant’s Beneficiary on the Payment Commencement Date.

ARTICLE VI
ADMINISTRATION

6.01    In General

(a)  The Plan shall be administered by the Board. The Board shall act by vote or written consent of a majority of its members.

(b)  The Board shall have the discretionary authority to interpret the Plan and to decide any and all matters arising under the Plan, including without limitation the right to determine eligibility for participation, benefits, and other rights under the Plan; the right to determine whether any election or notice requirement or other administrative procedure under the Plan has been adequately observed; the right to determine the proper recipient of any distribution under the Plan; the right to remedy possible ambiguities, inconsistencies, or omissions by general rule or particular decision; and the right otherwise to interpret the Plan in accordance with its terms. The Board’s determination on any and all questions arising out of the interpretation or administration of the Plan shall be final, conclusive, and binding on all parties.

6.02    Plan Amendment and Termination

The Board may amend, suspend, or terminate the Plan at any time; provided that no amendment, suspension, or termination of the Plan shall, without a Participant’s consent, reduce the Participant’s benefits accrued under the Plan before the date of such amendment, suspension, or termination, and further provided that no amendment shall increase the benefits provided hereunder without stockholder approval. If the Plan is terminated in accordance with this Section 6.02, the terms of the Plan as in effect immediately before termination shall determine the right to payment in respect of any amounts that remain credited to a Participant’s Account upon termination. The Plan shall terminate on the last to occur of September 16, 2006 or the date ten (10) years after the date of the Plan’s most recent approval by the Company’s stockholders.

6.03    Reports to Participants

The Board shall furnish an annual statement to each Participant or, if the Participant is deceased, the Participant’s Beneficiary, reporting the value of the Participant’s Account as of the end of the most recent Plan Year.

6.04    Delegation of Authority

The Board may delegate to officers of the Company any and all authority with which it is vested under the Plan, and the Board may allocate its responsibilities under the Plan among its members.

ARTICLE VII
CHANGE OF CONTROL

7.01    Change of Control Defined

A Change of Control shall be deemed to occur on

(a)  The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20%, or in the case of Henkel KGaA, or any person controlled by it (“Henkel”), more than the percentage unit of the Company’s issued common stock agreed to in paragraph 4(a) of the June 18, 1981, agreement between the Company and Henkel, as amended, of either (i) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change in Control: (1) any acquisition directly from the Company; (2) any acquisition by the Company, including any acquisition which, by reducing the number of shares outstanding, is the sole cause for increasing the percentage of shares beneficially owned by any such Person or by Henkel to more than the applicable percentage set forth above; (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or by any corporation controlled by the Company; or (4) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of Section 7.01(c); or

(b)  Individuals who, as of July 1, 1996, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board, and if Henkel is not the acquiring person, any individual nominated as a representative of Henkel pursuant to the agreement between Henkel and the Company dated July 16, 1986, shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(c)  Consummation by the Company of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets of another corporation (a “Business Combination”), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all of substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(d)  Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

7.02    Effect of Change of Control

(a)  Notwithstanding any other provision in any other Article of this Plan to the contrary, other than Section 8.08(b), (i) the value of all amounts deferred by a Participant which have not yet been credited to the Participant’s Account and (ii) the value of such Participant’s Account shall be paid to such Participant in each case in a lump-sum cash payment on the occurrence of a Change in Control or as soon thereafter as practicable, but in no event later than five days after the Change in Control. The amount of cash credited to each Participant’s Account prior to determining the amount of cash to be paid from the Account shall be determined by the Board (which, for this purpose, shall be comprised of employee members of the Board prior to the Change in Control) so as to reflect fairly and equitably appropriate interest and dividends and so as to reflect fairly and equitably such other facts and circumstances as the Board deems appropriate, including, without limitation, the recent price of shares of Clorox Common Stock. For purposes of payments under this Article VII, the value of a Deferred Stock Unit shall be computed as the greater of (1) the Closing Price on or nearest the date on which the Change of Control is deemed to occur, or (2) the highest per share price for shares of Clorox Common Stock actually paid in connection with the Change of Control.

ARTICLE VIII
MISCELLANEOUS

8.01    Rights Not Assignable

No payment due under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge in any other way. Any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, or charge such payment in any other way shall be void. No such payment or interest therein shall be liable for or subject to the debts, contracts, liabilities, or torts of any Participant or Beneficiary. If any Participant or Beneficiary becomes bankrupt or attempts to anticipate, alienate, sell, transfer, assign, pledge, encumber, or charge in any other way any payment under the Plan, the Board may direct that such payment be suspended and that all future payments to which such Participant or Beneficiary otherwise would be entitled be held and applied for the benefit of such person, the person’s children or other dependents, or any of them, in such manner and in such proportions as the Board may deem proper.

8.02    Certain Rights Reserved

Nothing in the Plan shall confer upon any person the right to continue to serve as a member of the Board or to participate in the Plan other than in accordance with its terms.

8.03    Withholding Taxes

The Board may make any appropriate arrangements to deduct from all credits and payments under the Plan any taxes that the Board reasonably determines to be required by law to be withheld from such credits and payments.

8.04    Incompetence

If the Board determines, upon evidence satisfactory to the Board, that any Participant or Beneficiary to whom a benefit is payable under the Plan is unable to care for his or her affairs because of illness or accident or otherwise, any payment due under the Plan (unless prior claim therefore shall have been made by a duly authorized guardian or other legal representative) may be paid, upon appropriate indemnification of the Board and the Company, to the spouse of the Participant or Beneficiary or other person deemed by the Board to have incurred expenses for the benefit of and on behalf of such Participant or Beneficiary. Any such payment shall be a complete discharge of any liability under the Plan with respect to the amount so paid.

8.05    Inability to Locate Participants and Beneficiaries

Each Participate and Beneficiary entitled to receive a payment under the Plan shall keep the Board advised of his or her current address. If the Board is unable for a period of 36 months to locate a Participant or Beneficiary to whom a payment is due under the Plan, commencing with the first day of the month as of which such payment first comes due, the total amount payable to such Participant or Beneficiary shall be forfeited. Should such a Participant or Beneficiary subsequently contact the Board requesting payment, the Board shall, upon receipt of all documents and other information that it might request in connection with the payment, restore and pay the forfeited payment in a lump sum, the value of which shall not be adjusted to reflect any interest or other type of investment earnings or gains for the period of forfeiture.

8.06    Successors

The provisions of the Plan shall bind and inure to the benefit of the Company and its successors and assigns. The term “successors” as used in the preceding sentence shall include any corporation or other business entity that by merger, consolidation, purchase, or otherwise acquires all or substantially all of the business and assets of the Company, and any successors and assigns of any such corporation or other business entity.

8.07    Usage

(a)  Titles and Headings. The titles to Articles and the headings of Sections, subsections, and paragraphs in the Plan are placed herein for convenience of reference only and shall be of no force or effect in the interpretation of the Plan.

(b)  Number. The singular form shall include the plural, where appropriate.

8.08    Severability

If any provision of the Plan is held unlawful or otherwise invalid or unenforceable in whole or in part, such unlawfulness, invalidity, or unenforceability shall not affect any other provision of the Plan or part thereof, each of which shall remain in full force and effect. If the making of any payment or the provision of any other benefit required under the Plan is held unlawful or otherwise invalid or unenforceable, such unlawfulness, invalidity or unenforceability shall not prevent any other payment or benefit from being made or provided under the Plan, and if the making of any payment in full or the provision of any other benefit required under the Plan in full would be unlawful or otherwise invalid or unenforceable, then such unlawfulness, invalidity, or unenforceability shall not prevent such payment or benefit from being made or provided in part, to the extent that it would not be unlawful, invalid, or unenforceable, and the maximum payment or benefit that would not be unlawful, invalid, or unenforceable shall be made or provided under the Plan.

8.09    Governing Law

The Plan and all determinations made and actions taken under the Plan shall be governed by and construed in accordance with the laws of the State of California.

THE CLOROX COMPANY

Attest:

Date:

THE CLOROX COMPANY INDEPENDENT DIRECTORS’ STOCK-BASED COMPENSATION PLAN

APPENDIX I

PENSION BENEFIT CONVERSION TO STOCK UNITS

Director	Normal Retirement Date	Present Value of Accrued Benefit as of 6/30/96	Number of Stock Units at 6/30/96 Conversion (1)
BOGGAN	12/31/2015	$28,984	327.04
COLLINS	12/31/2000	$57,954	653.92
FAIRCHILD	12/31/2000	$172,221	1943.26
MANCHOT	12/31/2006	$62,893	709.65
MORTON	12/31/2002	$66,652	752.07
SCARFF	12/31/2000	$125,352	1414.41
SCOTT	12/31/2006	$61,242	691.02
SHUMWAY	12/31/1997	$166.445	1878.08
VOHS	12/31/1998	$127,427	1437.82
WOLFE	12/31/2002	$63,916	721.20

(1)	Number of Stock Units equals PV of accrued benefit divided by the Closing Price on June 28, 1996.

APPENDIX D

FINANCIAL HIGHLIGHTS
The Clorox Company

Years Ended June 30	2003	2002	% Change (1)
In millions, except share and per-share amounts
Net sales	$4,144	$4,022	3%

Earnings from continuing operations	$514	$357	44%
Losses from discontinued operations, net of tax	(21)	(35)	41%

Net earnings	$493	$322	53%

Earnings (losses) per common share
Basic
Continuing operations	$2.36	$1.54	53%
Discontinued operations	(0.10)	(0.15)	33%

Basic net earnings per common share	$2.26	$1.39	63%

Diluted
Continuing operations	$2.33	$1.52	53%
Discontinued operations	(0.10)	(0.15)	33%

Diluted net earnings per common share	$2.23	$1.37	63%

Weighted average common shares outstanding (in thousands)
Basic	218,174	231,849	–6%
Diluted	220,692	234,704	–6%
Stockholders’ equity	$1,215	$1,366	–11%
Dividends per common share	$0.88	$0.84	5%
Stockholders’ equity per common share	$5.69	$6.13	–7%

(1)	Percentages based on unrounded numbers

MANAGEMENT’S DISCUSSION AND ANALYSIS

RESULTS OF WORLDWIDE OPERATIONS

Management’s discussion and analysis of the results of operations, unless otherwise noted, compares fiscal year 2003 to fiscal year 2002 and fiscal year 2002 to fiscal year 2001. As described in Note 1 in the Notes to Consolidated Financial Statements, certain reclassifications have been made to all periods presented to conform to the current year presentation, including the reclassification of the Company’s Brazilian business as a discontinued operation.

CONSOLIDATED RESULTS

In fiscal year 2003, the Company continued to focus on its priorities and strategic goals that resulted in volume and net sales growth and ongoing improvements in the Company’s overall cost structure and working capital. These accomplishments were made despite the slow U.S. economic recovery and continued economic and political challenges in South America.

Diluted net earnings per common share increased to $2.23 in fiscal year 2003 from $1.37 in fiscal year 2002, and net earnings grew to $493 million from $322 million in the prior year. The improvement in diluted net earnings per common share reflects a $241 million improvement in pre-tax earnings from continuing operations as well as a decrease in common shares outstanding during fiscal year 2003, which was driven by 11.7 million shares of treasury stock buybacks. Net earnings growth was principally due to volume and sales growth, reduced manufacturing costs, and a $151 million reduction in restructuring and asset impairment charges versus fiscal year 2002. Despite the continued economic challenges in South America, the Company had higher consolidated net sales and volumes driven by the introduction of new products and a focus on advertising investment.

Diluted net earnings per common share increased to $1.37 in fiscal year 2002 from $1.35 in fiscal year 2001. The Company had higher net sales and volumes led by new product introductions and improvements in gross profit in fiscal year 2002 as compared to fiscal year 2001. In addition, the Company recorded a net pre-tax gain of $33 million on the sales of the Maxforce and Himolene businesses in fiscal year 2002. Offsetting these increases were fiscal year 2002 restructuring and asset impairment charges of $184 million (pre-tax) driven by currency devaluations and poor economic conditions in South America and the Company’s review of its operations.

Net sales in fiscal year 2003 increased by 3% as compared to fiscal year 2002, which was driven by an overall 2% increase in volume. The improvements in net sales and volumes were driven by a 17% increase in advertising costs and the introduction of several new products in fiscal year 2003, including Clorox® bathroom cleaners with Teflon®, Don’t Mop with Dirty Water Again!TM Pine-Sol® cleaner, Formula 409® wipes, Brita® pour-through pitchers with electronic filter change indicators, Hidden Valley® BBQ Ranch dressing, K C Masterpiece® Dip & TopTM sauces, Armor All® car wash wipes and Scoop Away® plus crystals cat litter.

Net sales in fiscal year 2002 increased 4% to $4,022 million on a 3% increase in volume versus fiscal year 2001. The improvement in net sales and volumes in fiscal year 2002 compared to fiscal year 2001 similarly reflected the Company’s efforts to restore growth in core brands through increased advertising and the introduction of new products.

Cost of products sold decreased by 2% in fiscal year 2003 as compared to fiscal year 2002 and decreased as a percentage of net sales to 54% in fiscal year 2003 from 57% in fiscal year 2002. This improvement was driven by the Company’s ongoing cost cutting initiatives which led to supply chain savings, particularly in the procurement, manufacturing and logistics areas. Specific supply chain initiatives included the renegotiation of raw material contracts, the use of new contract manufacturers and the consolidation of manufacturing facilities. These cost savings were partially offset by increases in resin, soybean oil and other raw material costs.

Cost of products sold as a percentage of net sales decreased to 57% in fiscal year 2002 from 59% in fiscal year 2001. These cost savings were also consistent with the Company’s initiatives to reduce its cost structure. In addition, the decrease was reflective of lower inventory write-offs and decreased raw material costs driven by the renegotiation of resin pricing. These improvements were partially offset by costs associated with new product launches in fiscal year 2002.

Selling and administrative expenses increased by 1% to $532 million in fiscal year 2003 from $526 million in fiscal year 2002. The trend was impacted by $12 million of additional fiscal year 2003 pension expense and $9 million of additional depreciation and amortization expense for new systems projects. The Company also recorded $6.6 million of expense in fiscal year 2003 related to its performance unit programs as compared to $7 million of income in fiscal year 2002, resulting in a net increase versus the previous year of $13.6 million. At June 30, 2002, the Company reviewed the vesting criteria for one of its performance unit programs and determined that the initial vesting criteria had not been met as of June 30, 2002. As a result of this determination, the Company reversed a $7 million accrued liability related to this performance unit program. For the year ended June 30, 2003 the Company recorded a $6.6 million expense and liability related to this program because the related performance hurdles were achieved. Offsetting these increases in selling and administrative expenses was a decrease of $23 million in the Household Products — Latin America/Other segment, resulting from the companywide cost-cutting initiative, and other smaller items. The $23 million decrease in Latin America was driven primarily by reductions in bad debt and severance expenses and currency devaluation.

Selling and administrative expenses increased 9% to $526 million in fiscal year 2002 from $483 million in fiscal year 2001. This increase was primarily attributable to performance-based compensation costs of $44 million in fiscal year 2002 as compared with $14 million in fiscal year 2001, a net increase of $10 million in expenses related to the Company’s system projects, and an increase in the Company’s allowance for doubtful accounts. As a consequence of the economic crisis and political turmoil in South America as well as a softening U.S. economy, the Company increased its allowance for doubtful accounts by $11 million for fiscal year 2002. These increases were partially offset by savings from the elimination of approximately 260 positions from the Company’s U.S. divisions and 243 positions from its Latin American division that occurred in December 2001.

Advertising costs as a percentage of net sales increased to 11% in fiscal year 2003 from 10% in the prior year, an increase of 17%. The increase reflects higher advertising levels to support the Company’s base business as well as new products introduced in fiscal year 2003. The increase also reflects a full year’s advertising costs in fiscal year 2003 for products introduced in fiscal year 2002, such as the ReadyMop self contained mopping system and Clorox Oxygen Action multipurpose stain remover.

Advertising costs as a percentage of net sales increased from 9% in fiscal year 2001 to 10% in fiscal year 2002. The increase in advertising costs in fiscal year 2002 as compared with fiscal year 2001 was driven by higher media expenditures of approximately $80 million to support the base business and introduction of new products, partly offset by lower non-coupon sales promotion spending of $35 million.

Restructuring and asset impairment costs of $33 million, $184 million and $59 million were recognized in fiscal years 2003, 2002 and 2001, respectively. The $33 million of charges recognized in fiscal year 2003 relate primarily to a $30 million goodwill impairment charge recorded in the second quarter related to Argentina. The $184 million charge recorded in fiscal year 2002 included $139 million for the impairment of goodwill and trademarks associated with the Argentina ($100 million) and Colombia ($39 million) businesses due to significant currency devaluations and weakening market and economic conditions. The remaining fiscal year 2002 charges included a $22 million charge for the write-off of equipment and the closure of certain plants, and severance charges of $17 million and $6 million related to the elimination of domestic and international staff positions, respectively. Restructuring and asset impairment costs of $59 million in fiscal year 2001 included $47 million for the write-off of equipment, $8 million for the write-off of intangible assets, and $4 million for severance and other restructuring costs.

Interest expense decreased from $38 million in fiscal year 2002 to $28 million in fiscal year 2003 primarily due to lower interest rates on the Company’s borrowings as average borrowings remained flat. The $50 million decrease in interest expense from fiscal year 2001 to fiscal year 2002 was due to lower levels of commercial paper borrowings as well as lower interest rates.

Other (income) expense, net in fiscal year 2003 of $8 million includes $9 million of equity earnings, an $8 million gain on sale of land from an eminent domain action, a $7 million gain as a result of insurance claims for casualty losses, a $6 million gain from the sale of Black Flag, a $4 million gain from mark-to-market adjustments on the Company’s resin contracts reflecting current market conditions, $3 million of interest, and various income items of $1 million. These gains were offset by expenses of $11 million from the amortization of intangibles, $2 million in losses related to the Company’s investment fund, a $4 million loss from the sale of Jonny Cat, and various other expenses.

Other (income) expense, net in fiscal year 2002 of $23 million resulted from a $33 million net gain on the sales of Maxforce and Himolene businesses, a $21 million gain from foreign exchange, primarily due to the revaluation of Argentine net monetary assets denominated in currencies other than the peso, $16 million of income from equity earnings, and interest income of $4 million. These gains were offset by $12 million in amortization of intangibles, an $8 million charge for environmental remediation and monitoring of a former plant site, $4 million of losses related to the Company’s investment fund, a $4 million write-down of certain international joint venture investments, a $4 million loss from mark-to-market adjustments on the Company’s resin contracts reflecting current market conditions and various other expenses.

Other expense, net in fiscal year 2001 of $46 million resulted primarily from $60 million of goodwill amortization and $2 million of losses on the Company’s investment fund, offset by $16 million of income from equity interests and $10 million of interest income.

The effective tax rate on continuing operations was 35.9%, 36.4% and 31.9% in fiscal years 2003, 2002 and 2001, respectively. The lower rate in fiscal year 2003 as compared to fiscal year 2002 was principally due to the inability to provide a tax benefit related to the $100 million fiscal year 2002 impairment charge for Argentina. The increase in the tax rate from 31.9% in fiscal year 2001 to 36.4% in fiscal year 2002 was primarily due to a provision recorded to establish valuation allowances against tax benefits resulting from the Company’s Colombian and Argentine impairment charges and from tax provided on current Chilean earnings not considered indefinitely reinvested. The increase in the tax provision was partially offset by a net reversal of federal and state tax accruals.

Losses from discontinued operations decreased from $35 million in fiscal year 2002 to $21 million in fiscal year 2003 and relate to the Company’s Brazilian business. In the first quarter of fiscal year 2003, the Company announced its intent to sell its business in Brazil, a reporting unit included in the Household Products — Latin America/Other segment, and recorded a pre-tax impairment charge of $19 million to write the related assets down to fair value. This decision was due to the deteriorating economic and market conditions in the region. In addition, in the fourth quarter of fiscal year 2003, the Company recorded an additional $4 million pre-tax charge to recognize additional costs related to the closure of portions of its Brazilian operations. The $35 million loss from discontinued operations in fiscal year 2002 was driven by a $57 million pre-tax charge for the impairment of goodwill and trademarks related to the Brazilian business. Refer to Note 3 in the Notes to Consolidated Financial Statements for further information.

The cumulative effect of the change in accounting principle of $2 million (net of tax benefit of $1 million) in fiscal year 2001 was recognized as a transition adjustment due to the implementation of SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended.

SEGMENT RESULTS

Current and prior fiscal year results by segment are presented below:

Net sales (in millions)	2003	2002	2001
Household Products — North America	$2,282	$2,198	$2,097
Specialty Products	1,369	1,304	1,222
Household Products — Latin America/Other	493	520	540

Total	$4,144	$4,022	$3,859

Earnings (losses) from continuing operations before income taxes (in millions)	2003	2002	2001
Household Products — North America	$607	$535	$453
Specialty Products	521	517	397
Household Products — Latin America/Other	66	(66)	74
Corporate Interest and Other	(392)	(425)	(445)

Total	$802	$561	$479

Household Products — North America

Fiscal Year 2003 versus Fiscal Year 2002: The Household Products — North America segment had another year of increases, posting a 2% increase in volume, a 4% increase in net sales and a 14% increase in pre-tax earnings. The increases in volume and net sales were again driven by the introduction of new products, strategic pricing actions and increased advertising spending to support core brands and new products.

Laundry and Home Care’s volume increase of 3% was mainly driven by the successful launches of Clorox ReadyMop, Pine-Sol Orange Energy, Clorox Bathroom Cleaner and Teflon Toilet Bowl Cleaner. In addition, there were volume increases for disinfecting wipes and Clorox Clean-Up as a result of increased advertising. Partially offsetting these gains were distribution losses for SOS and Formula 409 carpet cleaner.

The Glad bags and wraps business volume increased by 5% as a result of increases in Trash Disposal bags, private label brands and the GladWare disposable containers line due to growth in new distribution channels and increased activity at large retailers. These gains were offset slightly by the Gladlock categories distribution losses and increased competitive activity.

Total volume for Brita increased 8% due primarily to distribution increases for pour-through systems and filters, volume gains for Faucet Mount products and Memo pitchers offset by a decrease in Brita Fill and Go sports bottles.

The increase in pre-tax earnings was due to increased volumes, reduced trade spending, reduced coupon activities and continued cost-savings initiatives in manufacturing operations, which were partially offset by increased advertising spending to support core brands and new products and increased research and development costs associated with the Glad/P&G Joint Venture.

Fiscal Year 2002 versus Fiscal Year 2001: The Household Products — North America segment rebounded from the prior year’s declines to post a 5% increase in both volume and net sales, and an 18% increase in pre-tax earnings. The increase in volume and net sales were driven by the introduction of new products, strategic pricing actions and increased advertising spending to support core brands and new products.

Laundry and Home Care’s volume increase of 7% was driven by the introduction of Clorox ReadyMop self-contained mopping system and Clorox Oxygen Action multipurpose stain remover, increased shipments of Clorox disinfecting wipes, and distribution gains for Clorox toilet bowl cleaner and Ultra Clorox bleach. Partially offsetting these gains were distribution losses for Clorox disinfecting spray and Formula 409 carpet cleaner.

The Glad bags and wraps business saw volume increase by 5% due to new products in the GladWare disposable-containers line, an improved price-value relationship for trash bags and increased advertising to support wraps and trash bags. These gains were partially offset by distribution losses and increased competitive activity for stand-up bags.

Total volume for Brita was down by 4% due primarily to distribution losses for Brita Fill & Go sports bottles, a decline in shipments of pour-through systems and filters, and by lower shipments to Kmart, partially offset by volume gains for faucet-mount systems and filters.

The increase in pre-tax earnings was due to increased volumes, cost-savings initiatives in manufacturing operations, lower raw material costs driven by the renegotiation of resin prices in fiscal year 2002 and lower restructuring and related inventory write-offs. These cost and spending decreases were partially offset by start-up costs associated with new product launches, increased media spending to support core brands and new products, and an increase of $6 million related to mark-to-market adjustments on the Company’s resin contracts.

Specialty Products

Fiscal Year 2003 versus Fiscal Year 2002: The Specialty Products segment reported volume, net sales and pre-tax earnings gains of 3%, 5% and 1%, respectively. Net sales growth exceeded volume growth primarily due to a price increase taken by Kingsford charcoal effective October 2002.

Food’s volume increase of 12% led the segment, driven by growth in all channels behind increased marketing support for Hidden Valley dressings and K C Masterpiece Barbecue sauces, including the new Hidden Valley BBQ line extension and K C Masterpiece Dip N Top products. The Seasonal division’s volume grew 2% driven mainly by Kingsford charcoal, which experienced record setting volumes. These higher volumes were offset in part by the divestiture of MaxForce during fiscal year 2002 and Black Flag during fiscal year 2003. Charcoal shipments grew across nearly all customers due to incremental promotion events, a continued focus on retail execution, and category share gains, in particular from the food trade. The Cat Litter division experienced volume growth of 1%, driven by growth in both Fresh Step and Scoop Away behind the product launch of Scoop Away Plus Crystals and increased coupon and trade spending. This growth was offset in part by the divestiture of the Jonny Cat business in fiscal year 2003. Despite unusually wet and cold weather through much of the second half of the fiscal year, volume of the Auto business grew 1% driven by Armor All wipes and overall increased advertising and sales promotion.

Pre-tax earnings increased 1% due to volume growth, cost-savings initiatives and casualty insurance gains on a warehouse that is being replaced, offset by the fiscal 2002 gain of $36 million on the sale of Maxforce, higher commodity prices, increased trade spending primarily in the Food and Litter businesses, and increased advertising in the Food and Auto businesses to support core brands and new product launches.

Fiscal Year 2002 versus Fiscal Year 2001: The Specialty Products segment reported volume and net sales gains of 3% and 7%, respectively, and 30% growth in pre-tax earnings. The difference between net sales growth and volume growth was attributable to lower trade promotion spending in the seasonal, food and cat litter businesses as the Company shifted marketing support towards increased advertising from trade spending, which is accounted for as a reduction in revenue.

Seasonal’s volume decrease of 2% was driven primarily by the divestiture of the professional insecticides and firelogs businesses. Offsetting the effects of these divestitures were higher shipments of Kingsford charcoal, which were up 12% for the 2002 fiscal year. Kingsford charcoal’s growth was attributable to a focus on retail execution, increased media spending, a narrowing price gap with private label as a result of private-label price increases, and improved weather conditions. Auto care’s volume increase of 7% was driven by growth from the Armor All wipes and tire protectant products, including the 2002 launch of Armor All leather spray and wipes. The year-to-date growth rate for the auto care business was impacted in the latter part of the year by lower shipments to Kmart and unseasonably warm winter weather in the third quarter of fiscal year 2002 which reduced demand for cold weather performance products. Cat litter’s volume growth of 5% was due to product improvements, increased marketing support for Fresh Step and line extensions such as Fresh Step cedar cat litter. Food’s volume increase of 3% reflected higher shipments of Hidden Valley dressings and K C Masterpiece marinades. The business increased its advertising and consumer promotions of Hidden Valley dressings to counteract ongoing competitive activity. K C Masterpiece volumes increased behind the introduction of K C Masterpiece Caribbean jerk marinade, despite competitive pressures in the fourth quarter of fiscal year 2002.

Pre-tax earnings increased due to volume growth, lower trade spending, savings generated by the Company’s ongoing cost reduction initiatives and plant closures, lower restructuring costs and inventory write-offs, and the gain of $36 million recognized in fiscal year 2002 on the sale of the Maxforce business. Increased advertising spending to support core brands and new product launches partly offset these improvements.

Household Products — Latin America/Other

Fiscal Year 2003 versus Fiscal Year 2002: Weakening economic conditions, currency devaluations and political turmoil in South America negatively impacted the segment’s fiscal year 2003 results. Despite these factors, the Household Products — Latin America/Other segment’s pre-tax earnings from continuing operations increased to $66 million while net sales decreased 5% to $493 million. (See further discussion regarding the “South America Economic, Social and Political Conditions” on page D-11 in the Financial Position and Liquidity section).

Net sales decreased 5% while volumes declined by 4%. The decrease in net sales and volumes was driven by the weakening economic conditions and impact of currency devaluations. Volume declines were concentrated in South America, primarily in Argentina, Venezuela and Colombia due to economic conditions and continuing competitive price activity in bleach. Sales and volumes were also reduced by strategic initiatives targeting elimination of low margin stock-keeping-units and customers.

The improvement in pre-tax earnings from continuing operations reflects improved profitability in Latin America, as well as reduced impairment charges associated with continuing operations. The Company recorded a $30 million goodwill impairment charge in the second quarter of fiscal year 2003 related to the Argentina business. Gross margins and pre-tax earnings in Latin America have benefited from the restructuring initiated in fiscal year 2002, strategic initiatives to reduce low-margin products and customers, as well as, continuing cost reduction efforts during fiscal year 2003.

Due to deteriorating economic and market conditions and the Company’s lack of scale in Brazil, the Company announced its intent to sell the Brazilian business and recorded pre-tax asset impairment charges of $23 million in fiscal year 2003. (See further discussion regarding the Brazil Discontinued Operations in Note 3 in the Notes to Consolidated Financial Statements.)

Fiscal Year 2002 versus Fiscal Year 2001: Weakening economic conditions, currency devaluations and political turmoil in South America had a negative impact on the segment’s fiscal year 2002 results. The Household Products — Latin America/Other segment’s pre-tax earnings from continuing operations declined to a loss of $66 million and net sales decreased 4% to $520 million.

Net sales decreased 4% while volumes grew by less than 1%. The decrease in net sales was driven by the weakening economic conditions in South America that gave rise to a 8% decrease attributable to foreign currency weaknesses primarily in Argentina, Venezuela and Brazil. Volume gains were driven by line extensions of Lestoil heavy-duty cleaners, new product launches in Korea, and launches of Poett and other fragranced cleaners. Increased levels of advertising also resulted in volume growth in Puerto Rico, Central America and Mexico. Volume gains were partially offset by volume declines in Argentina, Venezuela and Chile driven by the poor economic conditions in South America as well as competitive price activity in the Colombian bleach market.

The decline in pre-tax earnings from continuing operations reflected $139 million of goodwill and trademarks impairment charges and an increase of $9 million for restructuring costs. Asset impairment costs included $100 million and $39 million for the Company’s Argentine and Colombian businesses, respectively. The Company took steps to mitigate the impacts from the troubled economic conditions, including the reduction of the cost structure in its Latin America operations, reductions in staff, an increase in advertising spending to drive volume growth, and the implementation of a number of competitive pricing initiatives. Despite the negative impact from the weakening conditions, the segment benefited from the Company’s on-going cost-savings initiatives contributing to gross margin improvements and the elimination of positions earlier in fiscal year 2002 resulting in lower administrative expense. In addition, the segment recognized $20 million of gains in foreign exchange from the revaluation of the Argentina net monetary assets denominated in currencies other than the Argentine peso.

Corporate, Interest and Other

Fiscal Year 2003 versus Fiscal Year 2002: “Corporate, Interest and Other” pre-tax loss decreased by $33 million, or 8%, from fiscal year 2002, due to lower interest expense of $18 million, lower expenses associated with the Company’s new enterprise resource planning and customer relationship management data processing system projects, and lower restructuring and environmental expenses.

Fiscal Year 2002 versus Fiscal Year 2001: “Corporate, Interest and Other” pre-tax loss decreased $20 million, or 5%, due to lower goodwill amortization and interest expense offset by increased compensation costs, expenses associated with the Company’s new enterprise resource planning and customer relationship management data processing system projects, and severance costs.

FINANCIAL POSITION AND LIQUIDITY

Cash Flows from Operations

The Company’s financial position and liquidity remain strong due to the continued strength of operating cash flows during the fiscal year ended June 30, 2003.

Net cash provided by continuing operations was $807 million in fiscal year 2003 due to record net earnings from continuing operations and timing of tax payments, partially offset by a $54 million pension contribution. Working capital changes from fiscal year 2002 were partly attributable to the current year payments for new system implementation costs and the pension contribution, partially offset by continued improvements in working capital, including receivables and other current assets, and timing of tax payments. The decline in receivables was due to improved collection of receivables. Other current assets have declined due to the decrease in deferred income tax assets.

Net cash provided by continuing operations increased 18% to $878 million in fiscal year 2002 as compared to fiscal year 2001, and is primarily attributable to improved working capital management and improved earnings. Working capital changes from fiscal year 2001 were partly attributable to the effect of currency devaluations in Argentina and Venezuela, and better management of working capital, including receivables, inventory, accounts payable, accrued expenses and income taxes payable. The decline in receivables is due to improved collections partly offset by higher receivables driven by increased sales from the 2002 introduction of Clorox ReadyMop self-contained mopping system and the charcoal business. Inventory has declined as a result of the Company’s enhanced operational planning and continuing efforts to reduce the number of stock keeping units as well as lower charcoal inventories resulting from a 7% increase in sales volume during the fourth quarter of 2002 from that business. A build-up in inventory due to the 2002 launch of Clorox ReadyMop self-contained mopping system partially offset this decline. Higher payables and accrued expenses arose from the Company’s new system projects, increased advertising, and incentive compensation costs. Higher income taxes payable was attributable to the timing of quarterly tax payments.

Divestitures and Acquisitions

In the first quarter of fiscal year 2003, the Company announced its intent to sell its business in Brazil due to deteriorating economic and market conditions and lack of scale and recorded a pre-tax impairment charge of $19 million to write the assets down to fair value. In the fourth quarter of fiscal year 2003, the Company recorded an additional $4 million pre-tax charge to recognize additional costs related to the closure of its Brazilian operations and sold certain intangible trademarks and related product inventory. The Company continues to actively market the remaining net assets of the Brazil business. The Company also divested its Jonny Cat litter business and Black Flag insecticides business during fiscal year 2003. The combined sales proceeds and net pre-tax gain on the sale of these businesses were $14 million and $2 million, respectively.

During fiscal years 2002 and 2001, the Company divested certain non-strategic brands in order to focus on its core brands. In fiscal year 2002, the Company sold its Maxforce professional insecticides business and the Himolene industrial trash can liner business. The aggregate sales price and net pre-tax gain (included in other income) on divestitures was $65 million and $33 million, respectively. In fiscal year 2001, the Company sold its firelogs business for $2 million, and no gain or loss was recognized on the sale.

During fiscal year 2001, the Company invested $126 million in new business acquisitions that were accounted for as purchases and were funded using a combination of cash and debt. The Company acquired for $122 million (or $116 million, net of cash acquired) from Brita GmbH the rights to the Brita trademark and other intellectual property in North and South America, an increase in the Company’s ownership from 50% to 100% in Brita Limited and Brita South America Inc., and certain other net assets. The Company also increased its ownership to 100% in its two joint ventures in Costa Rica, previously 49% and 51% owned. The investments in Brita Limited, Brita South America Inc. and Costa Rica were previously accounted for under the equity method of accounting and were fully consolidated from the date of acquisition. Net assets acquired included net working capital assets of $11 million, property, plant and equipment of $9 million, goodwill of $11 million and trademarks and other intangible assets of $110 million to be amortized over estimated lives of ten years, less the additional investment to acquire the remaining interest for $15 million. Because the Company previously owned 50% to 51% in these equity investments, only the incremental equity and its underlying net book value of the net assets were adjusted to their fair value.

Venture Agreement

On January 31, 2003, the Company entered into an agreement with the Procter & Gamble Company (P&G) to form a venture related to the Company’s Glad plastic bags, wraps and containers business. Pursuant to the agreement, P&G contributed certain production and research and development equipment, licenses to use a range of current and future trademarks and other proprietary technologies to the Company in exchange for an interest in the profits, losses and cash flows, as defined, of the Glad business. P&G will also provide research and development support to the Glad business for the first ten years of the venture, subject to renewal options, and will be reimbursed for the cost of providing the research and development support. The Company retains control of the Glad business. The agreement’s initial term is twenty years, subject to renewal options. During the period ending December 31, 2003, all profits, losses and cash flow, as defined, of the Glad business will be allocated to the Company. During the 2004 calendar year, profits, losses and cash flow, as defined, of the Glad business will be allocated 95% to the Company and 5% to P&G. For all subsequent periods, the allocation will be 90% to the Company and 10% to P&G. For the first five years of the agreement, P&G has an option to purchase an additional 10% interest in the profits, losses and cash flow of the Glad business at prices set in the agreement. For more information about the venture, refer to Note 8 in the Notes to Consolidated Financial Statements.

Capital Expenditures

Capital expenditures were $205 million in fiscal year 2003, $176 million in fiscal year 2002 and $190 million in fiscal year 2001, and included $91 million, $67 million and $41 million, respectively, for the Company’s new enterprise resource planning and customer relationship management data processing systems. Higher capital expenditures in fiscal year 2003 as compared to fiscal year 2002 were primarily due to increased spending for the new systems project as the first phase of the systems were implemented during fiscal year 2003. Despite higher expenditures for the new systems project in fiscal year 2002 as compared to 2001, capital expenditures decreased in fiscal year 2002, principally due to reduced capital spending levels in the Household Products — Latin America/Other segment.

The Company is implementing these new information systems over a three-year period, with total implementation costs estimated to be approximately $310 million. Total inception-to-date expenditures for these systems through June 30, 2003 were $236 million, of which $199 million has been capitalized as property, plant and equipment, and $37 million has been recorded as selling and administrative expense. Project to date, the Company has placed $199 million of capitalized hardware and software with estimated useful lives ranging from three to seven years into service, resulting in depreciation and amortization expense of $19 million, and $10 million in fiscal years 2003 and 2002, respectively. The Company expects to achieve approximately $125 million in one-time working capital reductions and approximately $80 million of annual ongoing savings from the new systems. Some of the working capital reductions and ongoing cost savings are already being realized, with further savings expected when the systems are fully implemented.

Contractual Obligations

The Company has contractual obligations payable or maturing (excluding short term notes and loans payable) in the following fiscal years:

At June 30, 2003 (in millions)	2004	2005	2006	2007	2008	Thereafter	Total
Long-term debt	$213	$2	$2	$153	$—	$338	$708
Operating leases	35	21	15	12	11	25	119
Low income housing partnerships	19	7	3	2	2	2	35
Unconditional commodity purchase obligations	41	29	13	—	—	—	83

Total contractual cash obligations	$308	$59	$33	$167	$13	$365	$945

Low income housing partnerships generate tax credits that reduce the Company’s income tax liability. The Company has also recorded $125 million as a terminal obligation liability for the venture with Procter and Gamble (P&G), which reflects the fair value of the contractual requirement to repurchase P&G’s interest at the termination of the agreement. Refer to Note 8 of the Notes to Consolidated Financial Statements for further discussion on the joint venture with P&G.

Off-Balance Sheet Arrangements

In conjunction with divestitures and other transactions, the Company may provide routine indemnifications relating to the enforceability of trademarks, retention of pre-existing legal, tax, environmental and employee liabilities, as well as provisions for product returns and other items. The Company has several indemnification agreements in effect through 2006 that specify a maximum possible indemnification exposure. The Company’s aggregate exposure from these agreements is capped at $42 million, however based on historical experience and evaluation of the specific agreements, the Company does not believe that any significant payments will result. The Company may also be subject through other contracts and agreements to similar types of indemnifications and coverages where the amounts and duration are not explicitly defined. When appropriate, an obligation for such indemnifications is recorded as a liability at inception. No liabilities have been recorded as of June 30, 2003 as the Company believes that such existing obligations are not reasonably likely to have a material future effect on its consolidated financial statements.

As disclosed in more detail in Note 7 in the Notes to Consolidated Financial Statements, the Company owns limited partnership interests in 55 low-income housing partnerships and in an investment fund, all of which are accounted for by the equity method through June 30, 2003. The purpose of the partnerships is to obtain low income housing tax credits and the purpose of the investment fund is to manage a portion of the Company’s emerging markets foreign exchange and economic investment risk. The Company does not expect any cash outflows to the partnerships other than the contractually committed capital contributions, which are disclosed in the table above under the heading “Contractual Obligations.” In addition, the Company’s risk of loss from the investment fund is limited to the amount of its investment and it has no ongoing capital commitments, loan requirements, guarantees or any other types of arrangements with the fund or its general partner that would require any future cash contributions to the fund.

Credit and Borrowing Information

The Company continues to maintain strong credit ratings. The Company’s overall level of indebtedness was approximately $1 billion at both June 30, 2003 and 2002.

In fiscal years 2003, 2002 and 2001, cash flow from continuing operations exceeded cash requirements to fund capital expenditures, dividends and scheduled debt service. A portion of the operating cash flows were used to repurchase shares of the Company’s outstanding common stock. The Company believes that cash flow from operations, supplemented by financing expected to be available from external sources, will provide sufficient liquidity during the next twelve months.

At June 30, 2003, the Company had domestic credit agreements with available credit lines totaling $950 million, which expire on various dates through March 2007. At June 30, 2003, there were no borrowings under these agreements, which are available for general corporate purposes and to support additional commercial paper issuance. In addition, the Company had $16 million of foreign working capital credit lines and overdraft facilities at June 30, 2003, of which $3 million is available for borrowing. Certain of the Company’s unsecured notes, debentures and credit agreements contain restrictive covenants and limitations, including limitations on certain sale and leaseback transactions to the greater of $100 million, or 15% of the Company’s consolidated net tangible assets, as defined, and require the maintenance of a consolidated leverage ratio, as defined. The Company is in compliance with all restrictive covenants and limitations as of June 30, 2003. The Company does not anticipate any problems in securing future credit agreements.

Based on the Company’s working capital requirements, the current borrowing availability under its credit agreements, and its ability to generate positive cash flows from operations in the future, the Company believes that it will have the funds necessary to meet all of its above described financing requirements and all other fixed obligations. Should the Company undertake acquisitions requiring funds in excess of its current cash reserves and available credit lines, it might seek additional debt or equity financing. Depending upon future conditions in the financial markets, the availability of acceptable terms, and other factors, the Company may consider the issuance of debt or other securities to finance acquisitions, to refinance debt or to fund other activities for general business purposes.

Pension Obligations

The Company’s liability for pension obligations increased from $43 million at June 30, 2002 to $64 million at June 30, 2003, partially due to the reclassification to other assets of $20 million of trust assets previously netted with the pension obligations as discussed in Note 18 in the Notes to Consolidated Financial Statements. An additional minimum pension liability adjustment of $48 million was recognized to reflect the increase in the accumulated benefit obligation over the fair value of assets at June 30, 2003. Overall, the total market value of retirement plan assets increased by $24 million during fiscal year 2003, which was driven primarily by a $54 million discretionary contribution made in the third fiscal quarter that offset poor market performance. In addition, the Company made a $37 million discretionary pension contribution in July 2003.

Common Stock Dividends and Share Repurchases

On July 16, 2003, the Company announced an increase in the quarterly dividend rate from $0.22 per share to $0.27 per share. Dividends paid in fiscal years 2003, 2002 and 2001 were $193 million, or $.88 per share; $196 million, or $0.84 per share; and $199 million, or $0.84 per share, respectively.

During fiscal year 2003, the Company acquired 11.7 million shares of its common stock at a net cost of $486 million. A portion of the shares purchased was allocated to the Company’s ongoing program to offset the potential impact of stock option dilution. The remainder relates to the board-authorized $1 billion repurchase program, bringing the total number of shares repurchased to approximately 18.2 million at a total cost of $773 million under that program. Treasury share purchases and related premiums were $412 million (10 million shares) in fiscal year 2002 and $10 million in fiscal year 2001.

South America Economic, Social and Political Conditions

During fiscal year 2003, several countries in South America experienced weakening economic, social and political conditions, particularly Venezuela, Argentina, Colombia and Brazil. Argentina’s currency has appreciated by 36% against the U.S. Dollar and the Columbian and Venezuelan currencies have depreciated by 15% each against the U.S. Dollar during fiscal year 2003. The Company continues to take steps to mitigate the impact of the unsettled conditions in South America that include its interest in the investment fund, (see Note 7 in the Notes to Consolidated Financial Statements) and current activities such as improving its management of working capital, shortening its Latin America division’s payment terms, eliminating low margin and non-core brands in its portfolio, and focusing on strengthening its strategic core brands.

During 2003, the Venezuelan government fixed the buying and selling exchange rates for the Venezuelan Bolivar (VEB) to the U.S. Dollar and issued currency restrictions, which have limited the Company’s ability to repatriate earnings and settle U.S. denominated obligations. Since February 2003, the Company has been translating its Venezuelan reported results and remeasuring monetary assets and liabilities using the official exchange rate of 1,598 VEB per U.S. Dollar. An increase of 100 VEB per U.S. Dollar to this exchange rate would result in decreases to the Company’s stockholders’ equity and net earnings of $500 thousand and $300 thousand, respectively.

Argentina continues to face unique challenges resulting from government-imposed currency restrictions. In fiscal year 2002, Argentina’s government decreed that certain trade non-peso denominated currencies be converted to the Argentine peso currency. The Company’s Argentine subsidiary has U.S. Dollar cash balances of approximately $7 million that may be subject to repatriation at retroactive conversion rates. The Company is currently holding discussions with the Argentine central bank to obtain relief from converting U.S. Dollar cash balances at retroactive conversion rates. The ultimate outcome of discussions with the Argentine central bank is not known at this time and, based on judgment, an allowance has been recorded for potential losses.

MARKET-SENSITIVE DERIVATIVES AND FINANCIAL INSTRUMENTS

The Company is exposed to the impact of interest rates, foreign currency fluctuations, commodity prices and changes in the market value of its investments. The Company has certain restrictions on the use of derivatives, including a prohibition of the use of any leveraged instrument. Derivative contracts are entered into for non-trading purposes with several major credit-worthy institutions, thereby minimizing the risk of credit loss. In the normal course of business, the Company manages its exposure to changes in interest rates, foreign currencies and commodity prices using a variety of derivative instruments.

The Company’s objective in managing its exposure to changes in interest rates, foreign currencies and commodity prices is to limit the impact of fluctuations on earnings, cash flow and, in the case of interest rate changes, to manage interest rate exposure. To achieve its objectives, the Company primarily uses swaps, forward purchase, options and futures contracts to manage its exposures to interest rate changes, foreign currency fluctuations and commodity pricing risks.

As mentioned above, the Company has market risk exposure to foreign currency fluctuations. It uses derivative instruments, as well as operational strategies, such as the matching of foreign currency receipts with payments, to mitigate the effects of foreign exchange exposure. In recent years, the Company has not been able to identify cost-effective hedges for its net investments in foreign subsidiaries and joint ventures that would effectively mitigate fluctuations in value resulting from foreign currency devaluation. Such fluctuations in foreign currency may make the Company’s products more expensive in its foreign markets and negatively impact sales or earnings.

Refer to Note 11 of the Notes to Consolidated Financial Statements for a further discussion regarding the Company’s financial instruments.

SENSITIVITY ANALYSIS

For fiscal year 2003, the Company’s exposure to market risk has been estimated using sensitivity analysis, which is defined as the change in the fair value of a derivative financial instrument assuming a hypothetical 10% adverse change in market rates or prices. The results of the sensitivity analysis for interest rate swaps, foreign currency derivative contracts and commodity derivative contracts are summarized below. Actual changes in interest rates or market prices may differ from the hypothetical changes.

Sensitivity Analysis — Interest Rate Swaps

The Company has market risk exposure to changing interest rates. Interest rate risk is managed through the use of a combination of fixed and floating rate debt. Interest rate swaps may be used to adjust interest rate risk exposures when appropriate, based on market conditions. These instruments have the effect of converting fixed rate instruments to floating, or floating to fixed.

The Company had three interest rate swap agreements outstanding as of June 30, 2003 which matured or were terminated during July 2003. As a consequence, the Company has no significant interest rate risk related to its interest rate swap agreements as of June 30, 2003.

Sensitivity Analysis — Foreign Currency Derivative Contracts

The Company seeks to minimize the impact of certain foreign currency fluctuations by hedging transactional exposures with foreign currency forward and option contracts. The Company’s foreign currency transactional exposures exist primarily with the Canadian Dollar and certain other currencies. Based on a hypothetical adverse change of 10% of the U.S. Dollar against the currencies that the Company is hedging as of June 30, 2003, the estimated impact of the Company’s foreign currency losses is $5 million.

Sensitivity Analysis — Commodity Derivative Contracts

Commodity futures and swap contracts are used to manage cost exposures on certain raw material purchases with the objective of ensuring relatively stable costs for these commodities. The commodity price sensitivity analysis includes commodity futures and option contracts affected by commodity price risk. Based on the results of a hypothetical increase of 10% in commodity prices, the Company’s estimated market exposure for commodity derivative contracts would increase accumulated other comprehensive income by $11 million.

ENVIRONMENTAL MATTERS

The Company is committed to an ongoing program of comprehensive, long-term environmental assessment of its facilities. This program is monitored by the Company’s Department of Health, Safety and Environment with guidance from legal counsel. During each facility assessment, compliance with applicable environmental laws and regulations is evaluated and the facility is reviewed in an effort to identify possible future environmental liabilities. The Company believes that there are no unrecorded potential future environmental liabilities that will have a material adverse effect on its financial position or future operating results, although no assurance can be given with respect to the ultimate outcome of any such matters. Amounts recorded for such liabilities are on an undiscounted basis without reduction for expected insurance proceeds, as there is no certainty to the timing of payments.

NEW ACCOUNTING STANDARDS

The Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 143, “Accounting for Asset Retirement Obligations,” and No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity” in June 2001 and May 2003, respectively. These statements did not have a material impact on the Company’s consolidated financial statements. In addition, the FASB issued FASB Interpretation (“FIN”) No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others,” and SFAS No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure,” in November 2002 and December 2002, respectively. The impact of FIN No. 45 and SFAS No. 148 on the Company’s financial statements was limited to additional disclosure. Refer to Note 1 in the Notes to Consolidated Financial Statements for more information.

SFAS No. 144

In August, 2001 the FASB issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” which replaced SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of.” The Company adopted SFAS No. 144 on July 1, 2002. This statement requires that long-lived assets to be disposed of by sale, including those of discontinued operations, be measured at the lower of carrying value or fair value less costs to sell, whether reported in continuing operations or in discontinued operations. Discontinued operations will no longer be measured at net realizable value or include amounts for operating losses that have not yet been incurred. SFAS No. 144 also broadens the reporting of discontinued operations to include all components of an entity with operations that can be distinguished from the rest of the entity and will be eliminated from the ongoing operations of the entity in a disposal transaction. In accordance with the provisions of SFAS No. 144, the Company has reflected its business in Brazil as a discontinued operation as discussed in Note 3 in the Notes to Consolidated Financial Statements.

SFAS No. 146

In June 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities,” which addresses accounting for restructuring and similar costs. SFAS No. 146 supersedes previous accounting guidance, principally Emerging Issues Task Force (“EITF”) Issue No. 94-3, and is effective for restructuring activities initiated after December 31, 2002. SFAS No. 146 requires that the liability for costs associated with an exit or disposal activity be recognized when the liability is incurred. Under EITF Issue No. 94-3, a liability for an exit cost was recognized at the date of the Company’s commitment to an exit plan. SFAS No. 146 also establishes that the liability should initially be measured and recorded at fair value. The adoption of this standard did not have a material impact on the Company’s consolidated financial statements.

FIN No. 46

In January 2003, the FASB issued FIN No. 46, “Consolidation of Variable Interest Entities.” FIN No. 46 sets forth criteria to be used in determining whether an investment in a variable interest entity (“VIE”) should be consolidated and is based on the general premise that companies that control another entity through interests other than voting interests should consolidate the controlled entity. FIN No. 46 requires the immediate consolidation of specified VIEs created after January 31, 2003. For specified VIEs created before February 1, 2003, FIN No. 46 would require consolidation in interim or annual financial statements issued for periods beginning after June 15, 2003.

The Company has evaluated whether the consolidation guidance in FIN No. 46 is applicable to its investments in low income housing partnerships and the investment fund, both of which are described in Note 7. Based on this evaluation, the Company has concluded that only the investment fund will need to be consolidated as of July 1, 2003. At June 30, 2003, the estimated fair value of the investment fund’s total assets and liabilities were $109 million and $95 million respectively. The Company continues to evaluate whether any of its other interests will need to be consolidated.

SEC Final Rule

In January, 2003 the Securities and Exchange Commission (“SEC”) issued a final rule to amend Item 303 of Regulation S-K to require additional disclosure of off-balance sheet arrangements in a separately-captioned subsection of Management’s Discussion and Analysis. These additional disclosure requirements, which are required for financial statements of fiscal years ending on or after June 15, 2003, are presented herein in the subsection entitled “Off-Balance Sheet Arrangements.”

SFAS No. 149

In April 2003, the FASB issued SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities.” The Statement amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under Statement 133. SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003, except for certain Statement No. 133 implementation issues that are not relevant to the Company’s derivative programs. In addition, SFAS 149 is effective for hedging relationships designated after June 30, 2003. The Company is evaluating what impact, if any, SFAS No. 149 may have on its consolidated financial statements issued for periods beginning after June 30, 2003.

FASB Decision on Accounting for Stock-Based Compensation

In April 2003, the FASB decided to require all companies to include the value of employee stock options in reported net earnings and announced that it plans to issue an exposure draft of a new accounting standard addressing this future requirement later in calendar 2003. The new accounting standard could become effective as early as calendar year 2004 and will require companies to measure the cost of employee stock options according to their fair value based on methods that may differ from the methods described in SFAS No. 123. Prior to the issuance of this exposure draft, the FASB has indicated it will be addressing several significant technical issues related to option valuation, including the extent to which the new accounting standard will permit adjustments to recognized expense for actual option forfeitures and actual performance outcomes. These determinations, among others, will affect the amount of compensation cost that will be required to be recognized in reported net earnings in future periods. The Company currently accounts for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, whereby the options are granted at market price and no compensation cost is recognized. For more information about the Company’s current stock option accounting policies and disclosures, please refer to Notes 1 and 14 of the Notes to Consolidated Financial Statements.

CRITICAL ACCOUNTING POLICIES

The methods, estimates and judgments the Company uses in applying its most critical accounting policies have a significant impact on the results the Company reports in its consolidated financial statements. Specific areas requiring the application of management’s estimates and judgment include assumptions pertaining to credit worthiness of customers, future product volume and pricing estimates, accruals for coupon and promotion programs, foreign currency exchange rates, interest rates, discount rates, useful lives of assets, future cost trends, investment returns, tax strategies and other external market and economic conditions. Accordingly, a different financial presentation could result depending on the judgments, estimates or assumptions that are used. The U.S. Securities and Exchange Commission has defined the most critical accounting policies as being the ones that are most important to the portrayal of the Company’s financial condition and results, and require the Company to make its most difficult and subjective judgments, often estimating the outcome of future events that are inherently uncertain. The Company’s most critical accounting policies are: revenue recognition; valuation of inventory; impairment of goodwill, trademarks and other intangible assets and property, plant and equipment; recovery of capitalized software costs; accruals for incentive compensation; valuation of pension benefits; and income taxes. The Company’s critical accounting policies have been reviewed with the Audit Committee of the Board of Directors. A summary of the Company’s significant accounting policies is contained in Note 1 of the Notes to Consolidated Financial Statements.

Revenue Recognition

Customer sales are recognized as revenue when the risk of loss and title pass to the customer, generally at the time of shipment. Customer sales are recorded net of allowances for damaged goods returns, trade promotions, coupons and other discounts, which are recognized as a deduction from sales at the time of sale. In certain instances, the Company has entered into agreements with customers that provide for the transfer of title of goods shipped when such goods are received by the customer. For these customers, the Company recognizes revenue when the related goods are received by the customer.

The Company routinely commits to one-time or on-going trade promotion and coupon programs with customers that require the Company to estimate and accrue the ultimate costs of such programs. Such programs include introductory marketing funds (slotting fees), cooperative marketing programs, shelf price reductions on the Company’s products, advantageous end of aisle or in-store displays, graphics, and other trade promotion activities conducted by the customer. The Company accrues a liability at the end of each period for the estimated expenses incurred, but unpaid for the programs. Trade promotion and coupon expense are recorded as a deduction from sales.

Estimating the costs associated with on-going and routine trade promotion and coupon programs for core brands is based on the Company’s experience and available historical information. However, for new products estimating the costs of such programs can be difficult and subject to judgment, because the Company must rely on its assumptions as to the success of the new product and make estimates when it does not have experience with the new products nor readily available historical information.

The Company’s current trade promotion system allocates amounts for each customer for promotional activities. These funds are available to pay for promotional activities once earned by the customer. All promotional payments throughout the year to customers are subtracted from amounts available. The Company currently tracks trade spending for its significant accounts and accrues for the estimated incurred but unpaid portion of trade promotion events. In determining liability accruals for trade promotional spending, the Company must rely on judgment and estimates which include, but are not limited to, the Company’s understanding of trade promotional spending patterns, knowledge of the status of trade promotional activities, and interpretation of historical spending trends by customer and category. If the Company’s estimates were to differ by 10%, the impact on trade spending accruals would be approximately $11 million.

Valuation of Inventory

When necessary, the Company provides allowances to adjust the carrying value of its inventory to the lower of cost or market (net realizable value), including any costs to sell or dispose. The Company identifies any slow moving, obsolete or excess inventory to determine whether a valuation allowance is indicated. The determination of whether inventory items are slow moving, obsolete or in excess of needs requires estimates and assumptions about the future demand for the Company’s products, technological changes, and new product introductions. The estimates as to future demand used in the valuation of inventory are dependent on the ongoing success of its products. In addition, the Company’s allowance for obsolescence may be impacted by the rationalization of the number of stock keeping units. To minimize this risk, the Company evaluates its inventory levels and expected usage on a periodic basis and records adjustments as required. Expenses for inventory obsolescence were $8 million in fiscal year 2003, $15 million in fiscal year 2002 and $53 million in fiscal year 2001.

Impairment of Goodwill, Trademarks and Other Intangible Assets and Property, Plant and Equipment

Carrying values of goodwill, trademarks and other intangible assets are reviewed periodically for possible impairment in accordance with SFAS No. 142, “Goodwill and Other Intangible Assets.” The Company’s impairment review is based on a discounted cash flow approach that requires significant management judgment with respect to future volume, revenue and expense growth rates, changes in working capital use, foreign exchange rates, devaluation, inflation and the selection of an appropriate discount rate. Impairment occurs when the carrying value of the reporting unit exceeds the discounted present value of the cash flows for that reporting unit. An impairment charge is recorded for the difference between the carrying value and the net present value of estimated future cash flows, which represents the estimated fair value of the asset. The Company uses its judgment in assessing whether assets may have become impaired between annual valuations. Indicators such as unexpected adverse economic factors, unanticipated technological change or competitive activities, loss of key personnel, acts by governments and courts, may signal that an asset has become impaired.

Property, plant and equipment are reviewed periodically for possible impairment in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” The Company’s impairment review is based on an undiscounted cash flow analysis at the lowest level for which identifiable cash flows exist. The analysis requires management judgment with respect to changes in technology, the continued success of product lines, and future volume, revenue and expense growth rates. The Company conducts annual reviews for idle and underutilized equipment, and reviews business plans for possible impairment implications. Impairment occurs when the carrying value of the asset exceeds its future undiscounted cash flows and the impairment is viewed as other than temporary. When an impairment is indicated, the estimated future cash flows are then discounted to determine the estimated fair value of the asset and an impairment charge is recorded for the difference between the asset carrying value and the net present value of estimated future cash flows.

The estimates and assumptions used are consistent with the business plans and estimates that the Company uses to manage its business operations and to make acquisition and divestiture decisions. The use of different assumptions would increase or decrease the estimated value of future cash flows and would have increased or decreased any impairment charge taken. Future outcomes may also differ. If the Company’s products fail to achieve estimated volume and pricing targets, market conditions unfavorably change or other significant estimates are not realized, then the Company’s revenue and cost forecasts may not be achieved, and the Company may be required to recognize additional impairment charges.

In fiscal year 2003, the Company recorded a $30 million impairment charge for its Argentina business, of which $8 million was recorded to goodwill, $9 million to deferred charges and $13 million as a reduction in deferred translation. In addition, the Company announced its intent to sell its business in Brazil due to deteriorating economic and market conditions and recorded a pre-tax impairment charge of $19 million in the first quarter of fiscal year 2003 to write the assets down to fair value. In the fourth quarter of fiscal year 2003, the Company recorded an additional $4 million charge to recognize additional costs related to the closure of parts of its Brazilian operations. If the Company’s key growth rate assumptions used in calculating the $30 million Argentine impairment charge in fiscal year 2003 were higher by 10% or lower by 10%, then the recorded impairment charge would have been $6 million lower or $5 million higher, respectively.

Recoverability of Capitalized Software Costs

The Company capitalizes qualifying costs incurred in the acquisition and development of software for internal use, including the costs of the software, materials, consultants, interest, and payroll and payroll-related costs for employees involved in development. The Company follows the accounting guidance as specified in Statement of Position (SOP) 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use.” In applying the guidelines outlined in SOP 98-1, the Company must use its judgment in determining whether the costs incurred should be capitalized or expensed. The determination of whether the costs incurred are capitalized may have a significant impact on the Company’s financial statements. Determination of whether such costs should be expensed or capitalized is subject to the nature of the activities performed. The Company must make a determination of whether the direct costs of materials and services consumed in developing or obtaining internal-use computer software and an employee’s time and travel expenses directly associated with developing software are recoverable and should be capitalized. This determination is based on the nature and the extent of the activity that the employee is performing. The Company believes the basis for its determination is reasonable and that it has adequately determined the costs to be capitalized versus expensed.

As discussed above under the heading “Capital Expenditures,” a significant portion of the Company’s new information system expenditures are capitalized as property, plant and equipment and are subject to the Company’s expectation that the acquired and developed software will be completed and placed in service as anticipated. Capitalized software costs are amortized on a straight-line basis over three to seven years.

Accruals for Incentive Compensation

The Company has various incentive compensation programs, including performance unit programs and The Clorox Company Employee Retirement Investment Plan (ERIP). Certain payments or contributions under these programs are subject to the Company achieving certain fiscal year performance targets based on sales, operating margins, return on invested capital, market indices and other measures. Accordingly, the quarterly accrual of such costs for these programs is based on the Company’s expectations as to whether the performance targets are achievable for the fiscal year.

The Company’s performance unit programs provide for the issuance of shares of Company stock to certain officers if the Company’s stock performance meets specified hurdle rates based on comparisons with the performance of companies in a selected peer group and/or the Standard & Poors’ 500. The Company recorded a $6.6 million expense and liability for the year ended June 30, 2003 related to one of these programs as performance hurdles were achieved, which resulted in 50% vesting. The Company has not recorded a liability related to a second program because the achievement of performance hurdle rates is not probable at this time. Based on the June 30, 2003 market price for the Company’s stock, the potential total expense for the second program is $6.1 million.

The ERIP has two components: a 401(k) component and a profit sharing component. Employee contributions made to the 401(k) component are matched with the Company’s contributions. The Company’s contributions to the profit sharing component are discretionary and are based on achieving financial targets including sales, operating margin, and return on invested capital (“ROIC”). ROIC is defined as net operating earnings after taxes divided by average invested capital. Drivers of ROIC include sales growth, operating margin and asset utilization. These targets are affected by the amount of product that the Company sells, its profitability, and the amount of investment needed to generate those earnings. The Company accrues quarterly for such costs as selling and administrative expense based upon estimated annual results. By fiscal year-end, actual contribution amounts are determined. At June 30, 2003, the Company believes that it has adequately accrued for contributions and anticipates making the contribution to the ERIP plan in the first quarter of fiscal year 2004.

Valuation of Pension Benefits

The valuation of net periodic pension costs is calculated using actuarial assumptions, including discount rates to reflect the time value of money, employee compensation rates, demographic assumptions to determine the probability and timing of benefit payments, and the long-term rate of return on plan assets. The selection of assumptions is based on historical trends and known economic and market conditions at the time of valuation. Because assumptions and estimates are used, actual results could differ from expected results. At June 30, 2003, the Company is using discount rate assumptions of 6.25% and long-term rate of return on plan assets assumptions of 7% to 8.25% in its calculation of pension expense. The use of a different discount rate or long-term rate of return on plan assets can significantly impact pension expense. For example, a decrease of 1% in the discount rate or the long-term rate of return on plan assets, would impact pension expense by approximately $3 million and $4 million, respectively.

Income Taxes

The Company maintains valuation allowances where it is likely that all or a portion of a deferred tax asset will not be realized. Changes in valuation allowances from period to period are included in the Company’s income tax provision in the period of change. In determining whether a valuation allowance is warranted, the Company takes into account such factors as prior earnings history, expected future earnings, unsettled circumstances that, if unfavorably resolved, would adversely affect utilization of a deferred tax asset, carry-back and carry-forward periods, and tax strategies that could potentially enhance the likelihood of realization of a deferred tax asset.

During the fiscal years ended June 30, 2003 and 2002, the Company determined that valuation allowances were warranted with respect to potential tax benefits stemming from its Argentina and Colombian impairment charges. The valuation allowances established relate to the tax basis in un-amortizable goodwill and other intangible assets, the recovery of which is uncertain. Other significant valuation allowances maintained by the Company relate to its ability to use net operating losses in certain foreign countries. In addition to valuation allowances, the Company maintains an allowance for tax contingencies, the balance of which management believes to be adequate. The Internal Revenue Service is currently examining the Company’s tax returns for the fiscal years 1997 through 2000. The examination is expected to be completed by the end of the second quarter of fiscal year 2004.

United States income taxes and foreign withholding taxes are not provided when foreign earnings are indefinitely reinvested in accordance with Accounting Principles Board (“APB”) Opinion No. 23, “Accounting for Income Taxes, Special Areas.” The Company determines whether its foreign subsidiaries will invest their undistributed earnings indefinitely and reassesses this determination on a periodic basis. Change to the Company’s determination may be warranted based on the Company’s experience as well as plans regarding future international operations and expected remittances. Refer to Note 17 in the Notes to Consolidated Financial Statements for a more detailed discussion.

CAUTIONARY STATEMENT

Except for historical information, matters discussed above and in the financial statements and footnotes, including statements about future plans, objectives, expectations, growth or profitability, are forward-looking statements based on management’s estimates, assumptions and projections. These forward-looking statements are subject to risks and uncertainties, and actual results could differ materially from those discussed in this Appendix D to the Company’s 2003 Proxy Statement. Important factors that could affect performance and cause results to differ materially from management’s expectations are described in “Forward-Looking Statements and Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2003, which is expected to be filed with the SEC on or about September 18, 2003, and in subsequent SEC filings. Those factors include, but are not limited to, marketplace conditions and events, the Company’s actual cost performance, implementation of the Company’s enterprise resource planning system, risks inherent in litigation and international operations, the success of new products, the integration of acquisitions and mergers, divestiture of non-strategic businesses and environmental, regulatory and intellectual property matters. These forward-looking statements speak only as of the date this document is filed with the SEC and the Company assumes no duty to update such statements to reflect information obtained or changes occurring after the date it is filed.

CONSOLIDATED STATEMENTS OF EARNINGS
The Clorox Company

Years ended June 30	2003	2002	2001
In millions, except share and per-share amounts
Net sales	$4,144	$4,022	$3,859
Cost of products sold	2,225	2,279	2,289

Gross profit	1,919	1,743	1,570
Selling and administrative expenses	532	526	483
Advertising costs	456	391	348
Research and development costs	76	66	67
Restructuring and asset impairment costs	33	184	59
Interest expense	28	38	88
Other (income) expense, net	(8)	(23)	46

Earnings from continuing operations before income taxes	802	561	479
Income taxes	288	204	153

Earnings from continuing operations	514	357	326
Losses from discontinued operations, net of tax benefits of $5, $28 and $2 for the years ended June 30, 2003, 2002 and 2001, respectively	(21)	(35)	(1)

Earnings before cumulative effect of change in accounting principle	493	322	325
Cumulative effect of change in accounting principle (net of tax benefit of $1)	—	—	(2)

Net earnings	$493	$322	$323

Earnings (losses) per common share
Basic
Continuing operations	$2.36	$1.54	$1.39
Discontinued operations	(0.10)	(0.15)	(0.01)
Cumulative effect of change in accounting principle	—	—	(0.01)

Basic net earnings per common share	$2.26	$1.39	$1.37

Diluted
Continuing operations	$2.33	$1.52	$1.37
Discontinued operations	(0.10)	(0.15)	(0.01)
Cumulative effect of change in accounting principle	—	—	(0.01)

Diluted net earnings per common share	$2.23	$1.37	$1.35

Weighted average common shares outstanding (in thousands)
Basic	218,174	231,849	236,149
Diluted	220,692	234,704	239,483

See Notes to Consolidated Financial Statements.

CONSOLIDATED BALANCE SHEETS
The Clorox Company

As of June 30	2003	2002
In millions, except share and per-share amounts
Assets
Current assets
Cash and cash equivalents	$172	$177
Receivables, net	463	481
Inventories	264	252
Other current assets	46	83
Assets held for sale	6	51

Total current assets	951	1,044

Property, plant and equipment, net	1,072	992

Goodwill, net	730	728

Trademarks and other intangible assets, net	651	573

Other assets, net	248	187

Total assets	$3,652	$3,524

Liabilities and Stockholders’ Equity
Current liabilities
Notes and loans payable	$361	$330
Current maturities of long-term debt	213	2
Accounts payable	312	330
Accrued liabilities	537	510
Income taxes payable	28	54

Total current liabilities	1,451	1,226

Long-term debt	495	678

Other liabilities	376	231

Deferred income taxes	115	23

Stockholders’ equity
Common stock, $1.00 par value, 750,000,000 shares authorized, 249,826,934 shares issued and 213,676,668 and 223,009,909 shares outstanding at June 30, 2003 and 2002, respectively	250	250
Additional paid-in capital	255	222
Retained earnings	2,565	2,270
Treasury shares, at cost, 36,150,266 and 26,817,025 shares at June 30, 2003 and 2002, respectively	(1,507)	(1,070)
Accumulated other comprehensive net losses	(339)	(296)
Unearned compensation	(9)	(10)

Stockholders’ equity	1,215	1,366

Total liabilities and stockholders’ equity	$3,652	$3,524

See Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
The Clorox Company

	Common Stock				Treasury Shares
	Shares (000)	Amount	Additional Paid-in Capital	Retained Earnings	Shares (000)	Amount	Accumulated Other Comprehensive Net Losses	Unearned Compensation	Total	Total Comprehensive Income
In millions, except share and per-share amounts
Balance, June 30, 2000	249,827	$250	$175	$2,020	(14,466)	$(451)	$(158)	$(17)	$1,819
Comprehensive income
Net earnings				323					323	$323
Translation adjustments							(46)		(46)	(46)
Minimum pension liability adjustments							(3)		(3)	(3)
Cumulative effect and change in valuation of derivatives, net of tax							5		5	5

Total comprehensive income										$279

Dividends ($0.84 per share)				(199)					(199)
Employee stock plans			20	(2)	1,330	20		6	44
Treasury stock premiums						(10)			(10)

Balance June 30, 2001	249,827	250	195	2,142	(13,136)	(441)	(202)	(11)	1,933
Comprehensive income
Net earnings				322					322	$322
Translation adjustments							(215)		(215)	(215)
Tax effect on translation adjustments							107		107	107
Translation related to impairment charges							75		75	75
Change in valuation of derivatives, net of tax							4		4	4
Minimum pension liability adjustments							(65)		(65)	(65)

Total comprehensive income										$228

Dividends ($0.84 per share)				(196)					(196)
Employee stock plans			27	(3)	1,839	32		1	57
Treasury stock purchased and related premiums				5	(10,000)	(417)			(412)
Settlement of share repurchase contracts					(5,520)	(244)			(244)

Balance, June 30, 2002	249,827	250	222	2,270	(26,817)	(1,070)	(296)	(10)	1,366
Comprehensive income
Net earnings				493					493	$493
Translation adjustments							48		48	48
Tax effect on translation adjustments							(94)		(94)	(94)
Translation related to impairment charges							13		13	13
Change in valuation of derivatives, net of tax							(5)		(5)	(5)
Minimum pension liability adjustments, net of tax							(5)		(5)	(5)

Total comprehensive income										$450

Dividends ($0.88 per share)				(193)					(193)
Employee stock plans			33	(5)	2,333	49		1	78
Treasury stock purchased					(11,666)	(486)			(486)

Balance, June 30, 2003	249,827	$250	$255	$2,565	(36,150)	$(1,507)	$(339)	$(9)	$1,215

See Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS
The Clorox Company

Years ended June 30	2003	2002	2001
In millions
Operations:
Earnings from continuing operations	$514	$357	$326
Adjustments to reconcile earnings from continuing operations to net cash provided by continuing operations:
Depreciation and amortization	191	189	224
Deferred income taxes	100	(27)	(41)
Restructuring and asset impairment	30	158	59
Net gain on sale of businesses and disposition of assets	(4)	(16)	(1)
Increase (decrease) in defined benefit liability	22	(10)	8
Other	16	22	10
Cash effects of changes in (excluding effects of businesses sold or acquired):
Receivables, net	17	—	123
Inventories	(11)	3	89
Other current assets	(1)	(3)	8
Accounts payable and accrued liabilities	(84)	106	(81)
Income taxes payable	71	99	21
Pension contribution	(54)	—	—

Net cash provided by continuing operations	807	878	745
Net cash (used for) provided by discontinued operations	(4)	(2)	2

Net cash provided by operations	803	876	747

Investing Activities:
Capital expenditures	(205)	(176)	(190)
Businesses acquired, net of cash acquired	—	—	(126)
Proceeds from the sale of businesses	15	60	—
Low income housing contributions	(15)	(14)	(16)
Other	2	20	—

Net cash used for investing by continuing operations	(203)	(110)	(332)
Net cash provided by (used for) investing by discontinued operations	10	1	(4)

Net cash used for investing activities	(193)	(109)	(336)
Financing Activities:
Notes and loans payable, net	30	205	(653)
Collection of forward contract	—	—	150
Long-term debt borrowings	8	3	310
Long-term debt repayments	(27)	(212)	(19)
Cash dividends paid	(193)	(196)	(199)
Treasury stock purchased and related premiums	(486)	(412)	(10)
Settlement of share repurchase contracts	—	(257)	—
Issuance of common stock for employee stock plans, and other	41	35	12

Net cash used for financing by continuing operations	(627)	(834)	(409)
Net cash provided by financing by discontinued operations	10	1	2

Net cash used for financing activities	(617)	(833)	(407)
Effect of exchange rate changes on cash and cash equivalents	2	(8)	(7)

Net decrease in cash and cash equivalents	(5)	(74)	(3)
Cash and cash equivalents:
Beginning of year	177	251	254

End of year	$172	$177	$251

Supplemental cash flow information:
Cash paid for:
Interest, net of amounts capitalized	$30	$47	$83
Income taxes, net of refunds	115	119	156
Non-cash investing activity:
Venture Agreement
Equipment and technologies obtained	$125	$—	$—
Terminal obligation recorded	125	—	—

See Notes to Consolidated Financial Statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
The Clorox Company
Years Ended June 30, 2003, 2002 and 2001
(Millions of Dollars, Except Share and Per-Share Amounts)

1.    Significant Accounting Policies

NATURE OF OPERATIONS AND PRINCIPLES OF CONSOLIDATION

The Company is principally engaged in the production and marketing of non-durable consumer products through grocery stores, mass merchandisers and other retail outlets. The consolidated financial statements include the statements of the Company and its majority-owned and controlled subsidiaries. Minority investments in foreign entities are accounted for under the equity method, the most significant of which is an equity investment in Henkel Iberica, S.A. of Spain. All significant intercompany transactions and accounts are eliminated in consolidation.

USE OF ESTIMATES

The preparation of these consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect reported amounts and related disclosures. Specific areas, among others, requiring the application of management’s estimates and judgment include assumptions pertaining to credit worthiness of customers, future product volume and pricing estimates, accruals for coupon and promotion programs, foreign currency exchange rates, interest rates, discount rates, useful lives of assets, future cost trends, investment returns, tax strategies and other external market and economic conditions. Actual results could differ from estimates and assumptions made.

RECLASSIFICATIONS

Certain reclassifications have been made to all periods presented in the consolidated financial statements to conform to the current year presentation, including the reclassification of the Company’s Brazilian business as a discontinued operation (see Note 3) and the reclassification of capitalized software development costs from other assets to property, plant and equipment (approximately $89 at June 30, 2002). Assets for the Brazil business and other pending asset dispositions of $6 and $51 as of June 30, 2003 and June 30, 2002, respectively, have been reclassified to assets held for sale. The Company also reclassified $119 of deferred taxes related to foreign currency translation adjustments from other assets to deferred income taxes in the June 30, 2002 balance sheet, and $20 of investments held in two trust accounts from other liabilities to other assets as of June 30, 2003 as described in Notes 17 and 18.

NEW ACCOUNTING STANDARDS

In June 2001, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets.” The Company adopted the provisions of this Statement beginning in fiscal year 2002. SFAS No. 142 sets forth new financial accounting and reporting standards for the acquisition of intangible assets, other than those acquired in a business combination, and for goodwill and other intangible assets subsequent to their acquisition. This accounting standard requires that goodwill be reported separately from other identifiable intangible assets and no longer amortized but tested for impairment on an annual basis. The Company’s policy is to separately identify, value, and determine the useful lives for all intangible assets acquired. Those assets with a definite life are amortized over such periods, and those with indefinite lives are not amortized, but tested for impairment. The annual impairment tests are performed in the third fiscal quarter of each year unless events suggest an impairment may have occurred in the interim.

The Company tests for impairment by comparing the carrying value with the fair value of each reporting unit. An impairment loss is recorded for the excess of the carrying value over the fair value of the goodwill, trademarks and other intangible assets. In connection with the transition provisions for adopting SFAS No. 142, the Company performed a transitional impairment test and found no impairment, and reviewed the classification of its intangible assets. Amounts determined to be other than goodwill were reallocated as of July 1, 2001. Approximately $301 was assigned to trademarks not subject to amortization and $23 to other intangible assets subject to amortization. In accordance with SFAS No. 142, the Company also discontinued the amortization of goodwill and indefinite-lived

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
The Clorox Company
Years Ended June 30, 2003, 2002 and 2001
(Millions of Dollars, Except Share and Per-Share Amounts)

1.    Significant Accounting Policies (Continued)

trademarks effective July 1, 2001. The financial statement impact was to reduce amortization expense by $47 and increase net earnings by $34 (net of tax benefits of $13), or $0.14 per basic and diluted share for the year ended June 30, 2002 compared to June 30, 2001.

In June 2001, the FASB issued SFAS No. 143, “Accounting for Asset Retirement Obligations,” which addresses financial accounting requirements for retirement obligations associated with tangible long-lived assets. Effective July 1, 2002, the Company adopted SFAS No. 143 which did not have a material effect on the Company’s consolidated financial statements.

In August 2001 the FASB issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” which replaced SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of.” The Company adopted SFAS No. 144 on July 1, 2002. This statement requires that long-lived assets to be disposed of by sale, including those of discontinued operations, be measured at the lower of carrying value or fair value less costs to sell, whether reported in continuing operations or in discontinued operations. Discontinued operations will no longer be measured at net realizable value or include amounts for operating losses that have not yet been incurred. SFAS No. 144 also broadens the reporting of discontinued operations to include all components of an entity with operations that can be distinguished from the rest of the entity and will be eliminated from the ongoing operations of the entity in a disposal transaction. In accordance with the provisions of SFAS No. 144, the Company has reflected its business in Brazil, a portion of which was sold on April 15, 2003, as a discontinued operation as discussed in Note 3.

In June 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities,” which addresses accounting for restructuring and similar costs. SFAS No. 146 supersedes previous accounting guidance, principally Emerging Issues Task Force (“EITF”) Issue No. 94-3, and is effective for restructuring activities initiated after December 31, 2002. SFAS No. 146 requires that the liability for costs associated with an exit or disposal activity be recognized when the liability is incurred. Under EITF Issue No. 94-3, a liability for an exit cost was recognized at the date of the Company’s commitment to an exit plan. SFAS No. 146 also establishes that the liability should initially be measured and recorded at fair value. The adoption of this standard did not have a material impact on the Company’s consolidated financial statements.

In November 2002, the FASB issued FASB Interpretation (“FIN”) No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others.” FIN No. 45 clarifies the requirements relating to a guarantor’s accounting for, and disclosure of, the issuance of certain types of guarantees. FIN No. 45 requires a guarantor to recognize, at inception of a qualified guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The initial recognition and measurement provisions were applicable on a prospective basis to guarantees issued or modified after December 31, 2002 and did not have a material impact on the Company’s consolidated financial statements. The disclosure requirements of FIN No. 45 became effective for the quarter ended December 31, 2002 and are included in Note 20 — Guarantees, Commitments and Contingent Liabilities.

In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure.” SFAS No. 148 amends SFAS No. 123, “Accounting for Stock-Based Compensation,” to provide alternative methods of transition for a voluntary change to the fair value-based method of accounting for stock-based employee compensation (“transition provisions”). SFAS No. 148 also amends the disclosure requirements of Accounting Principles Board Opinion No. 28, “Interim Financial Reporting,” to require proforma disclosure in interim financial statements by companies that elect to account for stock-based compensation using the intrinsic value method defined in Accounting Principles Board Opinion No. 25, “ Accounting for Stock Issued to Employees.” SFAS No. 148 also amends SFAS No. 123 to require an annual disclosure in the Summary of Significant Accounting Policies footnote regarding the effects on reported net income of an entity’s accounting policy with respect to stock-based compensation.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
The Clorox Company
Years Ended June 30, 2003, 2002 and 2001
(Millions of Dollars, Except Share and Per-Share Amounts)

1.    Significant Accounting Policies (Continued)

The Company continues to use the intrinsic value method of accounting for stock-based compensation. As a result, the transition provisions of SFAS No. 148 did not have any impact on the Company’s consolidated financial statements. The Company adopted the interim disclosure requirements of SFAS No. 148 for the quarter ended December 31, 2002. The annual disclosure requirements of SFAS No. 148 relating to the Summary of Significant Accounting Policies are included below under the heading “Stock-Based Compensation.”

In January 2003, the FASB issued FIN No. 46, “Consolidation of Variable Interest Entities.” FIN No. 46 sets forth criteria to be used in determining whether an investment in a variable interest entity (VIE) should be consolidated and is based on the general premise that companies that control another entity through interests other than voting interests should consolidate the controlled entity. FIN No. 46 requires the immediate consolidation of specified VIEs created after January 31, 2003. For specified VIEs created before February 1, 2003, FIN No. 46 will require consolidation in interim or annual financial statements issued for periods beginning after June 15, 2003.

The Company has evaluated whether the consolidation guidance in FIN No. 46 is applicable to its investments in low income housing partnerships and the investment fund, both of which are described in Note 7. Based on this evaluation, the Company has concluded that only the investment fund will need to be consolidated as of July 1, 2003. At June 30, 2003, the estimated fair value of the investment fund’s total assets and liabilities were $109 and $95 respectively. The Company continues to evaluate whether any of its other interests will need to be consolidated.

In April 2003, the FASB issued SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities.” The Statement amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under Statement 133. SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003, except for certain Statement No. 133 implementation issues that are not relevant to the Company’s derivative programs. In addition, SFAS No. 149 is effective for hedging relationships designated after June 30, 2003. The Company is evaluating what impact, if any, SFAS No. 149 may have on its consolidated financial statements issued for periods ending after June 30, 2003.

In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.” This Statement requires that an issuer classify mandatorily redeemable financial instruments, and other specified financial instruments, as liabilities if those financial instruments embody obligations of the issuer. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective for the Company’s first quarter of fiscal year 2004. The Company does not currently have any financial instruments subject to the scope of SFAS No. 150.

CASH AND CASH EQUIVALENTS

Cash equivalents consist of money market and other high quality instruments with an initial maturity of three months or less. Such investments are stated at cost, which approximates market value.

INVENTORIES

Inventories are stated at the lower of cost or market. The cost for approximately 44% and 42% of inventories at June 30, 2003 and 2002, respectively, is determined on the last-in, first-out (LIFO) method. The cost method for all other inventories, including inventories of all international businesses, are determined on the first-in, first-out (FIFO) method. When necessary, the Company provides allowances to adjust the carrying value of its inventory to the lower of cost or market, including any costs to sell or dispose. Appropriate consideration is given to obsolescence, excessive inventory levels, product deterioration and other factors in evaluating net realizable value.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
The Clorox Company
Years Ended June 30, 2003, 2002 and 2001
(Millions of Dollars, Except Share and Per-Share Amounts)

1.    Significant Accounting Policies (Continued)

PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment are stated at cost. Depreciation and amortization expense are calculated by the straight-line method using the estimated useful lives of the related assets. The following table provides estimated useful lives of property, plant and equipment by category:

Classification	Expected Useful Lives
Land improvements	10 to 30 years
Buildings	10 to 40 years
Machinery and equipment	3 to 15 years
Computer equipment	3 years
Capitalized software costs	3 to 7 years
Furniture and fixtures	5 to 10 years
Transportation equipment	5 to 10 years

Property, Plant and Equipment to be held and used is reviewed periodically for possible impairment in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” The Company’s impairment review is based on an estimate of the undiscounted cash flow analysis of assets at the lowest level for which identifiable cash flows exist. Impairment occurs when the carrying value of the asset exceeds the estimated future undiscounted cash flows generated by the asset and the impairment is viewed as other than temporary. When an impairment is indicated, the estimated future cash flows are then discounted to determine the estimated fair value of the asset and an impairment charge is recorded for the difference between the carrying value of the asset and the net present value of the estimated future cash flows.

CAPITALIZED SOFTWARE COSTS

The Company follows the accounting guidance as specified in Statement of Position (SOP) 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use”. The Company capitalizes significant costs incurred in the acquisition and development of software for internal use, including the costs of the software, materials, consultants, interest and payroll and payroll-related costs for employees incurred in developing internal-use computer software once final selection of the software is made. Costs incurred prior to the final selection of software and costs not qualifying for capitalization are charged to expense. Capitalized software amortization expense was $22, $24, and $18, in fiscal years 2003, 2002 and 2001, respectively.

EMPLOYEE BENEFITS

The Company has qualified and non-qualified defined benefit plans that cover substantially all of the Company’s domestic employees and certain of its international employees and provides certain health care benefits for employees who meet age, participation and length of service requirements at retirement. The Company accounts for its defined benefit and retirement health care plans using actuarial models required by SFAS No. 87, “Employers Accounting for Pensions,” and SFAS No. 106, “Employers’ Accounting for Postretirement Benefits Other Than Pensions,” respectively. These models use an attribution approach that generally spreads “plan events” over the service lives of plan participants. Examples of plan events are plan amendments and changes in actuarial assumptions such as the expected return on plan assets, discount rate, and rate of compensation increase. The principle underlying the attribution approach is that employees render service over their service lives on a relatively “smooth” basis, and therefore the income statement effects of defined benefit and retirement heath care plans are recognized in the same pattern.

One of the principal assumptions used in the net periodic benefit cost calculation is the expected return on plan assets. The required use of an expected return on plan assets may result in recognized pension expense or income that differs from the actual returns of those plan assets in any given year. Over time, however, the expected long-term returns are anticipated to approximate the actual returns, and therefore result in a pattern of income and expense recognition that more closely matches the pattern of the services provided by the participants. The differences between actual and expected returns are recognized in the net periodic benefit cost calculation over 5 years. In developing its expected return on plan assets, the Company considers the long-term actual returns relative to the

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
The Clorox Company
Years Ended June 30, 2003, 2002 and 2001
(Millions of Dollars, Except Share and Per-Share Amounts)

1.    Significant Accounting Policies (Continued)

mix of investments that comprise its plan assets and also develops estimates of future investment returns by considering external sources.

The Company follows the accounting guidance as specified in SFAS No. 112, “Employers Accounting for Postemployment Benefits,” for the recognition of certain disability benefits. Pursuant to SFAS No. 112, the Company recognizes an obligation for certain benefits awarded to individuals after employment but before retirement. The Company also provides for medical, dental, vision, life and other benefits to its employees and accrues for estimated claims incurred but not reported based on actuarial estimates.

The Company also has various incentive compensation programs, including a performance unit program and The Clorox Company Employee Retirement Investment Plan (ERIP). Certain payments or contributions under these programs are subject to the Company achieving certain fiscal year performance targets. The Company reviews these performance targets on a periodic basis and accrues for incentive compensation costs when it becomes probable that the targets will be achieved.

ENVIRONMENTAL COSTS

The Company is involved in various environmental remediation and on-going compliance activities. As sites are identified and assessed, the Company determines its potential environmental liability. The Company follows the accounting guidance as specified in SOP 96-1, “Environmental Remediation Liabilities.” Based on engineering studies and management judgment, the Company has estimated and accrued for future remediation and on-going monitoring costs on an undiscounted basis due to the uncertainty and timing of future payments. Environmental expenditures are included in other (income) expense, net.

RESTRUCTURING LIABILITIES

The Company follows the guidance of SFAS No. 146 “Accounting for Costs Associated with Exit or Disposal Activities” for recognition of liabilities and expenses associated with exit and disposal costs when facilities are partially or completely closed. Employee termination and severance costs are recognized at the time the severance plan is approved, the amount of termination and severance costs can be estimated and the impacted group of employees is notified, provided the group will not be retained to render service beyond a minimum retention period. Other qualified exit and disposal costs are recognized and measured at fair value in the period in which the related liability is incurred.

REVENUE RECOGNITION

Customer sales are recognized as revenue when the risk of loss and title pass to the customer, generally at the time of shipment. Customer sales are recorded net of allowances for damaged goods returns, trade promotions, coupons and other discounts, which are recognized as a deduction from sales at the time of sale. Estimated shipping and handling costs are considered in establishing product prices billed to customers and reflected in net customer sales. In certain instances, the Company has entered into agreements with customers that provide for the transfer of title of goods shipped when such goods are received by the customer. For these customers, the Company recognizes revenue when the related goods are received by the customer.

The Company routinely commits to one-time or on-going trade promotion and coupon programs with customers that require the Company to estimate and accrue the ultimate costs of such programs. Such programs include introductory marketing funds (slotting fees), cooperative marketing programs, shelf price reductions on the Company’s products, advantageous end of aisle or in-store displays, graphics, and other trade promotion activities conducted by the customer. The Company accrues a liability at the end of each period for the estimated expenses incurred, but unpaid for the programs. Trade promotion and coupon expense are recorded as a deduction from sales.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
The Clorox Company
Years Ended June 30, 2003, 2002 and 2001
(Millions of Dollars, Except Share and Per-Share Amounts)

1.    Significant Accounting Policies (Continued)

The Company provides for an allowance for doubtful accounts based on its historical experience and a periodic review of its accounts receivable. Receivables are presented net of an allowance for doubtful accounts of $10 and $15 at June 30, 2003 and 2002, respectively. The Company’s provisions for doubtful accounts and deductions for charge-offs of receivables were $4 and $2, respectively, in fiscal year 2003; $11 and $6, respectively, in fiscal year 2002; and $5 and $2, respectively, in fiscal year 2001.

COST OF PRODUCTS SOLD

Cost of products sold represents the costs directly related to the manufacture and distribution of the Company’s products and primarily includes raw materials and packaging, contract packer fees, shipping and handling, warehousing, package design, direct labor and operating costs for the Company’s manufacturing facilities, and manufacturing-related expenses including salary, bonuses and benefit costs.

Costs associated with developing and designing new packaging are expensed as incurred and include design, artwork, films, and labeling. Expenses for fiscal years ended June 30, 2003, 2002 and 2001 were $18, $13 and $21, respectively, of which $18, $10, and $10 were classified as cost of products sold, and the remainder was classified as selling and administrative expenses, respectively.

SELLING AND ADMINISTRATIVE EXPENSES

Selling and administrative expenses represent costs incurred by the Company in generating revenues and managing the business of the Company. They include market research, commissions, and certain administrative expenses. Administrative expenses include salary, bonuses, benefits, professional fees and services, software and licensing fees, and other operating costs associated with the Company’s non-manufacturing, non-research and development staff, facilities and equipment.

ADVERTISING

The Company expenses advertising costs in the period incurred.

INCOME TAXES

The Company uses the asset and liability method to account for income taxes. Deferred tax assets and liabilities are recognized for the anticipated future tax consequences attributable to differences between financial statement amounts and their respective tax bases. Income tax expense is recognized currently for taxes payable on remittances of foreign earnings and on unremitted foreign earnings that are not indefinitely reinvested. Where unremitted foreign earnings are indefinitely reinvested, no provision for federal and state tax expense is made. Management reviews the Company’s deferred tax assets for realizability. A valuation allowance is established when management believes that it is more likely than not that some portion of its deferred tax assets will not be realized. Changes in valuation allowances from period to period are included in the Company’s tax provision in the period of change.

FOREIGN CURRENCY TRANSLATION

Local currencies are the functional currencies for most of the Company’s foreign operations. Assets and liabilities of foreign operations are translated using the exchange rates in effect at the balance sheet date. Income and expenses are translated at the average exchange rates during the year. Translation gains and losses not reflected in earnings are reported as a component of accumulated other comprehensive net losses. Deferred taxes are not provided on cumulative translation adjustments where the Company expects earnings of a foreign subsidiary to be indefinitely reinvested. The income tax effect of currency translation adjustments related to foreign earnings from certain countries and joint ventures that are not considered indefinitely reinvested are recorded as a component of deferred

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
The Clorox Company
Years Ended June 30, 2003, 2002 and 2001
(Millions of Dollars, Except Share and Per-Share Amounts)

1.    Significant Accounting Policies (Continued)

taxes with an offset to accumulated other comprehensive net losses. Transaction gains and losses where the transactional currency is different than the functional currency are included as a component of other (income) expense, net.

NET EARNINGS PER COMMON SHARE

Basic net earnings per common share is computed by dividing net earnings by the weighted average number of common shares outstanding each period. Diluted net earnings per common share is computed by dividing net earnings by the diluted weighted average number of common shares outstanding during the period. Diluted net earnings per common share reflects the potential dilution from common shares issuable through the stock option, performance unit, restricted stock and share repurchase programs.

DERIVATIVE INSTRUMENTS

Effective July 1, 2000, the Company adopted SFAS No. 133 “Accounting for Derivative Instruments and Hedging Activities,” as amended by SFAS No. 138, “Accounting for Certain Derivative Instruments and Certain Hedging Activities.” SFAS No. 133, as amended, establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. The statement requires that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. The effect of this new standard was a reduction of fiscal year 2001 net earnings of $2 (net of tax benefit of $1), which was recognized as a cumulative effect of a change in accounting principle and an increase in fiscal year 2001 accumulated other comprehensive income of $10 (net of tax benefit of $7). The ongoing effects are dependent on future market conditions and the Company’s hedging activities.

The use of derivative instruments, principally swap, forward and option contracts, is limited to non-trading purposes and includes management of interest rate movements, foreign currency exposure and commodity price exposure. Most interest rate swaps and commodity purchase and foreign exchange contracts are designated as fair-value or cash-flow hedges of fixed and variable rate debt obligations, raw material purchase obligations, or foreign currency denominated debt instruments, based on certain hedge criteria. The criteria used to determine if hedge accounting treatment is appropriate are (a) the designation of the hedge to an underlying exposure, (b) whether overall risk is being reduced and (c) if there is correlation between the value of the derivative instrument and the underlying obligation. Changes in the fair value of such derivatives are recorded as either assets or liabilities in the balance sheet with an offset to current earnings or other comprehensive income, depending on whether the derivative is designated as a hedge transaction and the type of hedge transaction. For fair-value hedge transactions, changes in fair value of the derivative and changes in the fair value of the item being hedged are recorded in earnings. For cash-flow hedge transactions, changes in fair value of derivatives are reported as a component of other comprehensive income and are recognized in the period or periods during which the hedge transaction effects earnings. The Company also has contracts with no hedging designations. In fiscal year 2002, the Company elected to discontinue hedge accounting treatment for certain of its foreign exchange contracts that are considered immaterial. The financial statement impact of this change was insignificant. These contracts are accounted for by adjusting the carrying amount of the contracts to market and recognizing any gain or loss in other (income) expense, net.

The Company uses several different methodologies to estimate the fair value of its derivative contracts. The estimated fair values of the Company’s interest rate swaps, certain commodity derivative contracts and foreign exchange contracts are based on quoted market prices, traded exchange market prices or broker price quotations and represent the estimated amounts that the Company would pay or receive to terminate the contracts. The estimated fair values of the Company’s resin commodity contracts were previously determined using valuation models with forward resin market price curves provided by market makers. Starting in fiscal year 2002, the Company began using forward resin market price curves provided by other external sources because of a lack of available

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
The Clorox Company
Years Ended June 30, 2003, 2002 and 2001
(Millions of Dollars, Except Share and Per-Share Amounts)

1.    Significant Accounting Policies (Continued)

market quotations. Factors used to determine the fair value of the resin forward curve are based on resin market information, which reflects many economic factors, including technology, labor, material and capital costs, capacity, and supply and demand.

STOCK-BASED COMPENSATION

The Company accounts for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board (“APB”) Opinion No. 25 whereby the options are granted at market price, and therefore no compensation costs are recognized. Compensation cost for stock options, if any, would be measured as the excess of the quoted market price of the Company’s stock at the date of grant over the amount an employee must pay to acquire the stock. Restricted stock awards are recorded as compensation cost over the requisite vesting periods based on the market value on the date of grant. Unearned compensation cost on restricted stock awards is recorded as a reduction to stockholders’ equity. SFAS No. 123, “Accounting for Stock-Based Compensation,” and SFAS No. 148 established accounting and disclosure requirements using a fair-value based method of accounting for stock-based employee compensation plans. The Company has elected to retain its current method of accounting as described above and has adopted the disclosure requirements of SFAS Nos. 123 and 148. (See Note 14).

If compensation expense for the Company’s various stock option plans had been determined based upon estimated fair values at the grant dates for awards under those plans in accordance with SFAS No. 123, the Company’s pro-forma net earnings, and basic and diluted earnings per common share would have been as follows for the fiscal years ended June 30:

	2003	2002	2001
Net earnings:
As reported	$493	$322	$323
Fair value-based expense, net of tax	(21)	(26)	(37)

Pro forma	$472	$296	$286

Net earnings per common share:
Basic
As reported	$2.26	$1.39	$1.37
Pro forma	2.16	1.28	1.21
Diluted
As reported	$2.23	$1.37	$1.35
Pro forma	2.14	1.26	1.19

In April 2003, the FASB decided to require all companies to include the value of employee stock options in reported net earnings and announced that it plans to issue an exposure draft of a new accounting standard addressing this future requirement later this calendar year. The new accounting standard could become effective as early as calendar year 2004 and will require companies to measure the cost of employee stock options according to their fair value based on methods that may differ from the methods described in SFAS No. 123. Prior to the issuance of this exposure draft, the FASB has indicated it will be addressing several significant technical issues related to option valuation, including the extent to which the new accounting standard will permit adjustments to recognized expense for actual option forfeitures and actual performance outcomes. These determinations, among others, will affect the amount of compensation cost that will be required to be recognized in reported net earnings in future periods.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
The Clorox Company
Years Ended June 30, 2003, 2002 and 2001
(Millions of Dollars, Except Share and Per-Share Amounts)

2.    Restructuring and Asset Impairment Costs

Restructuring and asset impairment charges were $33, $184 and $59 in fiscal years 2003, 2002 and 2001, respectively.

	2003	2002	2001
Restructuring:
Severance costs	$—	$23	$1
Plant closure costs and other	—	9	3

Total restructuring	—	32	4

Asset impairment:
Goodwill and other intangibles (including deferred translation and deferred charges)	33	139	8
Machinery and equipment	—	13	47

Total asset impairment	33	152	55

Total expense	$33	$184	$59

Accrued restructuring at beginning of year	$14	$11	$16
Payments	(8)	(29)	(9)
Restructuring expense	—	32	4

Accrued restructuring at end of year	$6	$14	$11

Restructuring and asset impairment costs of $33 for fiscal year 2003 were due primarily to a $30 goodwill impairment charge recorded in the second quarter related to the Company’s Argentina business as described in Note 6.

During fiscal year 2002, the Company recorded $139 for the impairment of goodwill and trademarks associated with its businesses in Argentina and Colombia. Other charges include severance related to the elimination of positions in the Company’s Latin America and U.S. divisions, the write-off of equipment and the closure of certain plants.

The $59 of merger, restructuring and asset impairment charges in fiscal year 2001 relates primarily to obsolete equipment that was written off due to changes in technology, elimination of redundancies and discontinued product lines. The Company also closed its cat litter manufacturing plant in Wrens, Georgia during fiscal year 2001.

3.    Businesses Sold and Acquired

In the first quarter of fiscal year 2003, the Company announced its intent to sell its business in Brazil, a reporting unit included in the Household Products — Latin America/Other segment, and recorded a pre-tax impairment charge of $19 to write the related assets down to fair value. This decision was due to the deteriorating economic and market conditions and the Company’s lack of scale in the region.

In the fourth quarter of fiscal year 2003, the Company recorded an additional $4 pre-tax charge to recognize additional costs related to the closure of its Brazilian operations and sold certain intangible trademarks and related product inventory. The Company continues to actively market the remaining net assets of the Brazil business.

The following table presents the net sales and losses from the remaining Brazil discontinued operations, which are classified separately in the consolidated statements of earnings.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
The Clorox Company
Years Ended June 30, 2003, 2002 and 2001
(Millions of Dollars, Except Share and Per-Share Amounts)

3.    Businesses Sold and Acquired (Continued)

	2003	2002	2001
Net sales	$27	$38	$44

Losses from discontinued operations before income taxes	$3	$6	$3
Asset impairment charges	23	57	—
Income tax benefits	(5)	(28)	(2)

Losses from discontinued operations	$21	$35	$1

Assets held for sale, including those related to the remaining discontinued Brazil operations, are as follows at June 30:

	2003	2002
Brazil	$5	$34
Other, including former manufacturing facilities held for sale	1	17

Assets held for sale	$6	$51

In fiscal year 2003, the Company also divested the Jonny Cat litter and Black Flag insecticides businesses. The combined sales price and net pre-tax gain on the sale of the these businesses was $14 and $2, respectively.

In fiscal year 2002, the Company sold the Maxforce professional insecticides business and the Himolene industrial trash can liner business. The combined sales price and net pre-tax gain on the sale of the Maxforce and Himolene businesses was $65 and $33, respectively.

In fiscal year 2001, the Company sold the Hearthlogg firelogs business for an aggregate sales price of $2. There was no gain or loss recorded on the sale. Acquisitions in fiscal year 2001 totaled $126. These acquisitions included the purchase for $122 (or $116, net of cash acquired) from Brita GmbH of the rights to the Brita trademark and other intellectual property in North and South America, an increase in the Company’s ownership from 50% to 100% in Brita Limited and Brita South America Inc. and certain other net assets. The Company also increased its ownership to 100% in its two joint ventures in Costa Rica, previously 49% and 51% owned. The investments in Brita Limited, Brita South America Inc. and Costa Rica were previously accounted for under the equity method of accounting and are fully consolidated from the date of acquisition. Net assets acquired included net working capital assets of $11, property, plant and equipment of $9, goodwill of $11 and trademarks and other intangible assets of $110 to be amortized over estimated lives of ten years, less the additional investment to acquire the remaining interest for $15. Because the Company previously owned 50% to 51% in these equity investments, only the incremental equity and the underlying net book value of the net assets were adjusted to their fair value.

Operating results of acquired businesses are included in the consolidated net earnings from the date of acquisition. All acquisitions were funded from cash provided by operations or debt and the operating results of businesses acquired were not significant to the consolidated results. All gains (or losses) from the sale of businesses are recorded as a component of other income and expense.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
The Clorox Company
Years Ended June 30, 2003, 2002 and 2001
(Millions of Dollars, Except Share and Per-Share Amounts)

4.    Inventories

Inventories at June 30 are comprised of the following:

	2003	2002
Finished goods	$179	$175
Work in process	9	14
Raw materials and packaging	87	86
LIFO allowances	(8)	(11)
Allowances for obsolescence	(3)	(12)

Total	$264	$252

The LIFO method was used to value approximately 44% and 42% of inventories at June 30, 2003, and 2002, respectively. If the cost of LIFO inventories had been determined using the FIFO method, inventory amounts would have increased by approximately $8 and $11 at June 30, 2003 and 2002, respectively. The effect on earnings of the liquidation of any LIFO layers was not material for the fiscal years ended June 30, 2003, 2002 and 2001.

Inventories at June 30 are presented net of an allowance for inventory obsolescence as follows:

	2003	2002
Allowance for inventory obsolescence at beginning of year	$(12)	$(48)
Provision for inventory obsolescence	(8)	(15)
Deductions for inventory write-offs	17	51

Allowance for inventory obsolescence at end of year	$(3)	$(12)

Provision for inventory obsolescence totaling $8, $15 and $53 was charged to cost of products sold during the fiscal years ended June 30, 2003, 2002 and 2001 respectively, and included charges of $39 in fiscal year 2001 that were related primarily to discontinued products, packaging, and unsuccessful product launches.

5.    Property, Plant and Equipment

The components of property, plant and equipment at June 30 are as follows:

	2003	2002
Land and improvements	$95	$93
Buildings	461	452
Machinery and equipment	1,211	1,155
Computer hardware	101	98
Capitalized software costs	109	10
Construction in progress	129	121

	2,106	1,929
Less accumulated depreciation and amortization	(1,034)	(937)

Net	$1,072	$992

Depreciation expense was $149, $147 and $133 in fiscal years 2003, 2002 and 2001, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
The Clorox Company
Years Ended June 30, 2003, 2002 and 2001
(Millions of Dollars, Except Share and Per-Share Amounts)

6.    Goodwill, Trademarks and Other Intangible Assets

Changes in the carrying amount of goodwill for the years ended June 30, 2003 and 2002 by operating segment are summarized below. Goodwill is net of accumulated amortization of $357 and $365 at June 30, 2003 and June 30, 2002, respectively.

	Household Products
	North America	Latin America and Other	Specialty Products	Corporate Interest and Other	Total
Balance as of June 30, 2001	$121	$300	$375	$69	$865
Asset impairment	—	(29)	—	—	(29)
Translation adjustments and other	(2)	(101)	(5)	—	(108)

Balance as of June 30, 2002	119	170	370	69	728
Acquisitions and sales	1	—	(1)	—	—
Asset impairment	—	(8)	—	—	(8)
Reclassification (to) from trademarks	—	(11)	15	—	4
Translation adjustments and other	5	4	(3)	—	6

Balance as of June 30, 2003	$125	$155	$381	$69	$730

Changes in trademarks and other intangible assets for the years ended June 30, 2003 and 2002 are summarized below. Trademarks and other intangible assets subject to amortization are net of accumulated amortization of $137 and $123 at June 30, 2003 and 2002, respectively. Estimated amortization expense of trademarks and other intangible assets are $15 for fiscal year 2004 and $13 for each of the fiscal years 2005, 2006, 2007 and 2008. Trademarks and other intangible assets are amortized over lives ranging from 5 to 40 years.

	Trademarks and other intangible assets subject to amortization
	Patents	Technology	Other	Sub-Total	Trademarks not subject to amortization	Total
Net balance as of June 30, 2001	$13	$15	$65	$93	$575	$668
Asset impairment	—	—	(8)	(8)	(27)	(35)
Sales	—	—	—	—	(6)	(6)
Translation adjustments	—	—	(19)	(19)	(23)	(42)
Amortization	(5)	(2)	(5)	(12)	—	(12)

Net balance as of June 30, 2002	8	13	33	54	519	573
Venture agreement	—	96	—	96	—	96
Translation adjustments and other	—	1	(1)	—	—	—
Reclassification to goodwill	—	—	—	—	(4)	(4)
Amortization	(5)	(5)	(4)	(14)	—	(14)

Net balance as of June 30, 2003	$3	$105	$28	$136	$515	$651

During fiscal years 2002 and 2003, the Company undertook a review of its domestic and international operations for impairment. The Company’s impairment review and methodology are based on internal valuations using a discounted cash flow approach that requires significant management judgment with respect to future volume, revenue and expense growth rates, changes in working capital use, foreign exchange rates, devaluation, inflation and the selection of an appropriate discount rate.

Based on results of the review performed in fiscal year 2002, the Company concluded that the goodwill, trademarks and other intangible assets associated with its domestic operations were not impaired but that certain international assets were impaired. The Company recognized a pre-tax charge of $139 for the year ended June 30, 2002, to write-down goodwill and trademarks associated with its businesses in Argentina and Colombia. The Company recognized a pre-tax impairment loss of $39 in the year ended June 30, 2002 related to its Colombian business due to a weakening market and poor economic conditions in that country, of which $8 was recorded to goodwill, $22 to trademarks, and $9 as a reduction in deferred translation. The Company also recognized a pre-tax impairment loss of $100 for the year ended June 30, 2002 related to its Argentina business due to significant currency devaluations, a weakening market and poor economic conditions, of which $21 was recorded to goodwill, $13 to trademarks, and $66 as a reduction in deferred translation.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
The Clorox Company
Years Ended June 30, 2003, 2002 and 2001
(Millions of Dollars, Except Share and Per-Share Amounts)

6.    Goodwill, Trademarks and Other Intangible Assets (Continued)

The Company completed impairment reviews of all goodwill and intangible assets in fiscal year 2003, including follow-up reviews of the Argentine and Colombia reporting units. Based on the results of these reviews, no impairment of goodwill or intangible assets was indicated for Colombia. The Argentine business was determined to be further impaired and the Company recorded a $30 impairment charge, of which $8 was recorded to goodwill, $9 to deferred charges and $13 as a reduction in deferred translation. Continued unsettling conditions in the local market and significant changes in competitor actions resulted in a change in the Company’s marketing strategy for Argentina. Any further local market deterioration or failure to achieve the assumptions used in the valuation may lead to future impairment charges.

The Company’s fiscal year 2003 valuation updates included a review of the Venezuela reporting unit. The results of the analysis indicated that no impairment charge was necessary. Conditions in Venezuela remain particularly unsettled, but are not believed at this time to have had a permanent impact on the value of the reporting unit to the extent that an impairment charge would be required. If the present unsettled conditions within Venezuela continue for an extended period of time, the valuation of that business could be adversely affected.

7.    Other Assets

Other assets at June 30 are comprised of the following:

	2003	2002
Equity investments in:
Henkel Iberica, S.A. of Spain	$67	$65
Other entities	39	39
Investment in low income housing partnerships	46	44
Derivative contracts	41	15
Investment fund	14	15
Non-qualified retirement plan assets	22	—
Other	19	9

Total	$248	$187

NON-QUALIFIED RETIREMENT PLAN ASSETS

Non-qualified retirement plan assets include a reclassification of $20 of investments held in two trust accounts from accrued liabilities to other assets (see Note 18). The majority of the assets, $16, are held in a Trust Owned Life Insurance Policy, whose investment assets are a separately managed portfolio administered by an insurance company. The assets held under this insurance policy are recorded at estimated fair value with changes in value recorded in net earnings.

LOW INCOME HOUSING

The Company owns, directly or indirectly, limited partnership interests of up to 99% in 55 low-income housing partnerships which are accounted for on the equity basis. The purpose of the partnerships is to develop and operate low-income housing rental properties. The general partners, who typically hold 1% of the partnership interests, are third parties unrelated to the Company and its affiliates, and are responsible for controlling and managing the business and financial operations of the partnerships. The Company’s primary purpose in investing in the projects is to obtain low-income housing tax credits, which are accounted for in accordance with Emerging Issues Task Force Issue 94-1, “Accounting for Tax Benefits Resulting from Investments in Affordable Housing Projects.” Tax benefits, net of amortization of the investment in the low-income housing partnerships, were $14, $11, and $11 in fiscal years 2003, 2002 and 2001, respectively. The Company’s estimated future capital commitments to the partnerships are approximately $19, $7, $3, $2, $2 and $2 in fiscal years 2004, 2005, 2006, 2007, 2008 and thereafter, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
The Clorox Company
Years Ended June 30, 2003, 2002 and 2001
(Millions of Dollars, Except Share and Per-Share Amounts)

7.    Other Assets (Continued)

Other than the expected tax credits, the Company does not anticipate any cash distributions from these partnerships nor does the Company expect any additional cash outflows to the partnerships other than the contractually committed capital contributions. As a limited partner, the Company is not responsible for any of the liabilities and obligations of the partnerships nor do the partnerships or their creditors have any recourse to the Company other than the contractually committed capital contributions. Recovery of the Company’s investments in the partnerships is accomplished through the utilization of low-income housing tax credits. The risk of these tax credits being unavailable to the Company is considered very low.

INVESTMENT FUND

The Company is a 99% limited partner in an investment fund with a $14 and $15 interest at June 30, 2003 and 2002, respectively, which is accounted for on the equity basis. The Company invested in the fund as a hedging strategy to manage a portion of its emerging markets foreign exchange and economic investment risk. The general partner, an unrelated party, manages the investment fund. Certain assets in the investment fund carry a tax basis significantly in excess of book basis. The Company does not control the investment decisions of the fund, and therefore the amounts and timing of any realization of such tax basis differences are uncertain. The Company’s risk of loss from the fund is limited to the amount of its investment and it has no ongoing capital commitments, loan requirements, guarantees or any other types of arrangements with the fund or its general partner that would require any future cash contributions or disbursements to the fund.

The fund’s financial instruments include foreign currency denominated zero coupon notes, binary options, and forward purchase contracts, which are measured and recorded at their estimated fair values based on prices obtained from securities exchanges or over-the-counter markets, quotations from brokers, or estimates of fair value when market quotations are not readily available. When market quotations are not readily available, such estimates are based on counter-party quotes and pricing models utilizing quoted values. Because of the inherent uncertainty of valuing these investments, the estimate of fair value may differ from the values that would have been used had a ready market existed and the differences could be material.

The fund’s liabilities primarily include non-recourse Euro and Danish Krone denominated borrowings secured by Euro and Danish Krone denominated call options. The borrowings are carried at fair value plus accrued interest payable and have varying maturity dates and can be terminated by the fund at any time. The interest rates for the borrowings are based on three-month Euro and Danish Krone interest rates plus or minus a specified spread, depending on the borrowing. The spread varies between (.375%) and 1.0%.

At June 30, 2003 and 2002, the investment fund consisted, at estimated fair value, of assets of $109 and liabilities of $95 and $94, respectively. Mark-to-market losses were $2, $4 and $2 for the fiscal years ended June 30, 2003, 2002 and 2001, respectively. As discussed in Note 1, the Company has completed its analysis of FIN No. 46 and concluded that the financial statements of the investment fund will need to be consolidated for interim and annual periods beginning after June 15, 2003. The Company will reflect the investment fund on a fully consolidated basis as of July 1, 2003.

8.    Venture Agreement

On January 31, 2003, the Company entered into an agreement with the Procter & Gamble Company (P&G) to form a venture related to the Company’s Glad plastic bags, wraps and containers business. Pursuant to the agreement, P&G contributed certain production and research and development equipment, licenses to use a range of current and future trademarks and other proprietary technologies to the Company in exchange for an interest in the profits, losses and cash flows, as defined, of the Glad business. P&G will also provide research and development support to the Glad business for the first ten years of the venture, subject to renewal options, and will be reimbursed for the cost of providing the research and development. The Company retains control of the business. The agreement’s

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
The Clorox Company
Years Ended June 30, 2003, 2002 and 2001
(Millions of Dollars, Except Share and Per-Share Amounts)

8.    Venture Agreement (Continued)

initial term is twenty years, subject to renewal options. During the period ending December 31, 2003, all profits, losses and cash flow, as defined, of the Glad business will be allocated to the Company. During calendar year 2004, profits, losses and cash flow, as defined, of the Glad business will be allocated 95% to the Company and 5% to P&G. For all subsequent periods, the allocation will be 90% to the Company and 10% to P&G. For the first five years of the agreement, P&G has an option to purchase an additional 10% interest in the profits, losses and cash flow of the Glad business at prices set in the agreement.

The agreement can be terminated under certain circumstances including, at the option of P&G, upon a change in control of the Company, or, at either party’s option, upon the sale by the Company of the Glad business. Upon termination of the agreement, the Company will purchase P&G’s interest for cash in an amount equal to the fair value of such interest as determined pursuant to an agreed valuation procedure. Following termination of the agreement, the Glad business will retain the exclusive intellectual property license contributed by P&G for the licensed products the business markets.

At inception of the agreement, the production and research and development equipment, and technologies contributed by P&G were initially valued and recorded at $29 and $96, respectively. The production and research and development equipment is being depreciated on a straight-line basis over useful lives of two to ten years. The intangible assets contributed by P&G are being amortized on a straight-line basis over a twelve-year period. For the year ended June 30, 2003, the Company recorded $1 and $3 of depreciation expense related to the equipment and intangible assets, respectively. The Company also recorded approximately $125 as a net terminal obligation liability at inception of the agreement, which reflected the initial fair value of the contractual requirement to repurchase P&G’s interest at the termination of the agreement. The terminal obligation is being adjusted to fair value on a periodic basis. This terminal obligation is included in other liabilities in the accompanying consolidated balance sheet. Beginning in calendar year 2004, P&G’s proportionate share of the Glad business profits and losses, as defined, will be recorded as a component of cost of sales.

9.    Accrued Liabilities

Accrued liabilities at June 30 consist of the following:

	2003	2002
Taxes and other	$308	$280
Trade and sales promotion	135	140
Compensation and employee benefit costs	94	90

Total	$537	$510

10.    Debt

Notes and loans payable, which mature in less than one year include the following at June 30:

	2003	2002
Canadian dollar-denominated commercial paper	$—	$163
U.S. dollar-commercial paper	358	158
Notes payable	3	9

Total	$361	$330

At June 30, 2002 the Canadian dollar-denominated commercial paper was fully hedged by a forward currency contract. The terms of the forward currency contract matched the terms of the underlying commercial paper.

The weighted average interest rate for notes and loans payable was 2.3%, 2.8% and 6.1% for fiscal years 2003, 2002 and 2001, respectively. The carrying value of notes and loans payable at June 30, 2003 and 2002 approximates the fair value of such debt.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
The Clorox Company
Years Ended June 30, 2003, 2002 and 2001
(Millions of Dollars, Except Share and Per-Share Amounts)

10.    Debt (Continued)

Long-term debt at June 30 includes the following:

	2003	2002
Senior unsecured notes and debentures:
6.125%, $300 due February 2011	$338	$314
7.25%, $150 due March 2007	150	150
Preferred interest transferable securities, $200 due July 2003, with a preferred dividend rate of 4.6%	198	192
Industrial revenue bond, $13 due October 2003, interest at bond market association index	13	13
Foreign bank loans, due in full June 2007	9	11

Total	708	680
Less: current maturities	(213)	(2)

Long-term debt	$495	$678

The weighted average interest rate on long-term debt, including the effect of interest rate swaps, was 3.1%, 5.0% and 6.3% for fiscal years 2003, 2002 and 2001, respectively. The estimated fair value of long-term debt at June 30, 2003 and 2002 is $734 and $693, respectively.

At June 30, 2003 the Company had the following interest rate swaps:

		Interest Rate
Maturity Dates	Notional Principal Amount	Paid	Received	Variable Rate Index
February 2011	$100	2.11%	6.125%	3	month LIBOR
February 2011	100	1.86%	6.125%	6	month LIBOR
July 2003	200	1.75%	5.78%	3	month LIBOR

The swaps with February, 2011 maturity dates were terminated by the Company in July, 2003. In addition, the Company’s $200 preferred interest transferable securities, along with the corresponding interest rate swap, matured in July, 2003. The Company has domestic credit agreements of $950 that expire on various dates through March 2007. At June 30, 2003 there were no borrowings under any of these agreements, which are available for general corporate purposes and to support commercial paper issuance. In addition, the Company had $16 of foreign working capital credit lines and overdraft facilities at June 30, 2003, of which $3 is available for borrowing.

Certain of the Company’s unsecured notes, debentures and credit agreements contain restrictive covenants and limitations, including limitations on certain sale and leaseback transactions to the greater of $100, or 15% of the Company’s consolidated net tangible assets, as defined, and require the maintenance of a consolidated leverage ratio, as defined. The Company is in compliance with all restrictive covenants and limitations at June 30, 2003.

Debt maturities as of June 30, 2003 are $213, $2, $2, $153, $0 and $338 in fiscal years 2004, 2005, 2006, 2007, 2008 and thereafter, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
The Clorox Company
Years Ended June 30, 2003, 2002 and 2001
(Millions of Dollars, Except Share and Per-Share Amounts)

11.    Fair Value of Financial Instruments

The Company’s derivative financial instruments are recorded at fair value in the consolidated balance sheets as assets (liabilities) at June 30 as follows:

	2003	2002
Current assets:
Foreign exchange contracts	$1	$2
Commodity purchase contracts	—	1
Other assets:
Interest rate swaps	39	15
Commodity purchase contracts	2	—
Current liabilities:
Interest rate swaps	2	—
Foreign exchange contracts	—	(3)
Long-term debt:
Interest rate swaps	—	(6)
Foreign exchange contracts	—	(1)
Other long-term obligations — commodity option contracts	—	(9)

The Company utilizes derivative instruments, principally swap, forward and option contracts to enhance its ability to manage the risks associated with fluctuations in interest rates, foreign currencies, and commodity prices, which exist as part of the Company’s ongoing business operations. These contracts hedge transactions and balances for periods consistent with the related exposures and do not constitute investments independent of these exposures.

The Company has policies with restrictions on the use of derivatives, including a prohibition of the use of any leveraged instrument. Derivative contracts are entered into with several major creditworthy institutions, thereby minimizing the risk of credit loss. Exposure to counterparty credit risk is considered low because these agreements have been entered into with major credit-worthy institutions with strong credit ratings, and they are expected to perform fully under the terms of the agreements.

Most of the Company’s derivative instruments are designated as fair-value or cash-flow hedges of fixed and variable rate debt obligations, foreign currency-denominated debt instruments, or raw material purchase obligations. All hedges accorded hedge accounting treatment are considered highly effective. At June 30, 2003 and 2002, the Company also had certain foreign currency-related derivative contracts with no specific hedging designations. These contracts, which have been entered into to manage a portion of the Company’s foreign exchange risk, are accounted for by adjusting the carrying amount of the contracts to market value and recognizing any gain or loss in other (income) expense.

The Company uses interest rate swap agreements to manage interest rate exposure and to achieve a desired proportion of variable and fixed rate debt. As of June 30, 2003, the Company also had preferred interest transferable securities, which is a Euro Dollar (EUR) denominated financing arrangement that expired in July 2003. The Company manages its interest rate and Euro Dollar risks from these securities through a series of swaps with notional amounts totaling $200. This interest rate swap effectively converts the Company’s 5.8% fixed Euro Dollar obligation to a floating U.S. Dollar rate of 90-day LIBOR. In addition, the Company effectively pays a 4.5% fixed rate and receives a 4.6% Euro rate with its currency swap position. The estimated amount of existing pre-tax gains for these swap agreements in accumulated other comprehensive net losses at June 30, 2003 was reclassified into earnings in July 2003 was $2.

The Company uses foreign exchange contracts, including forward, swap and option contracts, to hedge existing foreign exchange exposures. Foreign currency contracts require the Company, at a future date, to either buy or sell foreign currency in exchange for U.S. Dollars and other currencies. Such currency contracts existed at June 30, 2003 and 2002 for Canadian dollars and certain other currencies. Contracts outstanding as of June 30, 2003 will mature over the next fiscal year.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
The Clorox Company
Years Ended June 30, 2003, 2002 and 2001
(Millions of Dollars, Except Share and Per-Share Amounts)

11.    Fair Value of Financial Instruments (Continued)

The Company also uses commodity futures and swap contracts to fix the price of a portion of its raw material requirements. Contract maturities, which extend to fiscal year 2006, are matched to the length of the raw material purchase contracts and contract gains and losses are reflected as adjustments to the cost of the raw materials. The estimated amount of existing pre-tax net losses for commodity contracts in accumulated other comprehensive net losses that is expected to be reclassified into earnings during the year ended June 30, 2004 is less than $1.

The notional and estimated fair values of the Company’s derivative instruments are summarized below as of June 30:

	2003		2002
	Notional	Fair Value	Notional	Fair Value
Derivative Instruments
Debt-related contracts	$400	$41	$400	$8
Foreign exchange contracts	259	—	393	(1)
Commodity purchase contracts	125	2	90	1
Commodity option contracts	—	—	35	(9)

The carrying values of cash, short-term investments, accounts and notes receivable, accounts payable and other derivative instruments approximate their fair values at June 30, 2003 and 2002. The Company has used market information for similar instruments and applied judgment in estimating fair values. See Note 10 for fair values of notes and loans payable and long-term debt.

12.    Other Liabilities

Other liabilities consist of the following at June 30:

	2003	2002
Retirement healthcare benefits	$78	$81
Qualified and nonqualified pension plans	64	43
Non-qualified retirement income plans (non-pension) and deferred compensation plans	47	25
Venture agreement terminal obligation	125	—
Environmental remediation	17	17
Other	45	65

Total	$376	$231

13.    Stockholders’ Equity

During fiscal year 2003, the Company acquired 11.7 million shares of its common stock at a net cost of $486. A portion of the shares purchased was allocated to the Company’s ongoing program to offset the potential impact of stock option dilution. The remainder relates to the board-authorized $1 billion repurchase program, bringing the total number of shares repurchased to approximately 18.2 million at a total cost of $773 under that program. Treasury share purchases and related premiums were $412 in fiscal year 2002 and $10 in fiscal year 2001, respectively.

Accumulated other comprehensive net losses at June 30, 2003, 2002, and 2001 included net of tax translation adjustments of $270, $237, and $204 respectively, estimated fair value of the Company’s derivative contracts, net of tax, of ($3), ($9) and ($5) respectively, and minimum pension liability adjustments of $72 (net of tax), $68 and $3, respectively.

At June 30, 2001, the Company had share repurchase agreements totaling approximately $246, whereby the Company contracted for future delivery of 2,260,000 shares at a strike price of $43 per share on September 15,

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
The Clorox Company
Years Ended June 30, 2003, 2002 and 2001
(Millions of Dollars, Except Share and Per-Share Amounts)

13. Stockholders’ Equity (Continued)

2002 and on September 15, 2004, and for future delivery of 1,000,000 shares on November 1, 2003 at a strike price of $51.70 per share. The Company applied the “equity” treatment of accounting to the share repurchase agreements, which allows for classification of such agreements as treasury shares. All share repurchase contracts were settled as of June 30, 2002, including the settlement and delivery of 5,520,000 shares for $257 in fiscal year 2002 and the settlement and receipt of net cash proceeds of $76 in fiscal year 2000.

14.    Stock Compensation Plans

At June 30, 2003, the Company has various non-qualified stock-based compensation programs, which include stock options, performance units and restricted stock awards. The Company’s various stock options plans, which include the pre-merger plans of First Brands, provide for the granting of stock options to officers, key employees and directors. The 1996 Stock Incentive Plan (“1996 Plan”) and the 1993 Directors’ Stock Option Plan are the only plans with stock option awards currently available for grant. The 1996 Plan, the 1993 Directors’ Stock Option Plan and prior plans have shares exercisable at June 30, 2003. The Company is authorized to grant options for up to 25.5 million common shares under the 1996 Plan, of which 11.2 million common shares are remaining and could be granted in the future. The Company is authorized to grant options for up to 400,000 common shares under the 1993 Directors’ Stock Option Plan, of which 74,000 common shares are remaining and could be granted in the future. Options outstanding under the Company’s plans (except First Brands options, which became exercisable upon the merger) have been granted at prices which are either equal to or above the market value of the stock on the date of grant, vest over a one to seven-year period, and expire no later than ten years after the grant date.

The following table gives information about the Company’s common stock that may be issued upon the exercise of options, performance units and restricted stock awards under all the Company’s existing non-qualified stock-based compensation programs at June 30, 2003:

Number of shares to be issued upon exercise (in thousands)	15,529
Weighted-average exercise price	$33
Number of shares remaining for future issuance (in thousands)	11,237

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
The Clorox Company
Years Ended June 30, 2003, 2002 and 2001
(Millions of Dollars, Except Share and Per-Share Amounts)

14.    Stock Compensation Plans (Continued)

The status of the Company’s stock option plans at June 30, 2003 is summarized below:

	Number of Shares	Weighted-Average Exercise Price
	(in thousands)
Outstanding at June 30, 2000	15,062	$36
Granted	3,077	36
Exercised	(1,077)	19
Cancelled	(3,367)	62

Outstanding at June 30, 2001	13,695	31
Granted	3,785	35
Exercised	(1,591)	23
Cancelled	(677)	38

Outstanding at June 30, 2002	15,212	33
Granted	2,009	41
Exercised	(2,202)	25
Cancelled	(424)	41

Outstanding at June 30, 2003	14,595	$35

Options exercisable at:
June 30, 2003	9,208	$32
June 30, 2002	9,063	29
June 30, 2001	8,570	26

The Company accounts for stock-based compensation using the intrinsic value method prescribed in APB Opinion No. 25 whereby the options are granted at market price, and therefore no compensation costs are recognized. Pro-forma disclosures of net earnings, basic and diluted earnings per common share reflecting the Company’s financial results if compensation expense for the various stock option plans had been determined based upon fair values at the grant date are presented in Note 1.

The weighted-average fair value per share of each option granted during fiscal years 2003, 2002 and 2001, estimated as of the grant date using the Black-Scholes option pricing model, was $11.59, $11.53 and $12.76, respectively.

The following assumptions were used to estimate the fair value of fiscal year 2003, 2002 and 2001 option grants:

	2003	2002	2001
Dividend yield	2.11%	2.07%	2.28%
Expected volatility	35.0%	38.4%	38.9%
Risk-free interest rate	2.1% to 4.1%	3.5% to 4.8%	4.6% to 6.5%
Expected life	5 years	4 to 5 years	4 to 5 years

Summary information about the Company’s stock options outstanding at June 30, 2003 is as follows (number of shares in thousands):

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
The Clorox Company
Years Ended June 30, 2003, 2002 and 2001
(Millions of Dollars, Except Share and Per-Share Amounts)

14.    Stock Compensation Plans (Continued)

Range of Exercise Price	Options Outstanding	Weighted-Average Remaining Contractual Life in Years	Weighted-Average Exercise Price	Options Exercisable	Weighted-Average Exercise Price
$ 7 – $13	425	1.0	$13	425	$13
13 – 20	449	1.9	17	448	17
20 – 27	2,318	2.8	22	2,318	22
27 – 34	73	4.8	33	69	33
34 – 40	9,793	7.4	37	5,357	37
40 – 47	714	8.3	43	197	44
47 – 54	54	5.6	50	54	50
54 – 61	323	5.8	54	323	54
61 – 67	446	5.8	67	17	67

$ 7 – $67	14,595	6.2	$35	9,208	$32

Compensation expense related to restricted stock programs was $6, $5, and $7 for the fiscal years ended 2003, 2002 and 2001, respectively. The Company also has performance unit programs whereby shares of Company stock are issued to certain officers if the Company’s stock performance meets specified hurdle rates based on comparisons with the performance of companies in a selected peer group and/or the Standard & Poors’ 500. The Company recorded a $6.6 expense and liability for the year ended June 30, 2003 related to one of these programs as performance hurdles were achieved, which resulted in 50% vesting. The Company has not recorded a liability for a second program because the achievement of performance hurdle rates is not probable at this time. Based on the June 30, 2003 market price for the Company’s stock, the potential total expense for this second program is $6.1. Compensation expense related to the performance unit programs was a $7 credit and a $2 charge for the fiscal years ending 2002 and 2001, respectively.

15.    Leases

The company leases transportation equipment and various manufacturing, warehousing, and office facilities. Leases are classified as operating leases and will expire over the next 15 years. The Company expects that in the normal course of business, leases will be renewed or replaced by other leases. The following is a schedule by fiscal year of future minimum rental payments required under the non-cancelable operating lease agreements:

Fiscal Year	Future Minimum Rental Payments
2004	$35
2005	21
2006	15
2007	12
2008	11
Thereafter	25

Total	$119

Rental expense for all operating leases was $56, $56 and $50 in fiscal years 2003, 2002 and 2001, respectively. Space not occupied by the Company in its headquarters building is rented to other tenants under operating leases expiring in 2012. Future minimum rentals to be received total $8 and do not exceed $2 in any one year.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
The Clorox Company
Years Ended June 30, 2003, 2002 and 2001
(Millions of Dollars, Except Share and Per-Share Amounts)

16.    Other (Income) Expense, Net

The major components of other (income) expense, net for the fiscal years ended June 30 are:

	2003	2002	2001
Amortization of trademarks and other intangible assets (and goodwill in 2001)	$11	$12	$60
Equity in earnings of unconsolidated affiliates	(9)	(16)	(16)
Interest income	(3)	(4)	(10)
Gain on sale of businesses, net	(2)	(33)	—
Foreign exchange losses (gains), net	2	(21)	(3)
Other, net	(7)	39	15

Total other (income) expense, net	$(8)	$(23)	$46

17.    Income Taxes

The provision for income taxes consists of the following for the fiscal years ended June 30:

	2003	2002	2001
Current
Federal	$145	$172	$132
State	15	16	23
Foreign	25	31	19

Total current	185	219	174

Deferred
Federal	98	1	(21)
State	7	(3)	(1)
Foreign	(2)	(13)	1

Total deferred	103	(15)	(21)

Total expense (net of tax benefit of $1 on cumulative effect of change in accounting principle in fiscal year 2001)	$288	$204	$153

The components of earnings (loss) from continuing operations before income taxes are as follows for the fiscal years ended June 30:

	2003	2002	2001
United States	$719	$620	$427
Foreign	83	(59)	52

Total	$802	$561	$479

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
The Clorox Company
Years Ended June 30, 2003, 2002 and 2001
(Millions of Dollars, Except Share and Per-Share Amounts)

17.    Income Taxes (Continued)

A reconciliation of the statutory federal income tax rate to the Company’s effective tax rate follows for the fiscal years ended June 30:

	2003	2002	2001
Statutory federal tax rate	35.0%	35.0%	35.0%
State taxes (net of federal tax benefits)	1.8	1.6	2.9
Tax differential on foreign earnings	(0.9)	1.0	0.6
Net adjustment of prior year federal and state tax accruals	0.1	(3.2)	(3.3)
Change in valuation allowance	3.0	6.8	(0.3)
Low income housing tax credits	(1.7)	(2.0)	(2.4)
Other differences	(1.4)	(2.8)	(0.6)

Effective tax rate	35.9%	36.4%	31.9%

Applicable U.S. income and foreign withholding taxes have not been provided on approximately $168 of undistributed earnings of certain foreign subsidiaries at June 30, 2003 since these earnings are considered indefinitely reinvested. Determining the tax liability that would arise if these earnings were remitted is not practicable.

The tax benefit related to the Company’s stock option plans is recorded as an increase to equity when realized. In fiscal years 2003, 2002 and 2001, the Company realized tax benefits of approximately $16, $12 and $9, respectively. Stock option tax benefits are reflected as part of operating cash flows.

Net deferred income tax assets (liabilities), both current and non-current at June 30, result from the tax effects of the following temporary differences:

	2003	2002
Deferred taxes — current
Compensation and benefit programs	$12	$11
Net operating loss and tax credit carryforwards	7	1
Inventory costs	5	6
Accruals and reserves	(13)	37
Other, net	4	3

Subtotal	15	58
Valuation allowance	(5)	(1)

Total current assets, net	10	57

Deferred taxes — noncurrent
Basis difference in fixed and intangible assets	(154)	(118)
Safe harbor lease agreements	(12)	(11)
Unremitted foreign earnings	(4)	(11)
Compensation and benefit programs	67	43
Merger and restructuring costs	7	7
Net operating loss and tax credit carryforwards	33	33
Accruals and reserves	14	5
Tax effect of deferred translation	13	119
Other, net	13	(25)

Subtotal	(23)	42
Valuation allowance	(92)	(65)

Total noncurrent liabilities, net	(115)	(23)

Deferred tax liabilities — net	$(105)	$34

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
The Clorox Company
Years Ended June 30, 2003, 2002 and 2001
(Millions of Dollars, Except Share and Per-Share Amounts)

17.    Income Taxes (Continued)

At June 30, 2003 and 2002, the Company has $13 and $119, respectively, of tax effects associated with cumulative translation adjustments for certain of its foreign subsidiary and equity investments. Previously, these tax balances were classified in other assets and have now been reclassified to deferred income taxes. In computing tax effects of cumulative translation adjustments for certain of its foreign subsidiaries and equity investments in 2003, the Company applied its statutory tax rate to cumulative translation adjustments arising only with respect to earnings of its foreign affiliates that are not indefinitely reinvested, resulting in a deferred tax asset of $13.

As of June 30, 2003, the Company has foreign tax credit carryforwards of $4 with expiration dates between fiscal years 2004 and 2008. The Company also has income tax credit carryforwards in foreign jurisdictions of $3, which have expiration dates between fiscal years 2004 and 2012, and $1, which may be carried forward indefinitely. The tax benefits from foreign net operating loss carryforwards of $29 have expiration dates between fiscal year 2004 and 2013. Additionally, the tax benefit from foreign net operating loss carryforwards of $3 may be carried forward indefinitely.

The Company reviews its deferred tax assets for recoverability. A valuation allowance is established when the Company believes that it is more likely than not that some portion of its deferred tax assets will not be realized. Valuation allowances as of June 30, 2003 and 2002 were $97 and $66 respectively and have been provided to reduce deferred tax assets to amounts considered recoverable. Details of the valuation allowance at June 30 are as follows:

	2003	2002
Valuation allowance at beginning of year	$(66)	$(28)
Impairment losses	(12)	(45)
Other	(19)	7

Valuation allowance at end of year	$(97)	$(66)

The Internal Revenue Service is currently examining the Company’s tax returns for the fiscal years 1997 through 2000. The examination is expected to be completed by the end of the second quarter of fiscal year 2004. The Company maintains an allowance for tax contingencies, the balance of which management believes to be adequate.

18.    Employee Benefit Plans

RETIREMENT INCOME PLANS

The Company has qualified and non-qualified defined benefit plans that cover substantially all of the Company’s domestic employees and certain of its international employees. Benefits are based on either employee years of service and compensation or a stated dollar amount per year of service. The Company is the sole contributor to the plans in amounts deemed necessary to provide benefits and to the extent deductible for federal income tax purposes. Assets of the plans consist primarily of marketable equity and debt security investments. The Company made discretionary qualified domestic pension contributions of $54 and $37 to its domestic qualified retirement income plans in March 2003 and July 2003, respectively.

During the year ended June 30, 2003, the Company recorded $11 of additional pension expense associated with two of its supplemental employee retirement plans. During the mid 1990s, the Company began partially funding these plans by placing assets into two investment trust accounts. In determining the actuarial pension expense for the two plans, the estimated earnings from these assets were included in the calculations. This had the effect of reducing the amount of pension expense recognized in prior periods. The Company has now determined that the earnings from these assets should not have been included in the actuarial calculation of pension expense for the two plans. The $11 charge reflects the cumulative effect of removing the asset return assumptions from the calculations. The Company does not believe the additional expense amounts are material to the periods in which they should have been and were recorded and therefore has not restated prior periods. In its June 30, 2002 balance

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
The Clorox Company
Years Ended June 30, 2003, 2002 and 2001
(Millions of Dollars, Except Share and Per-Share Amounts)

18.    Employee Benefit Plans (Continued)

sheet, the Company presented the accrued liabilities for the two plans net of the assets in the trusts. For purposes of the current year presentation, the Company has reclassified $20 of trust assets to other assets and has reflected the plan’s accrued liabilities at their gross amounts in the June 30, 2003 balance sheet.

At June 30, 2003 and 2002, the Company had minimum gross pension liabilities of $116 and $68, respectively, which were included in accumulated other comprehensive net losses, with an offset to other liabilities. These balances represent the excess of the accumulated benefit obligation over the market value of plan assets. At June 30, 2003, the Company has recorded deferred taxes of $44 associated with the minimum gross pension liabilities with an offset to accumulated other comprehensive net losses.

The projected benefit obligation, accumulated benefit obligation (“ABO”) and fair value of plan assets for those pension plans with an ABO in excess of plan assets were $346, $334 and $269, respectively, as of June 30, 2003 and $288, $273 and $222, respectively, as of June 30, 2002.

RETIREMENT HEALTH CARE

The Company provides certain health care benefits for employees who meet age, participation and length of service requirements at retirement. The plans pay stated percentages of covered expenses after annual deductibles have been met. Benefits paid take into consideration payments by Medicare. The plans are unfunded, and the Company has the right to modify or terminate certain of these plans.

The assumed health care cost trend rate used in measuring the accumulated post-retirement benefit obligation (“APBO”) was 13% for 2003-2004. These rates were assumed to gradually decrease by 2% for the next two years, then by 1% each year thereafter with the final year decreasing by 0.5% until an ultimate trend of 5.5% is reached in 2010. Changes in these rates can have a significant effect on amounts reported. A one percentage point increase or decrease in the trend rates would decrease or increase the June 30, 2003 APBO by $0.7 and decrease or increase the fiscal year 2003 expense by less than $0.1.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
The Clorox Company
Years Ended June 30, 2003, 2002 and 2001
(Millions of Dollars, Except Share and Per-Share Amounts)

18.    Employee Benefit Plans (Continued)

Summarized information for the Company’s retirement income and health care plans are as follows as of and for the fiscal years ended June 30:

	Retirement Income Plans		Retirement Health Care
	2003	2002	2003	2002
Change in benefit obligations
Benefit obligation at beginning of year	$335	$308	$75	$77
Service cost	10	11	2	2
Interest cost	24	23	5	5
Plan amendments	1	1	(4)	(7)
Plan adjustments	—	—	(4)	—
Employee contributions to deferred compensation plans	8	3	—	—
Actuarial loss	31	14	4	4
Benefits paid	(26)	(25)	(4)	(6)

Benefit obligation at end of year	383	335	74	75

Change in plan assets
Fair value of assets at beginning of year	245	288	—	—
Actual return on plan assets	10	(21)	—	—
Plan adjustments	(20)	—	—	—
Employer contribution	60	3	4	6
Benefits paid	(26)	(25)	(4)	(6)

Fair value of plan assets at end of year	269	245	—	—
Unfunded status	(114)	(90)	(74)	(75)
Unrecognized prior service cost	(4)	(5)	(13)	(11)
Unrecognized loss	135	95	9	5

Prepaid/(accrued) benefit cost	$17	$—	$(78)	$(81)

Amount recognized in the balance sheets consists of:
Prepaid benefit cost	$—	$9	$—	$—
Accrued benefit liability	(99)	(77)	(78)	(81)
Accumulated other comprehensive net losses	116	68	—	—

Net amount recognized	$17	$—	$(78)	$(81)

	Retirement Income Plans		Retirement Health Plans
	2003	2002	2003	2002
Weighted-average assumptions as of June 30:
Discount rate	6.25%	6.75% to 7.25%	6.25%	7.25%
Rate of compensation increase	3.5% to 5.50%	3.5% to 7.25%	N/A	N/A
Expected return on plan assets	7% to 8.25%	8% to 9.5%	N/A	N/A

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
The Clorox Company
Years Ended June 30, 2003, 2002 and 2001
(Millions of Dollars, Except Share and Per-Share Amounts)

18.    Employee Benefit Plans (Continued)

	Retirement Income Plans			Retirement Health Plans
	2003	2002	2001	2003	2002	2001
Components of net periodic benefit cost
Service cost	$10	$11	$12	$2	$2	$2
Interest cost	24	23	21	5	5	5
Expected return on plan assets	(30)	(31)	(31)	—	—	—
Plan adjustments	11	—	—	(4)	—	—
Amortization of unrecognized items	(1)	(1)	(7)	(1)	(1)	1

Total net periodic benefit cost (income)	$14	$2	$(5)	$2	$6	$8

The Company has defined contribution plans for most of its domestic employees not covered by collective bargaining agreements. The cost of those plans is based on the Company’s profitability and participants’ deferrals. The plans include The Clorox Company Employee Retirement Investment Plan (ERIP) which has two components, a 401(k) component and a profit sharing component. Employee contributions made to the 401(k) component are partially matched with the Company’s contributions. Company contributions to the profit sharing component are discretionary and are based on performance targets based on sales, operating margins, and return on invested capital (“ROIC”). ROIC is defined as net operating earnings after taxes divided by average invested capital. The aggregate cost of the defined contribution plans, including the ERIP, was $33 in fiscal year 2003, $38 in fiscal year 2002 and $3 in fiscal year 2001.

19.    Industry Segment Information

Information regarding the Company’s operating segments is shown below. Each segment is individually managed with separate operating results that are reviewed regularly by the chief operating decision makers. Information presented below for prior years has been reclassified to conform to the current year’s presentation of segment results. Intersegment sales are insignificant. The operating segments include:

•	Household Products — North America: Includes cleaning, bleach, water filtration products, and the food storage and disposal categories marketed in the United States and all products marketed in Canada.

•	Specialty Products: Includes charcoal, the United States and European automotive care businesses, cat litter, insecticides, food products and professional products.

•	Household Products — Latin America/Other: Includes operations outside the United States and Canada, excluding the European automotive care business.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
The Clorox Company
Years Ended June 30, 2003, 2002 and 2001
(Millions of Dollars, Except Share and Per-Share Amounts)

19.    Industry Segment Information (Continued)

The table below represents operating segment information as of and for the fiscal years ended June 30:

	Fiscal Year	Household Products North America	Specialty Products	Household Products Latin America/ Other	Corporate Interest and Other	Total Company
Net sales	2003	$2,282	$1,369	$493	$—	$4,144
	2002	2,198	1,304	520	—	4,022
	2001	2,097	1,222	540	—	3,859
Earnings (losses) from continuing operations before income taxes	2003	607	521	66	(392)	802
	2002	535	517	(66)	(425)	561
	2001	453	397	74	(445)	479
Equity in earnings of affiliates	2003	—	—	9	—	9
	2002	—	—	16	—	16
	2001	—	—	16	—	16
Identifiable assets	2003	1,494	733	591	834	3,652
	2002	1,397	876	640	611	3,524
Capital expenditures	2003	47	37	9	112	205
	2002	46	30	9	91	176
	2001	62	32	29	67	190
Depreciation and amortization	2003	78	26	16	71	191
	2002	82	26	22	59	189
	2001	92	38	41	53	224
Non-cash charges included in costs of products sold and merger, restructuring and asset impairment	2003	126	—	33	—	159
	2002	9	—	143	—	152
	2001	60	24	10	—	94

Corporate, Interest and Other includes certain non-allocated administrative costs, amortization of trademarks and other intangible assets (and goodwill in fiscal year 2001), interest income, interest expense, and other income and expense. Merger, restructuring and asset impairment costs and related inventory write-offs totaling $159, $180, and $98 in fiscal years 2003, 2002 and 2001, respectively, have been allocated to the applicable segment. These charges by segment, have been allocated as follows: Household Products — North America, $126 in fiscal year 2003, $14 in fiscal year 2002 and $61 in fiscal year 2001; Specialty Products, $26 in fiscal year 2001; Household Products — Latin America/Other, $33 in fiscal year 2003, $159 in fiscal year 2002, $11 in fiscal year 2001; and Corporate, Interest and Other, $7 in fiscal year 2002. Corporate assets include cash and cash equivalents, the Company’s headquarters and research and development facilities. The aggregate net pre-tax gain on divestitures totaling $2 for fiscal year ended 2003, $33 for fiscal year ended 2002 is included in the Specialty Products and Household Products — North America segments.

Net sales to the Company’s largest customer, Wal-Mart Stores, Inc. and its affiliates, were 25%, 23%, and 20% of consolidated net sales in fiscal years 2003, 2002 and 2001, respectively. The Household Products — North America and Specialty Products segments net sales to Wal-Mart Stores, Inc. and its affiliates were no greater than 30% and 24%, respectively, of net sales for those segments for any of the fiscal years ended June 30, 2003, 2002 and 2001. No other customer exceeded 6% of net sales in any year.

Sales of Clorox liquid bleach represent approximately 10% of total Company net sales. No other brand exceeded 10% of net sales in any year.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
The Clorox Company
Years Ended June 30, 2003, 2002 and 2001
(Millions of Dollars, Except Share and Per-Share Amounts)

20.    Guarantees, Commitments and Contingent Liabilities

In conjunction with divestitures and other transactions, the Company may provide routine indemnifications relating to the enforceability of trademarks, retention of pre-existing legal, tax, environmental and employee liabilities, as well as provisions for product returns and other items. The Company has several indemnification agreements in effect through 2006 that specify a maximum possible indemnification exposure. The Company’s aggregate exposure from these agreements is capped at $42, however based on historical experience and evaluation of the specific agreements, the Company does not believe that any significant payments will result. The Company may also be subject through other contracts and agreements to similar types of indemnifications and coverages where the amounts and duration are not explicitly defined. Where appropriate, an obligation for such indemnifications is recorded as a liability at inception.

The Company is also subject to various lawsuits and claims, which include contract disputes, product liability, patent and trademark, advertising and tax matters. Although the results of claims and litigation cannot be predicted with certainty, it is the opinion of management, after consultation with counsel, that the ultimate disposition of these matters, to the extent not previously provided for, will not have a material adverse effect, individually or in the aggregate, on the Company’s consolidated financial statements taken as a whole. The potential cost to the Company related to ongoing environmental matters is uncertain due to such factors as: the unknown magnitude of possible pollution and clean-up costs; the complexity and evolving nature of laws and regulations and their interpretations; and the timing, varying costs and effectiveness of alternative clean-up technologies. As of June 30, 2003, approximately $17 was accrued for such probable future costs, without discounting for present value.

In addition, the Company is under contract to purchase raw materials at various indexed prices through 2006. Estimated annual purchase commitments based on annual requirements and current market prices are $41, $29, and $13 in each of fiscal years 2004 through 2006.

21.    Earnings per Share

A reconciliation of the weighted average number of common shares outstanding (in thousands) used to calculate basic and diluted earnings per common share is as follows for the fiscal years ended June 30:

	2003	2002	2001
Basic	218,174	231,849	236,149
Stock options and other	2,518	2,855	3,334

Diluted	220,692	234,704	239,483

Stock options to purchase 1,045,413, 1,141,797, and 2,989,105 shares of common stock for the fiscal years ended June 30, 2003, 2002 and 2001, respectively, were not included in the computation of diluted net earnings per common share because the exercise price of the stock options was greater than the average market price of the common shares and therefore the effect would be antidilutive.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
The Clorox Company
Years Ended June 30, 2003, 2002 and 2001
(Millions of Dollars, Except Share and Per-Share Amounts)

22.    Quarterly Data (Unaudited)

The Company’s quarterly data is as follows:

	Quarters Ended
	September 30	December 31	March 31	June 30	Total Year (4)
In millions, except market price and per-share amounts.
Fiscal year ended June 30, 2003
Net sales	$1,047	$926	$1,019	$1,152	$4,144
Cost of products sold	544	496	555	630	2,225
Earnings from continuing operations	$158	$87	$112	$157	$514
Earnings (losses) from discontinued operations, net of tax	(13)	2	(2)	(8)	(21)

Net earnings (1)	$145	$89	$110	$149	$493

Per common share:
Net earnings
Basic
Continuing operations	$0.71	$0.40	$0.52	$0.73	$2.36
Discontinued operations	(0.06)	0.01	(0.01)	(0.04)	(0.10)

Net earnings	$0.65	$0.41	$0.51	$0.69	$2.26

Diluted
Continuing operations	$0.71	$0.39	$0.51	$0.72	$2.33
Discontinued operations	(0.06)	0.01	(0.01)	(0.04)	(0.10)

Net earnings	$0.65	$0.40	$0.50	$0.68	$2.23

Dividends	$0.22	$0.22	$0.22	$0.22	$0.88
Market price (NYSE)
High	$43.85	$46.59	$47.11	$48.37	$48.37
Low	31.92	38.33	37.40	41.40	31.92
Year-end					42.65

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
The Clorox Company
Years Ended June 30, 2003, 2002 and 2001
(Millions of Dollars, Except Share and Per-Share Amounts)

22.    Quarterly Data (Unaudited) (Continued)

	Quarters Ended
	September 30	December 31	March 31	June 30	Total Year (4)
In millions, except market price and per-share amounts.
Fiscal year ended June 30, 2002
Net sales	$984	$887	$1,023	$1,128	$4,022
Cost of products sold	560	505	589	625	2,279
Earnings from continuing operations	$111	$42	$50	$154	$357
Earnings (losses) from discontinued operations	(32)	9	(4)	(8)	(35)

Net earnings (1), (2), (3)	$79	$51	$46	$146	$322

Per common share:
Net earnings
Basic
Continuing operations	$0.47	$0.18	$0.22	$0.68	$1.54
Discontinued operations	(0.13)	0.04	(0.02)	(0.04)	(0.15)

Net earnings	$0.34	$0.22	$0.20	$0.64	$1.39

Diluted
Continuing operations	$0.46	$0.18	$0.21	$0.67	$1.52
Discontinued operations	(0.13)	0.04	(0.01)	(0.04)	(0.15)

Net earnings	$0.33	$0.22	$0.20	$0.63	$1.37

Dividends	$0.21	$0.21	$0.21	$0.21	$0.84
Market price (NYSE)
High	$39.71	$40.85	$45.35	$47.95	$47.95
Low	33.85	34.83	38.45	40.60	33.85
Year-end					41.35

(1)	Net earnings for the first and second quarters of fiscal year 2003 include the pre-tax effect of restructuring and asset impairment charges of $3 and $30, respectively. Net earnings for the first, second, third and fourth quarters of fiscal year 2002 include the pre-tax effect of restructuring and asset impairment charges of $12, $66, $100 and $6, respectively.
(2)	Net earnings for the third quarter of fiscal year 2002 include the pre-tax effect of the net gain of $33 recognized on the sales of the Maxforce and Himolene businesses.
(3)	Net earnings for the fourth quarter of fiscal year 2002 includes the pre-tax effect of the reversal to income of the net accrued liability of $10 related to one of the Company’s performance unit programs.
(4)	Due to rounding, totals for the years may not equal the sum of the quarterly amounts.

RESPONSIBILITY FOR CONSOLIDATED FINANCIAL STATEMENTS

The Company’s management is responsible for the preparation of the accompanying consolidated financial statements and for their content as well as other information contained in this annual report. These financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and include amounts which are based on management’s best estimates and judgments.

The Company maintains a system of internal accounting controls that includes selection and development of employees, division of duties, and written accounting and operating policies and procedures augmented by a continuing internal audit program. Although there are inherent limitations in the effectiveness of any system of accounting controls, the Company believes that its system provides reasonable, but not absolute, assurance that its assets are safeguarded from unauthorized use or disposition and that its accounting records are sufficiently reliable to permit the preparation of financial statements that conform in all material respects with accounting principles generally accepted in the United States of America. See also the certifications attached as Exhibits 31-1, 31-2 and 32 to the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2003.

The Company has retained Ernst & Young LLP, independent public accountants, to audit the 2003 financial statements. Their accompanying report is based on an examination conducted in accordance with auditing standards generally accepted in the United States of America, which includes a review of the Company’s systems of internal control as well as tests of accounting records and procedures sufficient to enable them to render an opinion on the Company’s financial statements, taken as a whole.

The Board of Directors has an audit committee composed of independent directors. The Committee meets periodically and independently throughout the year with management, internal auditors and the independent accountants to discuss the Company’s internal accounting controls, auditing and financial reporting matters. The internal auditors and independent accountants have unrestricted access to the audit committee.

INDEPENDENT AUDITORS’ REPORT

To the Stockholders and Board of Directors of The Clorox Company:

We have audited the accompanying consolidated balance sheet of The Clorox Company and subsidiaries as of June 30, 2003, and the related consolidated statements of earnings, stockholders’ equity, and cash flows for the year then ended. Our audit also included the financial statement schedule listed in the index at Item 15(a)(2) for the year ended June 30, 2003. These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of The Clorox Company and subsidiaries at June 30, 2003, and the consolidated results of their operations and their cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ ERNST & YOUNG LLP

San Francisco, California
August 11, 2003

INDEPENDENT AUDITORS’ REPORT

The Stockholders and Board of Directors of The Clorox Company:

We have audited the accompanying consolidated balance sheet of The Clorox Company and its subsidiaries (the “Company”) as of June 30, 2002, and the related consolidated statements of earnings, stockholders’ equity and cash flows for the fiscal years ended June 30, 2002 and 2001. Our audits also included the financial statement schedule listed in the index at Item 15(a)(2) for the fiscal years ended June 30, 2002 and 2001. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 2002, and the results of its operations and its cash flows for the fiscal years ended June 30, 2002 and 2001 in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ DELOITTE & TOUCHE LLP

Oakland, California
September 4, 2002

FIVE-YEAR FINANCIAL SUMMARY

The Clorox Company

Years ended June 30	2003	2002	2001	2000	1999
In millions, except share and per-share data.
OPERATIONS
Net sales	$4,144	$4,022	$3,859	$3,941	$3,828

Cost of products sold	2,225	2,279	2,289	2,215	2,144
Operating expenses	1,064	983	898	939	949
Interest and other expense, net	20	15	134	132	129
Merger, restructuring and asset impairment	33	184	59	36	180

Total costs and expenses	3,342	3,461	3,380	3,322	3,402

Earnings from continuing operations before income taxes	802	561	479	619	426
Income taxes	288	204	153	218	173

Earnings from continuing operations	514	357	326	401	253
Losses from discontinued operations, net of tax	(21)	(35)	(1)	(7)	(7)
Cumulative effect of change in accounting principle	—	—	(2)	—	—

Net earnings	$493	$322	$323	$394	$246

Change in net sales	3%	4%	–2%	3%	3%
Change in net earnings	53%	—	–18%	60%	–28%
COMMON STOCK
Weighted average shares outstanding (in thousands)
Basic	218,174	231,849	236,149	236,108	235,364
Diluted	220,692	234,704	239,483	239,614	240,002
Earnings (losses) per common share
Basic
Continuing operations	$2.36	$1.54	$1.39	$1.70	$1.08
Discontinued operations	(0.10)	(0.15)	(0.01)	(0.03)	(0.03)
Cumulative effect of change in accounting principle	—	—	(0.01)	—	—

Basic net earnings per common share	$2.26	$1.39	$1.37	$1.67	$1.05

Diluted
Continuing operations	$2.33	$1.52	$1.37	$1.67	$1.06
Discontinued operations	(0.10)	(0.15)	(0.01)	(0.03)	(0.03)
Cumulative effect of change in accounting principle	—	—	(0.01)	—	—

Diluted net earnings per common share	$2.23	$1.37	$1.35	$1.64	$1.03

Dividends per common share	$0.88	$0.84	$0.84	$0.80	$0.71
Stockholders’ equity per common share at end of year	$5.69	$6.13	$8.17	$7.73	$6.78
OTHER DATA
Property, plant and equipment, net	$1,072	$992	$1,036	$1,070	$1,040
Capital expenditures	205	176	190	154	173
Long-term debt	495	678	685	590	702
Total assets	3,652	3,524	4,028	4,377	4,156
Stockholders’ equity	1,215	1,366	1,933	1,819	1,594
Return on net sales (1)	12%	8%	8%	10%	6%
Return on average stockholders’ equity (2)	38%	19%	18%	23%	16%

(1)	Return on net sales is calculated by dividing net earnings by net sales.

(2)	Return on average stockholders’ equity is calculated by dividing net earnings by the average of the last five quarters of stockholders’ equity.

THE CLOROX COMPANY 1221 BROADWAY OAKLAND, CA 94612-1888

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VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call. You will be prompted to enter your 12-digit Control Number which is located below and then follow the simple instructions the Vote Voice provides you.

VOTE BY MAIL
Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	CLOROX	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
THE CLOROX COMPANY
THE DIRECTORS RECOMMEND A VOTE “FOR” THE ELECTION OF THE NOMINEES FOR DIRECTOR AND "FOR" PROPOSALS 2 AND 3.
Vote On Directors			For All	Withhold All	For All Except	To withhold authority to vote, mark “For All Except” and write the nominee’s number on the line below.
1.	To elect as Directors the nominees listed below:
	01) Daniel Boggan, Jr. 02) Tully M. Friedman 03) Christoph Henkel 04) William R. Johnson 05) Gerald E. Johnston 06) Robert W. Matschullat	07) Gary G. Michael 08) Klaus Morwind 09) Jan L. Murley 10) Lary R. Scott 11) Michael E. Shannon 12) G. Craig Sullivan	[_]	[_]	[_]

		For	Against	Abstain
Vote On Proposals
2.	Proposal to approve The Clorox Company Independent Directors’ Stock-Based Compensation Plan.	[_]	[_]	[_]

3.	Proposal to ratify the selection of Ernst & Young LLP, certified public accountants, for the fiscal year ending June 30, 2004.	[_]	[_]	[_]

4.	In their discretion, upon such other matters that may properly come before the meeting or any adjournment or adjournments thereof.

The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned Stockholder(s). If no direction is made, this proxy will be voted FOR the election of each of the nominees for Director and FOR Proposals 2 and 3. If any other matters properly come before the meeting, or if cumulative voting is required, the person named in this proxy will vote in their discretion.

For comments, please check this box and write
them on the back where indicated                     [_]

Please indicate if you plan to attend this meeting      [_]        [_]

                                                        Yes       No

Signature [PLEASE SIGN WITHIN BOX] Date	Signature (Joint Owners) Date

CLOROX HAS EXPANDED THE SERVICES AVAILABLE ON OUR SHAREHOLDER DIRECT LINE.

Call Shareholder.com at (888) CLX-NYSE (259-6973) to access the following information:

Press 1	Delayed Stock Quote
Press 2	Dividend and Earnings Information
Press 3	News Releases
Press 4	Printed Materials Requests
Press 1 to request faxed press releases
Press 2 to request a mailing copy of available printed materials
Press 5	Shareholder Services
Press 1 to reach Clorox’s transfer agent
Press 2 to reach Clorox Investor Relations
Press 6	Frequently Asked Questions

Log on to www.clorox.com/investors to view many of these same items online or to request mailed materials. You can also sign up for Clorox’s news by e-mail service.

THE CLOROX COMPANY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE CLOROX COMPANY

ANNUAL MEETING OF STOCKHOLDERS
NOVEMBER 19, 2003

The stockholder(s) whose signature(s) appear(s) on the reverse side hereby appoint(s) Peter D. Bewley, Daniel J. Heinrich and Gerald E. Johnston, and each of them individually, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of The Clorox Company that the stockholders whose signature(s) appear(s) on the reverse side would be entitled to vote, if personally present, at the Annual Meeting of Stockholders to be held at 9:00 a.m., Pacific Time on Wednesday, November 19, 2003, at the offices of the Company at 1221 Broadway, Oakland, California, and any adjournment or postponement thereof.

     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDERS. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR EACH PROPOSAL.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

Comments:

(If you noted any Comments above, please mark corresponding box on the reverse side.)

CONTINUED AND TO BE SIGNED ON REVERSE SIDE